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TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Uranium Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

Dear URI Stockholder:

        You are cordially invited to attend a special meeting of stockholders of Uranium Resources, Inc. ("URI"), to be held on January 29, 2014 at 9:00 a.m., local time, at our headquarters, located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112. We are calling the special meeting to ask you to consider and vote on a proposal to approve the recent senior secured loan agreement entered into between URI and Resource Capital Fund V L.P. ("RCF") and the issuance of shares of URI common stock upon the conversion of the amounts drawn under the loan agreement or otherwise issuable thereunder.

        As previously announced, we entered into the loan agreement with RCF, our largest stockholder, on November 13, 2013, and we borrowed an initial $3.0 million under the loan agreement shortly thereafter. Subject to the satisfaction of certain conditions, another $2.0 million will be available to us following stockholder approval of the loan agreement at the special meeting, and two additional tranches of $5.0 million each will be available between April 15, 2014 and June 30, 2014 and between July 15, 2014 and September 30, 2014, respectively, at our election. The loan agreement is intended to support our operating costs through 2014.

        Drawdown of the facility was possible prior to stockholder approval of the loan agreement because the initial $3.0 million drawn is not convertible into shares of URI common stock until stockholder approval at the special meeting. Following stockholder approval, RCF may convert amounts drawn under the loan agreement into shares of URI common stock at a rate of $2.60 per share, subject to adjustment. If we fail to obtain stockholder approval by January 31, 2014, we will be unable to draw the remaining $12.0 million available under the loan agreement and will be required to repay the initial $3.0 million advance by April 1, 2014. We had a cash balance of approximately $1.9 million as of December 11, 2013.

        RCF beneficially owns approximately 32.8% of our outstanding common stock and is, in the normal course, able to vote at stockholder meetings. However, our Board of Directors has determined, and RCF concurs, that as a matter of good corporate governance shares owned by RCF and its affiliates should not determine the outcome of the meeting, and approval of the loan agreement and the issuance of shares thereunder will be subject to the approval of a majority of votes cast at the special meeting, excluding shares beneficially owned by RCF or its affiliates. As a consequence, disinterested stockholders will determine the outcome of the vote.

        Our Board of Directors unanimously recommends a vote "FOR" the approval of the loan agreement and the issuance of shares of URI common stock thereunder.

        Please read the accompanying proxy statement for information about the matters to be voted upon. Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your proxy as soon as possible via the internet, by telephone or by mailing the enclosed proxy card.

Very truly yours,

Christopher M. Jones
President and Chief Executive Officer

Centennial, Colorado
December     , 2013

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

URANIUM RESOURCES, INC.

6950 SOUTH POTOMAC STREET, SUITE 300
CENTENNIAL, COLORADO 80112
www.uraniumresources.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 29, 2014

To the Stockholders of URANIUM RESOURCES, INC.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Uranium Resources, Inc., a Delaware corporation (the "Company" or "URI"), will be held at the Company's offices located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112 on January 29, 2014, at 9:00 a.m., local time, for the following purposes:

  1.
  To approve the terms of the senior secured loan agreement (the "Loan Agreement") between the Company and Resource Capital Fund V L.P., under which the Company may borrow up to $15.0 million, and the issuance of approximately 7.5 million shares of URI common stock (subject to adjustment), consisting of approximately 5.8 million shares issuable upon the conversion of amounts drawn under the Loan Agreement and approximately 1.7 million shares issuable in satisfaction of interest and fees under the Loan Agreement, as described in the accompanying proxy statement;

  2.
  To authorize an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1; and

  3.
  To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Board of Directors unanimously recommends that you vote FOR the above proposals.

        The Board of Directors has fixed the close of business on December 11, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

        Your vote is very important, regardless of the number of shares you own. Whether or not you plan to be present at the Special Meeting, we urge you to submit your proxy as soon as possible so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured.

        You may submit your proxy by completing, signing, dating and returning the enclosed proxy card by mail, or you may submit your proxy by telephone or electronically through the internet, as further described on the proxy card. Please do not return the enclosed paper ballot if you are voting over the internet or by telephone. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the Special Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to provide voting instructions for your shares.

                      By Order of the Board of Directors

                      John W. Lawrence, Secretary

Centennial, Colorado
December     , 2013

URANIUM RESOURCES, INC.

6950 SOUTH POTOMAC STREET, SUITE 300
CENTENNIAL, COLORADO 80112
www.uraniumresources.com

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 29, 2014

        This proxy statement and the enclosed proxy is furnished to stockholders of Uranium Resources, Inc., a Delaware corporation (the "Company" or "URI"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting of Stockholders (the "Special Meeting") to be held at the Company's offices located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112 on January 29, 2014, at 9:00 a.m., local time, and any postponement or adjournments thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement and the enclosed proxy will first be mailed to stockholders of record on or about December     , 2013.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JANUARY 29, 2014: This proxy statement and the proxy card are available at http://urre.client.shareholder.com.

Purpose of the Special Meeting

        The Special Meeting is being called to consider the following matters:

  •
  Proposal 1—To approve the terms of the senior secured loan agreement (the "Loan Agreement") between the Company and Resource Capital Fund V L.P. ("RCF"), a copy of which is attached hereto as Annex A, under which the Company may borrow up to $15.0 million, and the issuance of approximately 7.5 million shares of URI common stock (subject to adjustment), consisting of approximately 5.8 million shares issuable upon the conversion of amounts drawn under the Loan Agreement and approximately 1.7 million shares issuable in satisfaction of interest and fees under the Loan Agreement, as described herein;

  •
  Proposal 2—To authorize an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1; and

  •
  To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Record Date and Outstanding Shares

        The record date for the Special Meeting is December 11, 2013 (the "Record Date"). Only stockholders of record at the close of business on the Record Date are entitled to notice of, to attend and to vote at the Special Meeting. At the close of business on the Record Date, there were 19,800,690 shares of URI common stock outstanding and entitled to vote at the Special Meeting.

Voting

        Each holder of URI common stock is entitled to one vote for each share of common stock held as of the close of business on the Record Date.

        If you are a holder of record of URI common stock, you can vote in any one of the following ways:

  •
  by signing and returning the proxy card in the enclosed postage pre-paid addressed envelope;

  •
  on the internet or by telephone by following the instructions on the enclosed proxy card; or

  •
  by attending the Special Meeting and voting in person.

        Proxies submitted by telephone or the internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the internet should not return their proxy cards by mail.

        If you hold your shares in "street name" through a broker, bank or nominee (an "Intermediary"), you can vote in any of the following ways:

  •
  by instructing your Intermediary to vote your shares following the directions provided by such Intermediary, which may include providing voting instructions over the internet, by telephone or by mailing a voting instruction card; or

  •
  by attending the Special Meeting and voting in person, but only if you obtain a legal proxy from the Intermediary that holds your shares giving you the right to vote the shares.

        Each of the proposals is a non-discretionary item, which means that if you do not provide voting instructions to the Intermediary that holds your shares, the Intermediary will not be able to vote your shares. In order to vote your shares, you must provide voting instructions to the Intermediary by the deadline provided in the materials you receive from the Intermediary. If the Intermediary that holds your shares cannot vote your shares on a particular matter because it has not received instructions from you, this is referred to as a "broker non-vote."

Voting of Proxies

        Shares of URI common stock represented by properly executed proxies received before the Special Meeting will be voted at the Special Meeting in the manner specified on the proxies. Physical proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted "FOR" each of the proposals presented at the Special Meeting.

        Your vote is important.    Accordingly, if you are a holder of URI common stock, please submit your proxy by telephone, through the internet or by mail, whether or not you plan to attend the Special Meeting in person. Proxies submitted by internet or telephone must be received by 11:59 p.m. eastern time on January 28, 2014. Proxies submitted by mail must be received by January 28, 2014. If your shares of common stock are held by an Intermediary, please provide a proxy from such Intermediary or direct the Intermediary how to vote your shares.

        If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Special Meeting.

Revocation of Proxies

        You may revoke your proxy and/or change your vote at any time before your shares are voted at the Special Meeting.

        If you are a holder of record of URI common stock, you can revoke your proxy and/or change your vote by:

  •
  sending a written notice stating that you revoke your proxy to the Company at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112, Attn: Corporate Secretary, as long as the notice bears a date subsequent to the date of the proxy and is received no later than two business days prior to the Special Meeting;

  •
  submitting a valid, later-dated proxy by mail, telephone or through the internet that is received prior to the Special Meeting; or

  •
  attending the Special Meeting and voting by ballot in person. Your attendance at the Special Meeting will not, by itself, revoke any proxy that you have previously given. You must notify a representative of the Company at the Special Meeting of your desire to revoke your proxy and vote in person.

        For shares you hold beneficially in "street name" through an Intermediary, you may change your vote by submitting new voting instructions to your Intermediary or, if you have obtained a legal proxy from your Intermediary giving you the right to vote your shares, by attending the Special Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Special Meeting in person and so request, although attendance at the Special Meeting will not by itself revoke a previously granted proxy.

Voting in Person

        Stockholders of the Company may vote in person at the Special Meeting even if they already have provided their proxy in the manner described in this proxy statement and in the accompanying proxy card. Such stockholders must notify a representative of the Company at the Special Meeting of their desire to revoke their proxy and vote in person. Please note that shares of URI common stock may only be voted by the record owner of such shares, so stockholders whose shares are held in the name of an Intermediary and who wish to vote those shares in person at the Special Meeting must obtain a valid proxy from the Intermediary in order to vote the shares in person at the Special Meeting.

Votes Required

        Assuming the presence of a quorum, the following vote is required for each proposal:

  •
  The approval of Proposal 1 (proposal to approve the Loan Agreement and the issuance of shares of URI common stock thereunder) requires the affirmative vote of a majority of the total votes cast by the holders of URI common stock, other than common stock beneficially owned by RCF and its affiliates, in person or by proxy, on this proposal at the Special Meeting. Abstentions and broker non-votes will not be treated as votes cast on this proposal and thus will have no effect on the outcome of this proposal.

  •
  The approval of Proposal 2 (proposal to approve an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies) requires the affirmative vote of a majority of the total votes cast by the holders of URI common stock, in person or by proxy, on this proposal at the Special Meeting. Abstentions and broker non-votes will not be treated as votes cast on this proposal and thus will have no effect on the outcome of this proposal.

Recommendation of the Board Regarding the Proposals

        The Board has approved each of the proposals and unanimously recommends that stockholders vote "FOR" Proposal 1 (proposal to approve the Loan Agreement and the issuance of shares of URI common stock thereunder) and "FOR" Proposal 2 (proposal to approve an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies). Your proxy will be so voted, unless you specify otherwise.

Vote Tabulation

        The Company will appoint one or more inspectors of election to conduct the voting at the Special Meeting. Prior to the Special Meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the Special Meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for, against or abstaining. If you are a stockholder of record, your signed proxy card is returned directly to our transfer agent for tabulation. If you hold your shares in "street name" through an Intermediary, your Intermediary will return one proxy card to our transfer agent (or vote its shares as otherwise permitted) on behalf of its clients.

Quorum; Abstentions and Broker Non-Votes

        In order to carry on the business of the Special Meeting, we must have a quorum. The presence, in person or by proxy, of the holders of one-third of the shares of URI common stock outstanding and entitled to vote on the Record Date is necessary to establish a quorum. Abstentions and broker non-votes will be considered as present at the Special Meeting for purposes of establishing a quorum.

Costs of Solicitation

        The accompanying proxy is being solicited on behalf of the Board. All expenses for soliciting proxies for the Special Meeting, including the expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof, will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, electronic mail and facsimile by directors, officers and regular employees of the Company. None of the Company's directors, officers or employees will receive any additional compensation for soliciting proxies on behalf of the Board. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of URI common stock held of record by those owners. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service. We have engaged Regan & Associates, Inc. to assist us with the solicitation of proxies for the Special Meeting. We expect to pay Regan & Associates, Inc. approximately $35,000 for their services.

No Dissenters or Appraisal Rights

        Under the General Corporation Law of the State of Delaware, our Restated Certificate of Incorporation (as amended) and our Amended and Restated Bylaws, the holders of URI common stock will not be entitled to dissenter's rights or appraisal rights in connection with the proposals.

Description of Common Stock

        Each share of URI common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of URI common stock can elect all of the Company's directors. There are no preemptive, subscription, conversion or redemption rights pertaining to the Company's common stock. Holders of URI common stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of assets legally available and to share ratably in the Company's assets upon liquidation.

Interest of Certain Persons in Matters to be Acted Upon

        So long as any amounts remain outstanding under the Loan Agreement, RCF is entitled to have two designees placed in nomination for seats on the Company's Board of Directors. In addition, under a Stockholders' Agreement between RCF and the Company dated March 1, 2012, as subsequently modified by a Bridge Loan Agreement between the Company and RCF dated December 17, 2012, so long as RCF and its affiliates own or hold shares of URI common stock which in the aggregate exceed 10% of the Company's issued and outstanding common stock, RCF is entitled to have one designee placed in nomination for a seat on the Company's Board of Directors, and so long as RCF and its affiliates own or hold shares of URI common stock which in the aggregate exceed 25% of the Company's issued and outstanding common stock, RCF is entitled to have an additional designee placed in nomination for a seat on the Company's Board of Directors. John H. Pfahl and Mark K. Wheatley currently serve as RCF's designees to the Company's Board of Directors. Mr. Pfahl is employed as a Senior Associate by RCF Management L.L.C., an affiliate of RCF. Mr. Wheatley and RCF are also party to an agreement pursuant to which Mr. Wheatley may be entitled to additional compensation from RCF upon RCF's sale of its holdings in the Company. See Proposal 1, "Approval of Loan Agreement and Issuance of URI Common Stock Thereunder—Description of RCF Ownership and Control Rights" for additional information about RCF's ownership in the Company and certain control rights of RCF.

        Other than the foregoing, no person who has served as a director or executive officer of the Company since the beginning of the last fiscal year, nor any associate of such person, has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposals that is not shared pro rata by all other stockholders.

Other Business

        The Board is not aware of any matter, other than the matters described in this proxy statement, to be presented for action at the Special Meeting. However, if any other business properly comes before the Special Meeting, the person or persons named in the enclosed form of proxy will vote the proxy in accordance with his, her or their best judgment on such matters.

 PROPOSAL 1

APPROVAL OF LOAN AGREEMENT AND
ISSUANCE OF URI COMMON STOCK THEREUNDER

General

        On November 13, 2013, the Company, together with each of the Company's subsidiaries as guarantors, entered into the Loan Agreement with RCF, pursuant to which RCF provided a senior secured loan facility (the "Facility") to the Company under which the Company may draw up to $15.0 million. Under NASDAQ rules, the Company must seek stockholder approval before issuing any shares under the Loan Agreement. The Loan Agreement requires that the Company use its best efforts to call and hold a stockholders meeting by no later than January 31, 2014 in order to approve the issuance of shares thereunder. Accordingly, the Company is seeking stockholder approval of the Loan Agreement, a copy of which is attached hereto as Annex A, and the issuance of shares thereunder at the Special Meeting.

Reasons for Stockholder Approval

        Our common stock is listed on the NASDAQ Capital Market and, as such, we are subject to the NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 5635(d) requires that an issuer obtain stockholder approval prior to the issuance of common stock if such issuance is for less than the greater of book or market value of the common stock and would equal 20% or more of the common stock or voting power of the issuer outstanding before the issuance. The initial conversion price of amounts drawn under the Facility is $2.60 per share, which is less than the greater of the book or market value of our common stock immediately before we entered into the Loan Agreement. If the entire amount of the Facility is converted into common stock at a price of $2.60 per share, and interest and fees under the Loan Agreement are satisfied by the issuance of common stock, more than 20% of the Company's common stock outstanding before we entered into the Loan Agreement would be issued. In addition, the Loan Agreement includes anti-dilution adjustments that could result in a reduction of the conversion price in the future.

        In addition, under the terms of the Loan Agreement, the Company agreed to use its best efforts to call and hold a stockholders meeting by no later than January 31, 2014 in order to approve the issuance of shares under the Loan Agreement. The Company is seeking stockholder approval of Proposal 1 in order to satisfy the requirements under the Loan Agreement.

        Approval of Proposal 1 will constitute approval pursuant to NASDAQ Marketplace Rule 5635(d) and under the terms of the Loan Agreement.

Required Vote

        This proposal to approve the Loan Agreement and the issuance of shares thereunder will be approved if a majority of the shares of URI common stock present or represented by proxy and entitled to vote at the Special Meeting, excluding shares beneficially owned by RCF or its affiliates, are voted in favor of such approval.

        Although not required by Delaware law, NASDAQ rules or our charter or bylaws, our Board of Directors has determined, following a recommendation by the Finance Committee, that approval of Proposal 1 will require a majority of votes cast on the proposal, excluding shares beneficially owned by RCF or its affiliates. The Finance Committee believes, and the Board of Directors concurs, that approval of the Loan Agreement and the issuance of the shares thereunder by disinterested stockholders is a good corporate governance practice.

Description of Loan Agreement and Facility

        The Facility consists of three tranches of $5.0 million each. RCF advanced $3.0 million of the first tranche to the Company shortly following the closing of the Loan Agreement. Subject to the satisfaction of certain conditions, the remaining $2.0 million of the first tranche will be available to the Company following stockholder approval of the Facility at the Special Meeting, and two additional tranches of $5.0 million each will be available between April 15, 2014 and June 30, 2014 and between July 15, 2014 and September 30, 2014, respectively, at the election of the Company.

        An establishment fee of $300,000 will be due by the fifth business day following the date of the Special Meeting, which amount will be satisfied by the delivery of shares if the Company's stockholders approve Proposal 1 and cash otherwise. Amounts drawn under the Facility carry an annualized interest rate of 12% until stockholder approval of the Facility and 10% thereafter. Upon an Event of Default, amounts drawn under the Facility incur an annualized interest rate of 17% until stockholder approval and 15% thereafter. Unused portions of the Facility incur a commitment fee of 1% through September 30, 2014 or earlier if the Company draws the third tranche in full before such date.

        Amounts drawn under the Facility mature on December 31, 2016, or April 1, 2014 if stockholder approval of the Facility is not received on or before January 31, 2014. The Company may prepay all or any portion of the amounts drawn under the Facility without penalty, subject to a minimum prepayment amount of $5.0 million or (if lower) the full amount then outstanding. Prepaid amounts may not be redrawn.

Guarantees and Security

        The Company's obligations under the Loan Agreement are guaranteed by each of the Company's direct and indirect subsidiaries. The Company's obligations under the Loan Agreement and the guarantees are secured by a lien on substantially all of the assets and property of the Company and the guarantors and by pledges of all of the equity interests of the Company's direct and indirect subsidiaries. Additionally, the Company's obligations under the Loan Agreement and the guarantees are secured by mortgages and a deed of trust on certain real and personal properties of the Company located in New Mexico and Texas.

Conversion of Facility; Issuance of Shares in Satisfaction of Interest and Fees

        Following stockholder approval of the Loan Agreement and the issuance of shares thereunder, RCF may convert amounts drawn under the Facility (including amounts previously repaid) into shares of URI common stock at an initial rate of $2.60 per share, which would result in the issuance of 5,769,231 shares if the entire $15.0 million available under the Facility were converted. The conversion rate is subject to customary anti-dilution adjustments and further downward adjustment, subject to a floor of $1.00 per share, in the case of certain equity issuances by the Company before November 13, 2014.

        In addition, following stockholder approval of the Loan Agreement and the issuance of shares thereunder, the Company intends, unless RCF elects otherwise, to issue 117,188 shares in satisfaction of the $300,000 establishment fee, valuing such shares at the volume weighted average price of the Company's common stock for the twenty trading days preceding October 18, 2013, as provided in the Loan Agreement.

        Interest under the Facility and the 1% commitment fee may also be satisfied by the issuance of shares at RCF's election, in each case valued at the volume weighted average price of the Company's common stock for the twenty trading days preceding the most recent quarter end date before the issuance of such shares. If interest were to accrue on the full amount available under the Facility through December 31, 2016, and the Company's shares issued in satisfaction thereof were valued at

$2.60 per share, the Company estimates that it would issue approximately 1,593,248 shares in satisfaction of interest under the Facility. Similar, if the full commitment fee were incurred, and the shares issued were valued at $2.60 per share, the Company estimates that it would issue approximately 22,073 shares in satisfaction of the commitment fee. Both of these amounts could increase significantly if the value of the Company's common stock decreases.

        If the Company were to issue all of the foregoing 7,501,740 shares upon conversion of the Facility and in satisfaction of interest and fees under the Loan Agreement, RCF's beneficial ownership in the Company would increase from approximately 32.8% to approximately 51.3%.

        All shares issuable under the Loan Agreement are subject to registration under the Registration Rights Agreement, dated March 1, 2012, between the Company and RCF, under which the Company is required to register the shares on a shelf registration statement.

Representations, Warranties and Covenants

        The Loan Agreement contains customary representations, warranties and covenants, including, without limitation, the following significant covenants:

  (i)
  The Company is subject to a work program and budget established by the Board of Directors and approved by the Lender, and most expenditures not included therein require approval by the Board of Directors and Lender.

  (ii)
  If the Company draws upon the second tranche of the Facility, the Company must refrain from recommencing production activities at its projects located in Texas so long as either the price of uranium realized by the Company is below $50 per pound or the Company's profit margin for all projects in production is less than 10%.

  (iii)
  If the Company draws upon the third tranche of the Facility, and the price of uranium realized by the Company is below $50 per pound and the Company's profit margin for all projects in production is less than 10%, the Company will revise the work program and budget (subject to approval by the Board of Directors and Lender) to meet the Company's financial needs through March 2015.

  (iv)
  The Company will use its best efforts to call and hold a stockholders meeting by no later than January 31, 2014 to approve the issuance of shares under the Loan Agreement.

  (v)
  With limited exceptions, the Company may not, without Lender approval, (a) incur indebtedness, (b) engage in mergers, acquisitions, dispositions and similar transactions, (c) enter into sales, royalty, offtake and similar agreements, and (d) enter into or modify agreements material to the Company.

  (vi)
  The Company may not pay dividends without Lender consent.

Events of Default

        The following constitute Events of Default under the Loan Agreement:

  •
  nonpayment of amounts due under the Loan Agreement;

  •
  failure to observe or perform the covenants set forth in the Loan Agreement;

  •
  any representation or warranty in the Loan Agreement shall prove to be incorrect, incomplete or misleading when made;

  •
  defaults under material agreements and indebtedness in excess of $100,000;

  •
  bankruptcy and insolvency events;

  •
  final judgments in excess of $100,000;

  •
  the failure of the security interests securing the Company's obligations under the Loan Agreement;

  •
  the Company's creditors seize assets valued at above $100,000;

  •
  expropriation or condemnation of the Company's projects;

  •
  certain adverse regulatory actions;

  •
  the abandonment or termination of development or operations at certain material projects;

  •
  a material adverse change in the Company or any material project;

  •
  a change in control of the Company or its subsidiaries;

  •
  the suspension or delisting of the Company's common stock from NASDAQ; and

  •
  a default under the Stockholders' Agreement or Registration Rights Agreement between the Company and RCF.

Certain Control and Participation Rights

        So long as any obligations remain outstanding under the Loan Agreement, RCF will have the right to nominate two individuals to serve on the Company's Board of Directors. Currently, John H. Pfahl and Mark K. Wheatley serve as RCF's designees to the Company's Board of Directors. RCF also has the right to participate in offerings by the Company of equity or equity-linked securities in proportion to RCF's partially diluted ownership in the Company.

Use of Proceeds

        The Company intends to use the proceeds of the Facility for critical general and administrative costs, essential restoration commitments and limited technical studies.

        The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached hereto as Annex A and incorporated by reference herein.

Description of RCF Ownership and Control Rights

        As of December 11, 2013, RCF beneficially owned approximately 32.8% of the Company's common stock. If the Company were to draw the entire $15.0 million available under the Facility, RCF could elect to convert such amount into 5,769,231 shares of URI common stock at $2.60 per share, which would increase RCF's ownership in the Company from approximately 32.8% to approximately 48.0%. In addition, if RCF elects for interest and fees under the Loan Agreement to be satisfied by the issuance of shares, RCF's beneficial ownership could increase to 51.3% or more, which would give RCF control of the Company. RCF may also be able to exercise significant control over the Company with ownership of less than 50% of the Company's stock. See "Description of Loan Agreement and Facility—Conversion of Facility; Issuance of Shares in Satisfaction of Interest and Fees" above for additional information about the number of shares issuable pursuant to the Loan Agreement.

        Under a Stockholders' Agreement between RCF and the Company dated March 1, 2012, as subsequently modified by a Bridge Loan Agreement between the Company and RCF dated December 17, 2012, so long as RCF and its affiliates own or hold shares of URI common stock which in the aggregate exceed 10% of the Company's issued and outstanding common stock, RCF is entitled to have one designee placed in nomination for a seat on the Company's Board of Directors, and so long as RCF and its affiliates own or hold shares of URI common stock which in the aggregate exceed 25% of the Company's issued and outstanding common stock, RCF is entitled to have an additional designee placed in nomination for a seat on the Company's Board of Directors. John H. Pfahl and Mark K. Wheatley currently serve as RCF's designees to the Company's Board of Directors. Mr. Pfahl is employed as a Senior Associate by RCF Management L.L.C., an affiliate of RCF. Mr. Wheatley and RCF are also party to an agreement pursuant to which Mr. Wheatley may be entitled to additional compensation from RCF upon RCF's sale of its holdings in the Company. RCF also has the right under the Stockholders' Agreement to participate in future equity and equity-linked offerings by the Company in proportion to its percentage ownership of the outstanding shares of the Company's common stock. As noted above, the Loan Agreement also provides RCF with the right to nominate two individuals to serve on the Company's Board of Directors and participate in future equity and equity-linked offerings.

Background of and Reasons for Entry into the Loan Agreement

        The Company ceased producing uranium in 2009 as a result of low uranium prices. As a consequence, the Company is relying on financing activities to fund its operations until it resumes uranium production. Following a stockholder rights offering in the first quarter of 2013 that raised a net of $3.6 million and the return of $5.4 million to the Company upon securing new financial surety arrangements in the second quarter of 2013, the Company had sufficient cash to fund operations through October 2013.

        In the fourth quarter of 2011, the Company entered into an At-The-Market Sales Agreement with BTIG, LLC, allowing the Company to sell from time to time common shares having an aggregate offering price of up to $15.0 million, through an "at-the-market" equity offering program ("ATM Sales Agreement"), $9.0 million of which remains unused. In July 2013, the Company began the process of completing necessary preliminary activities that would allow for the initiation of sales under the ATM Sales Agreement. However, on July 8, 2013, before sales under the ATM Sale Agreement could commence, the Staff of the Securities and Exchange Commission ("SEC") issued a comment letter in connection with the Staff's regular review of the Company's filings under the Securities Exchange Act of 1934, as amended. In light of the matters raised in the comment letter, the Company decided to avoid selling stock until the Staff's comments had been resolved.

        The Company submitted a response to the July 8 comment letter on August 16, 2013, and the Staff issued another comment letter on August 29, 2013. Facing the prospect of resolving the Staff's comments in late 2013 or early 2014, by which time the Company would have exhausted its cash, URI management began exploring financing alternatives to the ATM Sales Agreement.

        The Company and RCF had previously entered into a bridge loan agreement in December 2012 which provided interim financing to the Company until completion of the stockholder rights offering in March 2013. During the week of September 9, 2013, URI management contacted RCF about the possibility of again providing bridge financing to the Company. RCF indicated that it was not interested in providing bridge financing but that it would be interested in a convertible loan facility to fund the Company through March 2015. On September 13, 2013, RCF submitted a draft term sheet for a $15.0 million convertible secured loan facility to the Company.

        After discussions with RCF and revisions to the draft term sheet, the Board of Directors met on September 19, 2013 to consider the proposed convertible loan facility from RCF. The Board formed a Finance Committee consisting solely of directors unaffiliated with RCF, and to that end appointed Terence J. Cryan, Paul K. Willmott, Marvin K. Kaiser and Christopher M. Jones to the Committee, with Mr. Cryan serving as Chairman of the Committee. The Board empowered the Finance Committee to, among other things: (i) review and evaluate the terms and conditions of financing transactions available to the Company and determine, together with its advisors (including independent counsel and financial advisors), whether the proposed financing transactions are fair to and in the best interests of the Company and its stockholders; (ii) consider a financing transaction with RCF and alternatives to a transaction with RCF; (iii) determine whether or not to proceed with a financing transaction; (iv) determine what actions, if any, should be taken by the Company with respect to financing, and approve the taking of such actions; (v) as appropriate or advisable for the purpose of achieving the best transaction reasonably attainable for the Company, negotiate the price, structure, form, terms and conditions of potential financings and the form, terms and conditions of any definitive agreements in connection therewith; and (vi) approve the issuance of the Company's securities in connection with any financings. The Board also determined not to recommend a financing transaction for approval by the Company's stockholders or otherwise approve a financing transaction without the Finance Committee's prior approval of such financing transaction.

        The Finance Committee first met on September 19, 2013, reviewed in detail the RCF proposal and requested additional legal and financial advice be solicited by URI management to evaluate further the RCF proposal and to consider possible alternative offers.

        The Finance Committee met on September 23, 2013 and representatives of Cowen and Company, the Company's financial adviser, joined the meeting along with representatives of Hogan Lovells US LLP ("Hogan Lovells"), the Company's outside counsel. Cowen made a presentation on the types of private deals that would generally be available to the Company and noted that any potential investors would have to execute a nondisclosure or confidentiality agreement. The Committee directed Cowen and Company to contact potential investors and procure term sheets from such investors. Legal counsel also reviewed with the Committee its fiduciary duties when considering the RCF proposal.

        The Finance Committee next met on September 26, 2013. Representatives from Cowen and Company and representatives from Hogan Lovells were again present. URI management and Cowen discussed a term sheet previously circulated to the Committee from a potential investor ("Investor A"), which proposed a private placement of $10 million of convertible notes and warrants to purchase up to 65% of the principal amount of the convertible notes over a five-year term. The Finance Committee then discussed the RCF and Investor A term sheets in detail and identified proposed revisions to each. Legal counsel reviewed a privileged memorandum previously circulated to the Committee further addressing the Committee's fiduciary duties. The Committee decided to engage Richards, Layton & Finger, P.A. ("Richards Layton"), as independent counsel to the Committee.

        The Company and Investor A executed a nondisclosure agreement on September 27, 2013.

        On October 2, 2013, the Finance Committee met to discuss a revised term sheet from Investor A, which incorporated many changes requested by the Finance Committee but still included warrants which would enable the holders thereof to purchase up to 50% of the principal amount of the convertible notes over a four-year term, in addition to their ability to convert $10 million of notes. The Finance Committee also considered a term sheet from another potential investor ("Investor B") proposing a $1.5 million initial private placement of the Company's common stock, followed by a commitment to purchase additional shares upon demand for a total investment of up to $16 million but only following resolution of the Staff's comments. The Finance Committee considered $1.5 million insufficient to fund the Company's financial needs. URI management also identified a third potential investor ("Investor C") that was offering $8 million in private financing but no term sheet had yet been provided. The Finance Committee requested that Cowen and Company seek final and best terms from Investor A and Investor B and directed management to secure a term sheet from Investor C and to continue to seek additional term sheets for any other investors expressing interest. The Finance Committee also discussed the RCF term sheet and identified certain revisions, including (i) an increase in the advance available to the Company upon closing the Loan Agreement from $1.0 million to $3.0 million, (ii) a provision allowing the Company the right to decide whether to draw additional amounts under the Facility before such amounts may be converted, rather than permitting RCF to advance amounts for the purpose of immediate conversion, (iii) a floor on the conversion price on amounts drawn under the Facility, and (iv) the right to raise additional capital below the conversion price during the 12 months following closing.

        The Company and Investor B executed a mutual nondisclosure agreement on October 2, 2013.

        On October 3, 2013, the Finance Committee met to review the status of discussions and negotiations with Investor A and Investor B. On October 4, 2013, the Finance Committee met to review a new term sheet from Investor C as well as a new term sheet from a fourth potential investor ("Investor D"). Both new term sheets contemplated public offerings and had terms similar to the term sheets from Investor A and Investor B, but neither provided specifics regarding the proposed transactions, as had been the case with the term sheets from Investor A and Investor B. Cowen and Company also communicated that the term sheets from Investor A and Investor B previously reviewed by the Finance Committee represented the best terms available to the Company from such investors. After extensive discussions, and after further advice from Cowen and Company and counsel, the Finance Committee resolved to enter advanced discussions with Investor A, provided that Investor A agreed to additional specific changes.

        On October 6, 2013, Messrs. Cryan and Jones each separately discussed with a representative of RCF the nature of the proposal offered by Investor A and both learned for the first time that RCF was amenable to making several specific changes to its term sheet that had been previously requested by the Finance Committee. On October 7, 2013, the Finance Committee met to discuss the anticipated changes to the RCF term sheet and concluded that the URI management team should work with outside counsel to advance the RCF proposal. Later that day, Mr. Cryan discussed the status of the financing alternatives and the fiduciary obligations of the Committee with Richards Layton. On October 8, 2013, RCF sent a revised term sheet to the Company incorporating the changes requested by Messrs. Cryan and Jones and previously sought by the Finance Committee.

        On October 9, 2013, the Finance Committee held a meeting to consider the two financing alternatives identified by the Committee as the best available to the Company: the revised RCF proposal and the proposal from Investor A. Mr. Jones reported that the RCF proposal had been revised as requested by the Finance Committee and the revised proposal had been reviewed and found acceptable by the URI management team. Mr. Cryan reported that based on his discussions with a representative of Richards Layton, the revised RCF proposal addressed the Committee's concerns involving a related party transaction with RCF because any decisions to draw upon the Facility beyond the initial $5 million first tranche was subject to further Board review and approval. The Finance Committee also discussed some final changes offered by Investor A to its proposal. The Finance Committee spent considerable time discussing each proposal, and then determined that the RCF transaction was in the best interests of the Company and its stockholders. In particular, the Finance Committee found that the RCF transaction presented the lowest risk of dilution to the Company's stockholders, provided adequate immediate funds to the Company, and allowed the greatest freedom to the Company to pursue alternative financial sources (including sales through the ATM Sales Agreement or other public offerings) following resolution of the SEC comments. Following the Finance Committee meeting and at its direction, Mr. Jones executed the RCF letter agreement on October 9, 2013, and delivered the letter agreement to RCF.

        On October 28, 2013, Davis Graham & Stubbs LLP ("Davis Graham"), counsel to RCF, sent a draft of the Loan Agreement to the Company.

        On October 28, 2013, the Company filed a Quarterly Report on Form 10-Q announcing the entry into the RCF letter agreement and summarizing the terms thereof. The Company issued a press release on October 29, 2013 and held a conference call on October 31, 2013 in which the RCF letter agreement was addressed.

        Between November 1 and November 6, 2013, counsel for the Company and RCF negotiated the terms of the Loan Agreement and certain ancillary documents. On November 7, 2013, following a discussion between URI management and RCF, Davis Graham sent a revised draft of the Loan Agreement incorporating the changes sought by URI management.

        On November 8, 2013, following a review of the Loan Agreement and draft ancillary loan documents, the Finance Committee determined that the Loan Agreement and transactions contemplated thereby are fair to the Company and its stockholders (other than RCF) and approved the final version of the Loan Agreement and the transactions contemplated thereby.

        The parties executed the Loan Agreement and related loan documents on November 13, 2013. The Company announced the entry into the Loan Agreement on November 19, 2013.

Certain Effects of Stockholder Approval

        As of December 11, 2013, RCF beneficially owned approximately 32.8% of our common stock. If stockholders approve the Loan Agreement and the issuance of shares thereunder, and if URI management and the Board decide to draw upon the second and third tranches of the Facility, and if RCF elects to take shares in satisfaction of interest and fees due under the Loan Agreement, RCF's beneficial ownership of our common stock could increase to above 50%, giving RCF control of the Company, despite RCF having contractual rights to only two directors. RCF could also receive a significant number of additional shares if we were to sell equity or equity-linked securities in the year following the closing of the Loan Agreement at a price below RCF's conversion price. See "—Description of RCF Ownership and Control Rights" above.

        Because of RCF's current 32.8% beneficial ownership of URI common stock, RCF has the ability to exercise a substantial degree of control over matters requiring stockholder approval. Those matters include the election of directors, amendments to the certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of the Company or changes in management and will make the approval of certain transactions difficult without the support of RCF, including transactions in which other stockholders might otherwise receive a premium for their shares over the then-current market price. In addition, RCF could privately sell control of the Company without other stockholders realizing any change-of-control premium. RCF may also have other interests that are different from, in addition to or not always consistent with the Company's interests or with the interests of other stockholders. RCF's control over the Company could increase substantially following stockholder approval of the Loan Agreement and the issuance of the shares thereunder.

Certain Effects if Proposal 1 is Not Approved

        If Proposal 1 is not approved, the Company will be required to repay the initial $3.0 million advance under the Facility on or before April 1, 2014. The Company will also be required to satisfy the $300,000 establishment fee, all interest incurred under the Facility and the 1% commitment fee with cash. In addition, the remaining $12.0 million under the Facility will not be available to the Company.

        The Company had a cash balance of approximately $1.9 million as of December 11, 2013. The Company currently does not have adequate cash to satisfy the above obligations under the Loan Agreement if stockholders do not approve Proposal 1, and the Company will need to seek alternative sources of debt or equity capital to satisfy such obligations and fund its operations. To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities would likely result in substantial dilution to existing stockholders and could adversely affect our stock price. If the Company borrows money, assuming it can do so, it will have to pay interest and may also have to agree to restrictions that limit its operating flexibility.

        There can be no assurance that the Company will be able to obtain additional debt or equity capital if stockholders do not approve Proposal 1, that the terms of alternative capital would be as favorable to the Company as the Loan Agreement or that such additional capital could be obtained on a timely basis, if at all. If additional capital is not available in sufficient amounts or on a timely basis, the Company will experience liquidity problems in the near future, and the Company could face the need to significantly curtail current operations, change our planned business strategies and pursue other remedial measures. Any curtailment of business operations would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investment.

Board Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" APPROVAL OF THE LOAN AGREEMENT
AND THE ISSUANCE OF SHARES THEREUNDER.

 PROPOSAL 2

THE ADJOURNMENT OF THE SPECIAL MEETING

        Our stockholders are being asked to consider and vote upon an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of approval of the Loan Agreement and the issuance of shares of URI common stock thereunder as described in Proposal 1.

        Approval of the adjournment of the Special Meeting requires an affirmative vote of a majority of the votes cast on the proposal at the Special Meeting. Abstentions and broker non-votes will not be counted towards, and will have no effect on, the vote total for this proposal.

        The Board recommends that you vote "FOR" the approval of the adjournment of the Special Meeting, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve Proposal 1, and proxies solicited by the Board will be voted in favor of the adjournment unless a stockholder has indicated otherwise on the proxy.

 OWNERSHIP OF URI COMMON STOCK

Stock Ownership of Officers and Directors

        The following table shows, as of December 11, 2013, the number of shares of URI common stock beneficially owned by each director, by each of the named executive officers, and by all current directors and executive officers as a group. The percentage of beneficial ownership is based on 19,800,690 shares of common stock outstanding as of the close of business on December 11, 2013. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name of Individual or Group	Number of Shares of URI Common Stock Beneficially Owned(1)		Percent of Class
Paul K. Willmott	129,021		*
Christopher M. Jones	58,333		*
Terence J. Cryan	69,116	(2)	*
Marvin K. Kaiser	32,916		*
John H. Pfahl	5,000	(3)	*
Mark K. Wheatley	1,250		*
Jeffrey L. Vigil	0		*
Mark S. Pelizza	65,713		*
Donald C. Ewigleben	50,646		*
Thomas H. Ehrlich	34,901	(4)	*
Richard Van Horn	87,624		*
Mathew F. Lueras	840		*
All current executive officers and directors as a group (10 persons)	382,250		1.9%

*
Less than one percent.

(1)
The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days after December 11, 2013 through the exercise of vested stock options: Paul K. Willmott, 57,083 shares; Terence J. Cryan, 49,583 shares; Marvin K. Kaiser, 14,583 shares; Mark K. Wheatley, 1,250 shares; Mark S. Pelizza, 40,000 shares; Richard A. Van Horn, 40,000 shares; and all current directors and executive officers as a group, 203,456 shares. Except as otherwise noted, the directors and executive officers exercise sole voting and investment power over their shares shown in the table and none of the shares are subject to pledge. The shares shown also include 33,333 shares Mr. Jones has the right to acquire within 60 days after December 11, 2013 through the vesting of restricted stock units.

(2)
Includes 100 shares held through the IRA of Mr. Cryan's spouse.

(3)
Excludes 6,494,015 shares held by Resource Capital Fund V L.P., an affiliate of Mr. Pfahl's employer. Mr. Pfahl does not exercise any voting or investment control over such shares and disclaims any beneficial ownership therein.

(4)
Includes 2 shares indirectly owned as custodian for Mr. Ehrlich's son.

Stock Ownership of Certain Beneficial Owners

        The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of URI Common Stock Beneficially Owned		Percent of Class
Resource Capital Fund V L.P.(1) 1400 Sixteenth Street, Suite 200 Denver, CO 80202	6,494,015	(2)	32.8%
Global X Management Company LLC(3) 623 Fifth Avenue, 15th Floor New York, New York 10022	1,203,637		6.1%

(1)
Resource Capital Fund V L.P. ("RCF") reported that, as of March 5, 2013, each of RCF, its general partner, Resource Capital Associates V L.P. ("Associates V"), and the general partner of Associates V, RCA V GP Ltd. ("RCA V"), may be deemed to have sole voting and dispositive power over 6,494,015 shares of our common stock. The investment and voting control of RCA V is exercised by Messrs. Ryan T. Bennett, Ross R. Bhappu, Russ Cranswick, James McClements, Henderson G. Tuten and Ms. Sherri Croasdale (collectively, the "Principals"). Each of the Principals disclaims beneficial ownership of the shares listed, except to the extent of each of their pecuniary interest therein. Such information is based upon a Schedule 13D filing dated March 7, 2013.

(2)
Excludes 5,000 shares owned by John H. Pfahl. Mr. Pfahl is an associate at an affiliate of RCF and by virtue of such relationship, RCF may be deemed to share voting and investment control over the shares owned by Mr. Pfahl.

(3)
Global X Management Company LLC reported that, as of December 31, 2012, it had sole voting and dispositive power over 1,203,637 shares of our common stock. Global X Uranium ETF, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of the shares reported by Global X Management Company LLC. Such information is based upon a Schedule 13G filing dated February 12, 2013.

 HOUSEHOLDING OF PROXY MATERIALS

        As permitted by the SEC, only one copy of this proxy statement may be delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of any proxy statement of the Company. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of this proxy statement may contact us to request multiple copies of any future proxy statement. Stockholders residing at the same address and currently receiving multiple copies may contact us to request that only a single copy of any proxy statement be mailed in the future. Requests should be directed to our Investor Relations Department by phone at (303) 531-0483 or by mail to 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112, Attention: Corporate Secretary.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

        Stockholder proposals may be included in the Company's proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 under the Exchange Act, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the annual meeting to be held in 2014, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 31, 2013. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2014 annual meeting so long as we receive information and notice of the proposal not later than March 16, 2014.

WHERE YOU CAN FIND MORE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC's public reference room at 100 F Street, N.E., Washington, District of Columbia 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. The Company's SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information filed by the Company with the SEC are also available at the Company's website. The address of the Company's website is www.uraniumresources.com. Information contained on the Company's website or that can be accessed through its website is not incorporated by reference into this proxy statement. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC, as well as copies of this proxy statement and accompanying proxy.

        Any requests for copies of this proxy statement, form of proxy, information, reports or other filings with the SEC should be directed to Uranium Resources, Inc. at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112, Attention: Corporate Secretary, telephone (303) 531-0483.

        ALL STOCKHOLDERS ARE ENCOURAGED TO SIGN, DATE AND RETURN THEIR PROXY SUBMITTED WITH THIS PROXY STATEMENT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF A STOCKHOLDER ATTENDS THE SPECIAL MEETING, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

John W. Lawrence, Secretary
Centennial, Colorado December , 2013

 Annex A

LOAN AGREEMENT
Among
URANIUM RESOURCES, INC.
as the Borrower,
THE SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO
as the Guarantors,
and
RESOURCE CAPITAL FUND V L.P.
as the Lender
Dated as of November 13, 2013

A-i

A-ii

A-iii

 SCHEDULES

Schedule 1.1(a)	Borrower's Account
Schedule 1.1(b)	Lender's Account
Schedule 1.1(c)	Projects
Schedule 1.1(d)	Material Agreements
Schedule 1.1(e)	Properties
Schedule 1.1(f)	Work Program and Budget
Schedule 2.10	Anti-Dilution Provisions
Schedule 5.1(a)(vii)	Jurisdictions for Good Standing
Schedule 6.1(b)	Subsidiaries
Schedule 6.1(c)	Authorizations and Consents
Schedule 6.1(d)	Governmental and Other Consents
Schedule 6.1(f)	Litigation
Schedule 6.1(g)	Financial Statements
Schedule 6.1(j)	Permitted Liens
Schedule 6.1(k)	Capital Structure
Schedule 6.1(n)	Environmental Disclosures
Schedule 6.1(o)	Indebtedness
Schedule 6.1(p)	Legal Compliance
Schedule 6.1(q)	Operation of Projects
Schedule 6.1(s)	Project Permits
Schedule 7.1	Compliance with Laws
Schedule 7.5	Insurance
Schedule 7.17	Post-Closing Completion of Actions
Schedule 9	Conversion Provisions
Schedule 10.1(g)	Specified Litigation Sublimits
Schedule 11.8	Dispute Resolution; Arbitration

A-iv

 EXHIBITS

Exhibit A	Form of Omnibus Certificate
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Security Agreement
Exhibit D	Form of Equity Interest Pledge Agreement
Exhibit E	Form of Guarantee
Exhibit F	Form of Project Mortgage
Exhibit G	Form of Promissory Note

A-v

 LOAN AGREEMENT

        This LOAN AGREEMENT dated as of November 13, 2013 (the "Closing Date") is by and among URANIUM RESOURCES, INC., a corporation organized and existing under the laws of the State of Delaware, as the borrower (the "Borrower"), those Subsidiaries of the Borrower from time to time party hereto, as guarantors (the "Guarantors"), and RESOURCE CAPITAL FUND V L.P., a Cayman Islands exempt limited partnership, as the lender (together with its successors and assigns, the "Lender").

Recitals

        A.    The Borrower desires to borrow, and the Lender is prepared to lend to the Borrower, Fifteen Million United States Dollars (US$15,000,000) as a loan to be advanced in multiple tranches, subject to the terms and conditions set forth herein. The Borrower shall use the proceeds of each tranche of the Loan in accordance with the use of proceeds described herein.

        B.    The obligations of the Borrower under this Agreement, including repayment of the Loan provided hereby, shall be guaranteed by the Guarantors.

        C.    This Agreement and all amounts due hereunder will be secured by all assets and property of the Borrower and the Guarantors as further described herein and in the Security Documents.

        D.    Subject to receipt of shareholder approval, the Loan shall be a convertible loan that may, at the option of the Lender, be converted into Tradable Shares, all on the terms and conditions set forth herein. Prior to the Conversion Effective Date, the Loan is not convertible into Tradable Shares.

        E.    The Credit Parties and the Lender desire hereby to provide for the Loan and the collateral security therefor on the terms and conditions set forth herein.

Agreement

        NOW, THEREFORE, in consideration of the following mutual covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS AND ACCOUNTING PRINCIPLES

        1.1    Certain Defined Terms.     As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the following meanings:

        "Affiliate" means, with respect to a Person, (i) any partner, director, ten percent (10%) or more shareholder, manager, member, managing agent, director, officer or employee of that Person or that Person's Affiliates; and (ii) any other Person (A) that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, thatPerson; (B) that directly or indirectly owns or holds (legally or beneficially) ten percent (10%) or more of any class of voting stock or partnership, membership or other voting interest of that Person; or (C) ten percent (10%) or more of the voting stock or partnership, membership or other voting interest of which is directly or indirectly owned or held (legally or beneficially) by that Person. For purposes of clarification, the Affiliates of the Lender shall include RCF Management L.L.C. and its Affiliates. Affiliates of the Borrower or any other Credit Party shall not include the Lender or any Affiliates of the Lender or any third party joint venture parties to the Projects that are not Subsidiaries of a Credit Party.

        "Agreed Priority" means, with respect to a Security Document, a first ranking, perfected Lien made in favour of the Lender, meaning that such Security Document and Lien are prior in right to any other Lien in, on or to the Collateral which is purported to be covered thereby, subject only, in each case, to Permitted Liens. For the avoidance of doubt, the Obligations shall be secured by a first ranking perfected encumbrance over all real property and personal property of the Borrower and the other Credit Parties, including all property, rights, and interests at, on or associated with the Projects, subject, in each case, to Permitted Liens.

        "Agreement" means this Loan Agreement, as it may be amended, restated, supplemented, extended or otherwise modified in accordance with its terms and in effect from time to time, together with all Schedules and Exhibits hereto, each of which is incorporated herein by reference.

        "Applicable Interest Rate" means the Standard Interest Rate, the Initial Advance Interest Rate, or the Default Rate, as applicable.

        "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

        "Bankruptcy Laws" shall mean the Bankruptcy Code and all other Governmental Requirements pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, liquidation, reorganization, winding up, arrangement, receivership, administration, moratorium, assignment for the benefit of creditors or other similar laws applicable in the United States or other applicable jurisdictions as in effect from time to time.

        "Borrower" has the meaning specified in the Preamble to this Agreement.

        "Borrower's Account" means the account of the Borrower described in Schedule 1.1(a).

        "Borrowing Date" has the meaning specified in Section 2.2(a).

        "Business Day" means a day, other than a Saturday or Sunday or statutory holiday, on which banks in Denver, Colorado are open for business.

        "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority.

        "Change of Control" means the occurrence of any of the following events, without the prior written consent of the Lender: (a) any person or persons "acting jointly or in concert" as defined under applicable Securities Laws, other than the Lender and/or its Affiliates, becomes the registered or beneficial owner of more than twenty-five percent (25%) of the then outstanding voting Equity Interests of the Borrower or any Credit Party, measured by voting power rather than the number of shares; or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the Board of Directors of the Borrower then in office; or (c) the Borrower or any Guarantor shall cease to directly or indirectly own and control the Equity Interests that any of them has pledged to the Lender pursuant to a Security Document (except as provided in any such Security Document).

        "Closing Date" has the meaning set forth in the Preamble to this Agreement.

        "Collateral" means all real and personal property, assets, rights, titles and interests of the Credit Parties, all of which is subject to the Security Documents, whether tangible or intangible, presently held or hereafter acquired, and all products and proceeds of the foregoing, including insurance proceeds related to the foregoing.

        "Commitment" means, collectively, the Tranche One Initial Advance Commitment, the Tranche One Post-Approval Commitment, the Tranche Two Commitment and the Tranche Three Commitment, in the aggregate amount of Fifteen Million Dollars ($15,000,000).

        "Commitment Fee" has the meaning specified in Section 2.6(b).

        "Commitment Fee Shares" has the meaning specified in Section 2.6(b).

        "Confidential Information" has the meaning specified in Section 7.14.

        "Contingent Liability" means, for any Person, without duplication, all contingent liabilities of such Person determined in accordance with GAAP.

        "Continuing Directors" means during any period of twenty four (24) consecutive months commencing after the Closing Date, individuals who at the beginning of such twenty four (24) month period were directors of such Person (together with any new director whose election by such Person's Board of Directors was approved by, or whose nomination for election by such Person's shareholders was recommended by, a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved or recommended as described in this parenthetical).

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, the ability to appoint or remove directors, senior officers, managers or other equivalent persons of such a Person, by contract or otherwise.

        "Conversion Amount" has the meaning specified in Section 9.2(a).

        "Conversion Effective Date" means the first Business Day following receipt of Shareholder Approval.

        "Conversion Notice" has the meaning specified in Section 9.2(a).

        "Conversion Period" means the period of time beginning on the Conversion Effective Date and ending on the Scheduled Maturity Date.

        "Conversion Price" means the lesser of (a) $2.60 per Share, and (b) the Market Price calculated by reference to a minimum of twenty (20) Trading Days following the final resolution of the Existing Regulatory Inquiry (which period, for purposes of certainty shall begin on the first Trading Day following a public announcement of such resolution, if a public announcement is either required or made) and prior to the mailing of Meeting Materials to shareholders of the Borrower.

        "Conversion Provisions" means the terms and conditions pursuant to which the Lender may elect to exercise its Conversion Rights as provided in Article 9 hereof, including the provisions set forth in Schedule 9 hereto, and to receive payment in Shares.

        "Conversion Rights" has the meaning specified in Section 9.2(a).

        "Conversion Shares" has the meaning specified in Section 9.1.

        "Credit Party" means the Borrower and each Guarantor.

        "Date of Default" has the meaning specified in Section 10.2(a).

        "Debt Financing" means borrowing money, whether by selling bonds, bills, debentures, preferred Equity Interests or other similar Instruments, issuing promissory notes, indentures or other similar Instruments, entering into a loan or credit agreement or other similar Instrument or otherwise incurring or agreeing to enter into any Instrument or arrangement relating to or consisting of borrowed money Indebtedness.

        "Default" means any Event of Default or any condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

        "Default Rate" means the interest rate applicable to the Loan during periods when any amounts payable by the Borrower, whether as principal repayments, interest payments, expenses payments or other amounts, are due and payable but unpaid by the Borrower, which interest rate shall be at a rate per annum equal to the Standard Interest Rate or the Initial Advance Interest Rate, as then in effect, plus five percent (5%).

        "Directed Advance" has the meaning specified in Section 3.5.

        "Dispute" has the meaning specified in Schedule 11.8.

        "Dollars" and the symbol "US$" or the symbol "$" each mean dollars in lawful currency of the United States of America.

        "Environmental Laws" means Governmental Requirements relating to pollution or protection of the environment, including Governmental Requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to any Credit Party or any Subsidiary thereof, any Project or the other activities of and properties or assets owned, controlled or managed by a Credit Party or any Subsidiary thereof.

        "Equity Financing" means the sale or placement by the Borrower of Shares or other Equity Interests of the Borrower.

        "Equity Interest Pledge Agreement" means a pledge, security and subordination agreement substantially in the form of Exhibit D, given by the Borrower or a Guarantor for the benefit of the Lender, with respect to the Equity Interests of a Guarantor, if and when a Subsidiary of the Borrower is formed and becomes a Guarantor hereunder, together with any other Instruments given or to be given by a Credit Party for the benefit of the Lender that creates a Lien on and with respect to the Equity Interests of a Credit Party or other Person in order to secure the Obligations, together, in each case, with all amendments, modifications, supplements and revisions thereof in accordance with its terms, together with all other Instruments now or hereafter filed, recorded or delivered to formalize, authorize and perfect the security interests granted therein.

        "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options, rights, interests or other securities for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person; all of the warrants, options, Indebtedness, rights, interests or other securities exercisable for or convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares of capital stock (or such other interests); and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member, limited liability company or trust interests therein), whether voting or nonvoting, whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, and whether or not such shares, warrants, options, rights or other interests are certificated or uncertificated.

        "Establishment Fee" has the meaning specified in Section 2.6(a).

        "Establishment Fee Shares" has the meaning specified in Section 2.6(a).

        "Event of Default" has the meaning set forth in Section 10.1.

        "Exchange Rate" means the currency exchange rate for any relevant currency as reported by Bloomberg using the "BNG" function as of 5:00 p.m. New York time on the first Business Day preceding any date of determination, or, in the event that such "BNG" is not available on such date, on the preceding date on which the "BNG" is available; or, if either Bloomberg or the "BNG" is no longer available, then the currency exchange rate for any relevant currency as reported in The Wall Street Journal on the first Business Day preceding any date of determination; or, in the event that neither Bloomberg nor The Wall Street Journal report exchange rate information, such currency exchange rate reasonably identified by the Lender by reference to a publicly available service for displaying exchange rates.

        "Excluded Taxes" means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or other Credit Parties hereunder, income or franchise Taxes imposed on (or measured by) the taxable income of the Lender or such recipient, as the case may be, or capital Taxes imposed on (or measured by) the taxable capital of the Lender or such recipient, in each case by the jurisdiction under the applicable law of which such recipient is organized or in which its principal office is located or which exercises valid taxation jurisdiction over such recipient, but for greater certainty, Excluded Taxes do not include withholding taxes imposed on the Lender or any such recipient in respect of payments or deliveries hereunder.

        "Existing Regulatory Inquiry" means the matters disclosed by the Borrower in its Quarterly Report on Form 10-Q filed October 28, 2013 under Part II, Item 1A, "Risk Factors—We have received Comment Letters from the Staff of the SEC which may require us to restate our historical financial statements."

        "Expropriation Event" means the appropriation, confiscation, expropriation, cancellation, seizure or nationalization (by Governmental Requirement, intervention, court order, condemnation, exercise of eminent domain or other action or form of taking) of ownership or control of a Credit Party or any of its Subsidiaries or of any Project or Properties or any substantial portion thereof, or any substantial portion of the rights related thereto, or any substantial portion of the economic value thereof, or which prevents or materially interferes with the ability of a Person to own or operate the property or business subject to such action, including by the imposition of any Tax, fee, charge or royalty.

        "Fees" means, collectively, the Commitment Fee and the Establishment Fee.

        "Full Cost of Production" means, with respect to any referenced time period, the total, aggregate costs and expenses for the development and operation of the Projects, including field development costs, well field and plant operating costs and restoration, reclamation and remediation costs, plus an amortization cost of $1 per pound of produced uranium (U308) for such time period.

        "GAAP" means generally accepted accounting principles in the United States, consistently applied.

        "Governmental Authority" means the government of any nation and any state, provincial, territorial, divisional, county, regional, city and other political subdivision thereof, any tribal, aboriginal or native government or corporation, and any union or commonwealth of multiple countries, such as the European Union, in each case in which any property of a Credit Party is located or which exercises valid jurisdiction over any such property or any Credit Party, or in which a Credit Party conducts business or is otherwise present, and any entity, court, arbitrator or board of arbitrators, agency, department, commission, board, bureau, regulatory authority or instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises jurisdiction over any Credit Party or its properties or assets, including any Project, and any securities exchange or securities regulatory authority to which a Credit Party is subject.

        "Governmental Requirement" means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement (including Environmental Laws, the Project Permits, energy regulations, occupational, safety and health standards or controls, taxation laws and Securities Laws) of any Governmental Authority.

        "Guarantee" means a guarantee, substantially in the form of Exhibit E, executed by each Guarantor, together with any amendments, modifications, supplements, extensions, revisions and restatements thereof made in accordance with its terms.

        "Guarantor" has the meaning specified in the Preamble to this Agreement, and, as of the Closing Date, the Guarantors include: (i) URI, Inc.; (ii) Hydro Resources, Inc.; (iii) URI Minerals, Inc.; (iv) Belt Line Resources, Inc.; (v) Uranco Inc.; (vi) HRI-Churchrock, Inc.; (vii) URI Neutron Holdings I, Inc.; (viii) URI Neutron Holdings II, Inc.; (ix) Hydro Restoration Corporation; (x) Neutron Energy, Inc.; and (xi) Cibola Resources LLC.

        "Hedge Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.

        "Indebtedness" means, for any Person, without duplication, all indebtedness and liabilities of such Person determined in accordance with GAAP.

        "Indemnified Party" has the meaning specified in Section 11.5.

        "Initial Advance" has the meaning specified in Section 2.1(a).

        "Initial Advance Interest Rate" means twelve percent (12%) per annum.

        "Instrument" means any contract, agreement, undertaking, indenture, mortgage, certificate, document or writing (whether formal agreement, letter or otherwise) under which any obligation, duty, covenant, agreement, affirmation, undertaking or liability is evidenced, assumed or undertaken, or any right or Lien (or right or interest therein) is granted, authenticated, notarized, authorized or perfected, and any notice, registration, recordation, or filing associated with or required by any of the foregoing.

        "Interest Payment Date" means (i) each January 10th, April 10th, July 10th, and October 10th of each Year and (ii) the Maturity Date.

        "Interest Shares" has the meaning specified in Section 3.1(b).

        "Investor Agreements" means the Stockholders' Agreement and the Registration Rights Agreement.

        "Lender" has the meaning set forth in the Preamble to this Agreement.

        "Lender's Account" means the account or accounts designated from time to time by the Lender for receipt of funds paid by the Borrower or any other Credit Party, with the Lender's Account as of the Closing Date set forth on Schedule 1.1(b).

        "Lender Nominee" has the meaning set forth in Section 7.13.

        "Lien" means any mortgage, deed of trust, debenture, lien, pledge, charge, security interest, hypothecation, indenture, preferential right, assignment, option, production payment or other lien, encumbrance or collateral security Instrument in, on or to, any property or asset; or, the title of any vendor, lessor, lender or other secured party to, or interest or title of any Person under, any conditional sale or other title retention agreement, capital lease or other agreement with respect to any property or asset; or, any adverse right or interest, defect in title, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership; or, the signing of any mortgage, deed of trust, pledge, charge, security agreement, hypothecation, indenture, assignment or similar instrument, or the signing or filing of a financing statement, personal property security act filing or other similar Instrument, which names such Person as debtor, or the signing of any security agreement or other similar Instrument authorizing any other party as the secured party thereunder to file any financing statement, personal property security act filing or other similar Instrument. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness, which indebtedness is deemed to be extinguished under GAAP but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.

        "Loan" means, individually or collectively, all loans made to the Borrower pursuant to this Agreement up to the full outstanding principal amount owing to the Lender pursuant to this Agreement, in the maximum cumulative amount of Fifteen Million United States Dollars (US$15,000,000), consisting of the Tranche One Initial Advance Commitment, the Tranche One Post-Approval Commitment, the Tranche Two Commitment and the Tranche Three Commitment, as further described herein.

        "Loan Documents" means this Agreement, the Promissory Note, the Security Documents, each Notice of Borrowing, each Omnibus Certificate, and each other Instrument executed by the Borrower, a Credit Party or a Subsidiary of the Borrower or a Credit Party, and delivered to the Lender in connection with this Agreement or any of the foregoing Instruments, whether or not specifically identified in this clause, as any of the foregoing may be amended, modified, supplemented, extended, revised or restated from time to time in accordance with their respective terms.

        "Long Term Price" means the average of the end of Month long-term price for uranium (U308) as published by both TradeTech in its Nuclear Market Review (defined as the Long-Term Price Indicator) and Ux Consulting Co., LLC in its UX Weekly (defined as UX Price Indicator U308 Long-term); provided, that if either TradeTech or Ux Consulting Co., LLC no longer publishes a long-term price, then the Long Term Price shall be equal to the long-term price for uranium (U308) published by the remaining publisher; and provided, further, that if neither TradeTech nor Ux Consulting Co., LLC publishes a long-term price, then the Long Term Price shall be reasonably identified by the Lender by reference to a publicly available service for displaying spot prices for Metals.

        "Losses" has the meaning specified in Section 11.5.

        "Market Price" means an amount equal to the VWAP for the Shares for the twenty (20) Trading Days immediately preceding any date of determination.

        "Master Agreement" means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules.

        "Material Adverse Effect" means, with respect to any Person, an effect, resulting from any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which:

          (a)   is materially adverse to the consolidated business, assets, revenues, financial condition, operations or prospects of such Person;

          (b)   is materially adverse to the ability of such Person to make any payment or perform any other material obligation required under any Material Agreement, this Agreement, or any other Loan Document;

          (c)   is materially adverse to any Material Project; or

          (d)   in the case of any Credit Party, results in a liability or obligation (other than Permitted Liens or performing or entering into contractual commitments in the ordinary course of business which are not in default) of Six Hundred Thousand Dollars ($600,000) or more.

        "Material Agreements" means the contracts, agreements, leases, Instruments and other binding commitments and undertakings of any Credit Party or any Subsidiary thereof which are identified in Schedule 1.1(d), and all other contracts, agreements, leases, Instruments and other binding commitments and undertakings of any Credit Party or any Subsidiary thereof the performance or breach of which could reasonably be expected to have a Material Adverse Effect on a Credit Party, including all agreements and Instruments for the sale, transfer or other disposition of minerals produced from any Project.

        "Material Projects" means the following Projects: (i) Kingsville Dome; (ii) Rosita; (iii) Churchrock Section 8; (iv) Churchrock Section 17; (v) Churchrock Mancos; (vi) Crownpoint; (viii) Roca Honda; (ix) West Largo; and (x) Cibola.

        "Maturity Date" means the first to occur of (a) April 1, 2014, if the Shareholder Approval is not obtained prior to the Shareholder Approval Outside Date, or (b) if Shareholder Approval is obtained prior to the Shareholder Approval Outside Date, the Scheduled Maturity Date, or (c) the date on which the Lender elects to accelerate the due date of the Loan based upon the occurrence of a Repayment Event, as provided in Section 3.2(c), or (d) any date on which the Loan is accelerated by reason of an Event of Default pursuant to Section 10.2.

        "Meeting Materials" has the meaning specified in Section 7.21(c).

        "Metals" means uranium (U308), uranium loaded resins, yellowcake, uranium concentrate, and other uranium products and derivatives as well as all gold, silver, copper, lead, zinc, nickel, molybdenum, and other metals, minerals, ores and similar substances.

        "Month" means a calendar month.

        "NASDAQ" means The NASDAQ Capital Market and its successors.

        "Notice of Borrowing" means a request by the Borrower for a Loan pursuant to Section 2.2(a), which shall include the information referenced in Section 2.2(a) together with such other information requested by the Lender, substantially in the form of Exhibit B hereto.

        "Notice of Dispute" has the meaning set forth in Schedule 11.8.

        "Obligations" means all duties, covenants, agreements, liabilities, indebtedness, indemnifications and obligations of the Borrower and each Guarantor with respect to the repayment, payment or performance of all Indebtedness, liabilities and obligations (monetary or otherwise) of the Borrower, each Guarantor and each Subsidiary of a Guarantor, whenever arising, whether primary, secondary, direct, contingent, fixed or otherwise, and whether joint, several, or joint and several, established by or arising under or in connection with this Agreement or any other Loan Document, including, in each case, the payment of principal, interest, fees, expenses, reimbursements and indemnification obligations.

        "Other Taxes" has the meaning specified in Section 3.7(b).

        "Party" or "party" means each party to this Agreement.

        "Permitted Liens" means those Liens identified in Schedule 6.1(j), together with the Liens permitted by Section 8.2.

        "Permitted Third Party" has the meaning specified in Section 7.14.

        "Person" means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a Governmental Authority.

        "Prepayment Date" has the meaning specified in Section 3.2(d).

        "Projects" means, collectively, each of the following Projects: (i) Kingsville Dome; (ii) Rosita; (iii) Vasquez; (iv) Los Finados; (v) Churchrock Section 8; (vi) Churchrock Section 17; (vii) Churchrock Mancos; (viii) Crownpoint; (ix) Unit 1; (x) Nose Rock; (xi) Roca Honda; (xii) West Largo; (xiii) Cebolleta; (xiv) Juan Tafoya; (xv) Elizabeth; (xvi) Deep Rock; (xvii) West Endy; (xviii) West Ranch; (xix) Mesa Redonda; (xx) Hogan; (xxi) Dewey Burdock; (xxii) Edgemont; (xxiii) Copper Mountain; and (xxiv) Breccia Pipes, as each such Project is further described in Schedule 1.1(c) hereto, together with all Properties associated with or forming part of such Project.

        "Project Mortgage" means (i) each mortgage or deed of trust given by a Credit Party for the benefit of the Lender, substantially in the form of Exhibit F hereto, and (ii) any other mortgage, deed of trust or other Instrument by which the Lender obtains a Lien in or on any real property, mineral rights or other property or assets of a Credit Party to secure the Obligations, together with all amendments, modifications, supplements, extensions, revisions and restatements thereof in accordance with its terms.

        "Project Permits" has the meaning specified in Section 6.1(s).

        "Promissory Note" means the senior, secured promissory note made by the Borrower payable to the order of the Lender in the principal amount of Fifteen Million United States Dollars (US$15,000,000), substantially in the form of Exhibit G hereto, as such promissory note may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

        "Properties" means all real property rights, titles and interests, whether surface, subsurface, mineral, water or otherwise, and all fee interests, patented mining claims, unpatented mining claims, state leases, provincial leases, federal leases, private leases, other mineral or surface leases, rights of use, access rights, concessions, licenses, claims, rights, titles or interests, and all related, associated or appurtenant rights, in each case howsoever characterized or designated, that are owned, leased, held, or controlled, directly or indirectly by a Credit Party or by a Subsidiary of a Credit Party, with such rights, titles and interests described with respect to each Project in Schedule 1.1(e), together with all right, title and interest hereafter acquired by any Credit Party or Subsidiary of a Credit Party in or adjacent to the interests described in Schedule 1.1(e) and the lands subject to any Instrument identified in Schedule 1.1(e).

        "Quarterly Date" means each March 31, June 30, September 30 and December 31 of each Year.

        "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of March 1, 2012 between the Borrower and the Lender, as the foregoing may be amended, modified, supplemented, extended or restated.

        "Repayment Event" means the occurrence of any one of the following at any time prior to the Maturity Date, which has not been approved in advance by the Lender: (a) the sale, assignment, transfer or other disposition by a Credit Party, directly or indirectly, in one or more transactions, of any interest in any Material Project, which is greater than twenty-five percent (25%) of such Credit Party's aggregate right, title or interest therein as of the Closing Date; (b) the entry by any Credit Party into a partnership, limited liability company, joint venture or other cooperative arrangement with one or more third Persons, which has the effect or is intended to have the effect of granting to any such Person or Persons, directly or indirectly, the right to own, or right to acquire, more than twenty-five percent (25%) of a Credit Party's right to manage and operate any Material Project or of a Credit Party's aggregate right, title or interest in any Material Project; (c) the sale, assignment, transfer or other disposition by a Credit Party, directly or indirectly, of the right to manage and operate any Material Project; (d) the entry into or grant of any Royalty, Streaming Transaction, offtake agreement, supply agreement, sales agreement or other Instrument relating to the sale, conveyance, transfer or grant of an interest in Metals produced at or from any Material Project; or (e) the agreement by a Credit Party to enter into or undertake any of the foregoing or to enter into an agreement with respect to the foregoing.

        "Representative" means any director, officer, partner, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of a Person.

        "Royalty" means any share of mineral production, including a gross smelter return royalty, net smelter return royalty, overriding royalty, non-participating royalty, production payment, net profit interest, gross proceeds royalty and all other mineral royalties of every type and characterization.

        "Scheduled Maturity Date" means December 31, 2016.

        "Securities Laws" means all Governmental Requirements applicable to Equity Interests and the issuance of Equity Interests and the respective rules and regulations applicable thereto together with all binding policy statements, national instruments, orders, blanket rulings, mandatory guidelines and other applicable regulatory acts and instruments, together with all regulations, policies, rules or requirements imposed by any applicable securities exchange, trading platform or other Person.

        "Security Agreement" means (i) a security agreement given by a Credit Party for the benefit of the Lender, substantially in the form of Exhibit C hereto, (ii) each other Instrument whereby a Credit Party subordinates its rights to receive payment of any amounts from any other Credit Party to the complete payment in full of the Obligations, and (iii) any other security agreement or other Instrument by which the Lender obtains a Lien in or on any personal property or assets of a Credit Party to secure the Obligations, together with all amendments, modifications, supplements, extensions, revisions and restatements thereof in accordance with its terms.

        "Security Documents" means each Project Mortgage, each Guarantee, each Security Agreement, each Equity Interest Pledge Agreement and each other Instrument granting a Lien to secure the payment and performance of the Obligations, together, in each case, with all amendments, modifications, supplements, extensions, revisions and restatements thereto or thereof in accordance with their respective terms, all schedules and exhibits attached thereto and all financing statements, personal property security act filings and other Instruments required to be filed or recorded or notices required to be given in order to authenticate and perfect the Liens created by the foregoing and all other Instruments now or hereafter delivered by any Credit Party to the Lender in connection with this Agreement or any transaction contemplated hereby to secure the payment or performance of the Obligations.

        "Shareholder Approval" means the requisite approval by the shareholders of the Borrower, at a Shareholder Meeting, of the Borrower's issuance of Shares to the Lender, whether for payment of principal, interest, fees or otherwise, without restriction and as applicable, including the issuance of the Establishment Fee Shares, the Commitment Fee Shares, the Interest Shares, the Conversion Shares and any other Shares issuable to the Lender pursuant to this Agreement.

        "Shareholder Approval Date" means the date on which Shareholder Approval is obtained.

        "Shareholder Approval Outside Date" means January 31, 2014.

        "Shareholder Meeting" means a general or special meeting of the holders of Shares.

        "Shares" means the common shares of the Borrower with a par value of $0.001.

        "Spot Price" means, as of any date, the spot price for uranium (U308) as published by TradeTech as the U308 Spot Price Indicator; provided, that if TradeTech is no longer published or TradeTech no longer publishes a spot price for uranium (U308), then the Spot Price shall be reasonably identified by the Lender by reference to a publicly available service for displaying spot prices for Metals.

        "Standard Interest Rate" means ten percent (10%) per annum.

        "Stockholder's Agreement" means the Stockholders' Agreement dated as of March 1, 2012 between the Borrower and the Lender governing the rights of the Lender and the obligations of the Borrower with respect to the Lender's investment in the Borrower, as the foregoing may be amended, modified, supplemented, extended or restated.

        "Streaming Transaction" means a contractual right to sell or purchase Metals (whether all or any portion thereof) produced at or from one or more Projects.

        "Subsidiary" means, in respect of any Person at any date, (i) any corporation, company, limited liability company, association, joint venture or other business entity of which securities, membership interests or other ownership interests representing fifty percent (50%) or more of the voting power of all equity interests are owned or held, directly or indirectly, by such Person, (ii) any partnership, limited liability company or joint venture wherein the general partner, managing partner or operator is, directly or indirectly, such Person, or (iii) any other Person that is otherwise directly or indirectly Controlled by such Person.

        "Taxes" has the meaning specified in Section 3.7(a).

        "Tradable Shares" means Shares that are fully paid, duly issued and non-assessable; shall be evidenced by original certificates issued by the Borrower reflecting the Lender as the owner thereof; shall be free of Liens or other claims of rights or interests by third Persons therein; shall be free of contractual restrictions or obligations; shall be covered by and subject to the Registration Rights Agreement; and upon registration in accordance with the Registration Rights Agreement, such Shares shall be freely transferrable in accordance with Securities Laws on a public stock exchange of recognized standing, including NASDAQ.

        "Trading Day" means a day on which the NASDAQ or such other public stock exchange on which the Shares are principally traded is open and on which Shares are traded.

        "Tranche" means, individually and collectively, each tranche of the Loan, including the Tranche One Initial Advance Commitment, the Tranche One Post-Approval Commitment, the Tranche Two Commitment and the Tranche Three Commitment.

        "Tranche One Availability Period" means the period of time beginning on the Closing Date to, but not including, the date that is five (5) Business Days after the Shareholder Approval Date.

        "Tranche One Commitment" means, collectively, the Tranche One Initial Advance Commitment and the Tranche One Post-Approval Commitment.

        "Tranche One Initial Advance Commitment" means Three Million Dollars ($3,000,000).

        "Tranche One Post-Approval Commitment" means Two Million Dollars ($2,000,000).

        "Tranche Three Availability Period" means the period from July 15, 2014 to September 30, 2014.

        "Tranche Three Commitment" means Five Million Dollars ($5,000,000).

        "Tranche Two Availability Period" means the period from April 15, 2014 to June 30, 2014.

        "Tranche Two Commitment" means Five Million Dollars ($5,000,000).

        "Uranium Realized Price" means either (a) if the Spot Price is equal to or less than $56.50 per pound, an amount calculated in accordance with the following:

or, (b) if the Spot Price is greater than $56.50 per pound, an amount calculated in accordance with the following:

in each case as calculated by the Lender.

        "VWAP" means Volume-Weighted Average Price, being the price per Share calculated by dividing (x) an amount equal to the total value of Shares traded during a particular time period, by (y) an amount equal to the total volume of Shares traded over that particular time period, which shall be based on the price and volume quotes provided by NASDAQ or such other applicable public stock exchange and published by Bloomberg, which amount shall be calculated by the Lender and deemed to be accurate absent manifest error.

        "Work Program and Budget" means the detailed work program for the exploration, development, management and operation of the Projects scheduled to be undertaken by the Credit Parties using the proceeds of the Loan and other available funds, and the detailed budget relating to such activities as well as to all other general, administrative and others costs and expenses of the Credit Parties, in each case through December 31, 2014, as such work program and budget is updated, revised and amended from time to time in accordance with the terms hereof; the current Work Program and Budget in effect as of the date hereof, which has been approved by the Board of Directors of the Borrower, is attached hereto as Schedule 1.1(f).

        "Year" means a calendar year.

        1.2    Accounting Principles.     All accounting terms not otherwise defined herein shall be construed, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP applied on a basis consistent with the financial statements referred to in Section 6.1(g) except as specifically provided herein.

        1.3    Other Definitional Provisions; Date and Time References.

          (a)   Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Schedules, the other Loan Documents and any certificate or other document made or delivered pursuant hereto.

          (b)   The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (d)   The word "including" means "including without limitation" or "including, but not limited to," and does not create or denote a limitation.

          (e)   Unless otherwise expressly indicated, each reference to a time or date in any Loan Document shall be to the date and time in Denver, Colorado, United States of America.

          (f)    Any calculation to be made under this Agreement shall be, in all instances, calculated by the Lender, acting in good faith, by reference to the terms, conditions and formulas described in this Agreement, and each such calculation shall be deemed controlling and final, absent manifest error.

        1.4    Currency Conversions.     For purposes of application of the provisions of this Agreement and the other Loan Documents, United States Dollars, Canadian Dollars and any other relevant currency amounts will be calculated and converted by the Lender, acting in good faith, by reference to the Exchange Rate.

ARTICLE 2

COMMITMENT; USE OF PROCEEDS; FEES; FUTURE EQUITY FINANCINGS

        2.1    Commitment.     Subject to all of the terms and conditions of this Agreement and subject to the satisfaction of the applicable conditions precedent set forth herein, the Lender agrees to advance the Loan to the Borrower as follows:

          (a)    Tranche One Commitment.     During the Tranche One Availability Period, (i) subject to satisfaction of the applicable conditions precedent set forth in Article 5, the Lender agrees to advance the Tranche One Initial Advance Commitment to the Borrower (the "Initial Advance"), and (ii) following receipt of Shareholder Approval prior to the Shareholder Approval Outside Date, and subject to satisfaction of the conditions precedent set forth in Article 5, including in Section 5.2, the Lender agrees to advance the Tranche One Post-Approval Commitment. The obligation of the Lender to advance any portion of the Tranche One Commitment shall terminate on the last day of the Tranche One Availability Period. Upon the applicable advance, the Tranche One Initial Advance Commitment and the Tranche One Post-Approval Commitment, respectively, shall expire.

          (b)    Tranche Two Commitment.     During the Tranche Two Availability Period, subject to satisfaction of the applicable conditions precedent set forth in Article 5, the Lender agrees to advance the Tranche Two Commitment to the Borrower in one advance. The obligation of the Lender to advance the Tranche Two Commitment shall terminate at the end of the last business day of the Tranche Two Availability Period. Upon advance, the Tranche Two Commitment shall expire.

          (c)    Tranche Three Commitment.     During the Tranche Three Availability Period, subject to satisfaction of the applicable conditions precedent set forth in Article 5, the Lender agrees to advance the Tranche Three Commitment to the Borrower in one advance. The obligation of the Lender to advance the Tranche Three Commitment shall terminate at the end of the last business day of the Tranche Three Availability Period. Upon advance, the Tranche Three Commitment shall expire.

        2.2    Borrowing Procedure and Funding.

          (a)   The Borrower shall request an advance of any Tranche of the Loan, including each advance of the Tranche One Initial Advance Commitment, the Tranche One Post-Approval Commitment, the Tranche Two Commitment and the Tranche Three Commitment, by delivering to the Lender a written Notice of Borrowing signed by the Borrower, which shall be delivered to the Lender by no later than ten (10) Business Days (or such shorter period as may be agreed by the Lender) prior to the date of the requested borrowing (the "Borrowing Date"). The Notice of Borrowing shall be irrevocable and shall specify: (i) that a Loan is requested by the Borrower, identifying the Tranche that is being requested, (ii) the requested Borrowing Date (which shall be a Business Day not less than ten (10) Business Days after delivery, or such shorter period as may be agreed by the Lender), and (iii) such other information and certifications as set forth in the form of Notice of Borrowing and as the Lender shall otherwise have reasonably requested.

          (b)   Subject to the satisfaction of the applicable conditions precedent set forth in Article 5, the Lender shall disburse the proceeds of each Tranche of the Loan to the Borrower by the deposit of funds directly to the Borrower's Account.

          (c)   Any part of the Loan that has been repaid by the Borrower may not be re-borrowed and shall not be re-advanced to the Borrower (except by the Lender in its sole discretion as a Directed Advance pursuant to Section 3.5).

        2.3    Convertible Loan.     Upon the Conversion Effective Date, any portion of the Tranche One Commitment then outstanding shall automatically and immediately convert into a convertible loan subject to the Conversion Provisions, on the terms and conditions applicable to a convertible loan set forth herein, without any further action or the delivery of any Instrument, effective on and as of the Conversion Effective Date. On and after the Conversion Effective Date, any portion of the Commitment advanced as a Loan shall be advanced as a convertible loan and the Loan will be convertible into Tradable Shares in accordance with the Conversion Provisions.

        2.4    Repayment.     The principal amount of the Loan, together with interest thereon and all fees, costs and other amounts then owing, shall be due and payable in full on the Maturity Date. The Borrower covenants and agrees to repay the Loan, together with interest thereon, in accordance with the terms of this Agreement. Any part of the Loan that has been repaid by the Borrower may not be re-borrowed and shall not be re-advanced to the Borrower (except by the Lender in its sole discretion as a Directed Advance pursuant to Section 3.5).

        2.5    Use of Proceeds.     The Borrower will utilize the Loan solely for critical general and administrative costs, essential restoration commitments and limited technical studies, in each case with respect to the Projects through December 31, 2014, all in accordance with, and as specified in, the Work Program and Budget.

        2.6    Fees.

          (a)    Establishment Fee.     The Borrower agrees to pay the Lender a fee for the establishment of the credit facility (the "Establishment Fee") in the amount of Three Hundred Thousand Dollars ($300,000) payable in Tradable Shares, which shall be delivered to the Lender by no later than the fifth (5th) Business Day following the Shareholder Approval Date. The number of Tradable Shares which are required to be delivered by the Borrower to the Lender in satisfaction of payment of the Establishment Fee (the "Establishment Fee Shares") shall be determined by the Lender by dividing (i) the Dollar amount of the Establishment Fee, by (ii) the Market Price on October 18, 2013. If the shareholders of the Borrower fail to adopt the Shareholder Approval, or if the Shareholder Approval is not otherwise obtained by the Shareholder Approval Outside Date, then the Establishment Fee shall be immediately due and payable in immediately available funds. The entire Establishment Fee is earned in full as of the Closing Date. Payment of the Establishment Fee shall be deemed satisfied upon delivery of the appropriate number of Shares to the Lender (or its designee) or in cash, in accordance with the foregoing. No portion of the Establishment Fee is refundable to the Borrower or rescindable by the Borrower, in whole or in part, under any circumstance.

          (b)    Commitment Fee.     In consideration of the Commitment, the Borrower agrees to pay to the Lender a commitment fee (the "Commitment Fee") in an amount equal to the product of (i) the average daily unused portion of the Commitment beginning on the Closing Date and ending on the termination of the Commitment, multiplied by (ii) one percent (1%) per annum. The Commitment Fee shall accrue on a daily basis, shall be calculated monthly and shall be payable to the Lender quarterly in arrears on each Interest Payment Date with respect to each quarterly period ending on the Quarterly Date immediately prior to such Interest Payment Date and on the Maturity Date. The Commitment Fee shall be payable by the delivery of Tradable Shares, or, at the option of the Lender, as evidenced by a written notice thereof delivered to the Borrower, in immediately available funds. The number of Tradable Shares which are required to be delivered by the Borrower to the Lender in satisfaction of such Commitment Fee (the "Commitment Fee Shares") shall be determined by the Lender by calculating the quotient of

  (A) the Dollar amount of the Commitment Fee which is then due, divided by (B) the Market Price. Payment of the Commitment Fee shall be deemed satisfied upon delivery of the appropriate number of Tradable Shares to the Lender electing this payment option by not later than each Interest Payment Date and the Maturity Date. If the Lender elects to receive Commitment Fee Shares in satisfaction of the Commitment Fee for any period of time prior to the Shareholder Approval Date, then delivery of such Commitment Fee Shares shall be deferred until after Shareholder Approval and shall be delivered to the Lender by no later than the fifth (5th) Business Day following the Shareholder Approval Date; provided, that if the shareholders of the Borrower fail to adopt the Shareholder Approval, or if the Shareholder Approval is not otherwise obtained by the Shareholder Approval Outside Date, then such portion of the Commitment Fee shall be immediately due and payable in immediately available funds.

        2.7    Lender Participation in Equity Financings.     In consideration of the commitment of the Lender to make the Loan, the Credit Parties hereby irrevocably grant to the Lender the option and right, at any time and from time to time in the Lender's sole discretion, so long as the Lender or any of Lender's Affiliates, successors or related investment funds managed by RCF Management L.L.C. holds any Shares or is a creditor of any Credit Party, to participate or to nominate any of the Lender's Affiliates, successors or related investment funds managed by RCF Management L.L.C. to participate in any Equity Financing, at the same price and on the same terms and conditions as offered to other investors in such Equity Financing, such participation to be on a pro rata basis as determined on a partially-diluted basis by reference to the Lender's percentage interest in the Shares that the Lender holds or shall be deemed to hold at the time when an offer of participation is made, such that the Lender may maintain its partially-diluted percentage interest in the Shares, such right to be open for acceptance by the Lender for a period of twenty (20) Business Days from the date upon which Lender receives notice of the Equity Financing. The Lender shall have the option and right, but no obligation or requirement, to participate in any such Equity Financing. If the Lender elects to participate in such Equity Financing, the Lender shall participate in such Equity Financing on the same terms and conditions as other participants in such Equity Financing. Each Credit Party agrees to take any and all action and to obtain any and all approvals and consents, or to cause such action to be taken and such approvals and consents to be obtained, as is necessary or appropriate to allow the Lender to fully participate in any Equity Financing in accordance with the provisions of this paragraph.

        2.8    No Fees or Commissions.     Neither the Borrower nor any other Credit Party has incurred, nor will they incur, directly or indirectly any liability for brokerage or finder's fees or agent's commissions or any similar charges or fees in connection with this Agreement or the issuance of any Shares to the Lender contemplated hereby.

        2.9    Legend on Share Certificates.     The Lender consents to the placement of a legend on any certificate or other document evidencing the Shares issued pursuant to this Agreement substantially as set forth below, that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities or "blue sky" laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. The Lender is aware that the Borrower will make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares.

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER ANY "BLUE SKY" OR STATE SECURITIES LAWS, AND THE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER

  TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

        2.10    Anti-Dilution Rights.     The Market Price, the Conversion Price and all Shares to be delivered to the Lender hereunder, whether as Establishment Fee Shares, Commitment Fee Shares, Interest Shares, Conversion Shares or otherwise, shall be adjusted to prevent dilution and to reflect (i) any issuance, for a period of one year following the Closing Date, by the Borrower of Equity Interests at a price per Share less than the Conversion Price, which adjustment (x) shall be subject to a floor of $1.00 per Share and (y) shall not apply to issuances of Shares under the Borrower's 2013 Omnibus Incentive Plan (provided that all such issuances comply with the volume limitations set forth in Section 6.2 thereof) or upon the vesting of other restricted shares or restricted stock units or exercise of stock options that are, in each case, outstanding as of the date of this Agreement, and (ii) any changes in the Borrower's capital structure that may occur prior to issuance of Shares to the Lender, in each case, as further described in Schedule 2.10.

 ARTICLE 3

PROCEDURE AND PAYMENT

        3.1    Interest.

          (a)    General.     Interest on the Loan shall accrue and shall be payable by the Borrower at the Applicable Interest Rate, as further described below. On each Interest Payment Date, the Borrower shall pay interest on the outstanding principal amount of the Loan with respect to each quarterly period ending on the Quarterly Date immediately prior to such Interest Payment Date at a rate of interest per annum equal to the Applicable Interest Rate based on a 360-day year. Accrued but unpaid interest shall be payable in full on the Maturity Date.

              (i)  Initial Advance Interest Rate.    Until the Shareholder Approval Date, interest on the Initial Advance shall accrue and shall be payable by the Borrower at the Initial Advance Interest Rate.

             (ii)  Standard Interest Rate.    Following Shareholder Approval, interest on the Loan shall accrue and shall be payable by the Borrower at the Standard Interest Rate.

            (iii)  Default Interest.    Interest on the Loan shall accrue and shall be payable by the Borrower at the Default Rate during all periods when an Event of Default has occurred and is continuing, including when any amounts payable by the Borrower as principal repayments, interest payments, expense payments or other amounts are due and payable hereunder, whether by acceleration or otherwise, but remain unpaid by the Borrower. Without prejudice to the rights of the Lender under the preceding sentence, the Borrower shall indemnify the Lender against any direct loss or expense which the Lender may sustain or incur as a result of the failure by the Borrower to pay the Loan when due. A certificate or other notice of the Lender submitted to the Borrower setting forth the basis for the determination of Default Rate interest due and of the amounts necessary to indemnify the Lender in respect of such loss or expense, shall constitute evidence of the accuracy of the information contained therein in the absence of error and, absent notice from the Borrower of such error, shall be conclusive and binding for all purposes. Interest accruing at the Default Rate shall be payable on demand in immediately available funds in United States Dollars.

          (b)    Payment of Interest by Delivery of Shares.     Provided that no Default or Event of Default has occurred and remains outstanding, the Borrower shall pay interest on the Loan by delivery of Tradable Shares (the "Interest Shares") to the Lender on each Interest Payment Date. At the option of the Lender in its sole discretion, as evidenced by a written notice thereof delivered to the Borrower within three (3) Business Days prior to each Quarterly Date immediately prior to such Interest Payment Date, the Borrower shall pay interest on the Loan in United States Dollars. The number of Interest Shares which are required to be delivered by the Borrower to the Lender in satisfaction of any interest payment payable by the delivery of Interest Shares shall be determined by the Lender by dividing (i) the Dollar amount of the interest on the Loan which is due as of the Quarterly Date immediately prior to such Interest Payment Date, by (ii) the Market Price on such Quarterly Date immediately prior to such Interest Payment Date. Payment of interest shall be deemed satisfied upon delivery to the Lender of the interest then due: (x) in Dollars or (y) by the applicable number of Interest Shares, as directed by the Lender, in either case, on or prior to the applicable Interest Payment Date. If the Lender elects to receive Interest Shares in satisfaction of the payment of interest for any period of time prior to the Shareholder Approval Date, then delivery of such Interest Shares shall be deferred until after Shareholder Approval and shall be delivered to the Lender by no later than the fifth (5th) Business Day following the Shareholder Approval Date; provided, that if the shareholders of the Borrower fail to adopt the Shareholder Approval, or if the Shareholder Approval is not otherwise obtained by the Shareholder Approval Outside Date, then such interest shall be immediately due and payable in immediately available funds.

          (c)    Fractional Interests.     The Borrower shall not be required to issue fractional Interest Shares upon payment of interest on the Loan in Interest Shares. If any fraction of a Share would, except for the provisions of this Section 3.1(c), be issuable upon payment of interest on the Loan in Interest Shares (or specified portion thereof), the Borrower shall issue to the Lender one (1) share for a fraction of an Interest Share greater than or equal to 0.50 and shall issue zero (0) shares for a fraction of an Interest Share less than 0.50.

        3.2    Repayment of the Loan.

          (a)    Principal Repayment.     The Loan shall be due and payable in full on the Maturity Date.

          (b)    Voluntary Prepayment.     Upon not less than five (5) Business Days' prior written notice to the Lender, the Borrower may at any time prepay all or a portion of the Loan without penalty. Upon the giving of notice of prepayment, which shall be irrevocable, the prepayment, together with all interest accrued through the prepayment date, shall be due and payable on the date set forth therein. Any such voluntary prepayment of the Loan shall be in a minimum amount of Five Million United States Dollars (US$5,000,000) or (if lower) the full amount of the Loan then outstanding. Amounts prepaid by the Borrower may not be re-borrowed by the Borrower (except, at the option of the Lender, as a Directed Advance made by the Lender pursuant to Section 3.5).

          (c)    Mandatory Prepayment.

              (i)  The Borrower will prepay the Loan or a portion thereof as provided in this Section 3.2(c)(i) together with accrued interest on such prepaid amount (A) in full upon acceleration of the due date thereof pursuant to Section 10.2; and (B) in full on the repayment date specified in a written notice provided to the Borrower by the Lender stating that the Lender requires the Loan to be repaid as a result of the occurrence of a Repayment Event.

             (ii)  Amounts prepaid by the Borrower may not be re-borrowed by the Borrower (except, at the option of the Lender, as a Directed Advance made by the Lender pursuant to Section 3.5).

          (d)    Payment of Interest by Delivery of Shares.     Provided that no Default or Event of Default has occurred and remains outstanding, the Borrower shall pay interest accrued through such prepayment date in Interest Shares. At the option of the Lender in its sole discretion, as evidenced by a written notice thereof delivered to the Borrower within three (3) Business Days prior to the date for prepayment set forth in Sections 3.2(b) or 3.2(c) above (the "Prepayment Date"), the Borrower shall pay interest associated with such prepayment in Dollars. The number of Interest

  Shares which are required to be delivered by the Borrower to the Lender in satisfaction of any interest payment payable by the delivery of Interest Shares shall be determined by the Lender by dividing (i) the Dollar amount of the interest on the portion of the Loan which is to be prepaid, by (ii) the Market Price as of the date immediately prior to the Prepayment Date. Payment of interest shall be deemed satisfied upon delivery to the Lender of the interest then due: (x) in Dollars on or prior to the Prepayment Date or (y) by the applicable number of Interest Shares on or prior to the Prepayment Date, in each case in the form directed by the Lender.

          (e)    Illegality.     If the Lender shall notify the Borrower that a Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for the Lender to perform its obligations under this Agreement to maintain the Loan then outstanding hereunder, the Borrower shall, no later than 11:00 a.m. (Denver, Colorado time) on or before the date that is the earlier of (i) the date that is thirty (30) days after such notice is provided, or (ii) the earliest date required by applicable Governmental Requirements or Change in Law, prepay all of the Loan made by the Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and breakage fees, if any, required to be paid by the Lender as a result of such prepayment being made on such date.

        3.3    Priority of Prepayments.     All prepayments made by the Borrower shall be applied first to any amounts (other than principal or interest) then payable by any Credit Party hereunder or under any other Loan Documents, then to accrued and unpaid interest on the Loan so prepaid, then to the principal amount of the Loan.

        3.4    Payments and Computations.     Except as otherwise expressly provided in this Agreement, payments by the Borrower pursuant to this Agreement or any other Loan Document, whether in respect of the Loan, interest or otherwise (other than interest or fee payments made by delivery of Shares), shall be made by the Borrower to the Lender not later than 12:00 noon (Denver, Colorado time) on the date due by delivery of United States Dollars in immediately available funds to the Lender's Account, or such other account designated from time to time by notice from the Lender to the Borrower in writing at least two (2) Business Days before any such due date. Except as otherwise expressly provided in this Agreement, payments by the Borrower pursuant to this Agreement or any other Loan Document of interest, fees or other amounts in Shares shall be made by the Borrower to the Lender not later than 12:00 noon (Denver, Colorado time) on the date due by delivery of one or more duly authorized and issued Share certificates evidencing the number of Shares then due, issued in the name of the Lender or such Affiliate of the Lender as designated by the Lender in writing. All payments under this Agreement to be made by the delivery of Shares shall be made by the delivery of Tradable Shares. All decisions with respect to the payment of interest, fees or other amounts under this Agreement by either (i) the delivery of Tradable Shares, or (ii) the payment of immediately available funds, shall be made by the Lender in its sole discretion. For the purposes of converting any amount from or into United States Dollars or any other currency, the parties shall use the Exchange Rate. All payments hereunder, whether by delivery of Shares or of United States Dollars, shall be made by the Borrower without set off, deduction, withholding or counterclaim not later than on the date when due. Any payments received hereunder after the time and date specified in this Section 3.4 shall be deemed to have been received by the Lender on the next following Business Day. All interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable over a year comprised of three hundred sixty (360) days. Whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

        3.5    Directed Advances.     At any time during the Conversion Period, if the Borrower has repaid all or any portion of the Loan, the Lender, in its sole discretion, has the right and option, but shall have no obligation, to cause a re-advance (a "Directed Advance") of such repaid amount, or any portion thereof, to be made to the Borrower for the purpose of allowing the Lender to convert such Loan provided to the Borrower pursuant to a Directed Advance into Conversion Shares in accordance with the Conversion Provision. Directed Advances shall be evidenced by the Lender's delivery of notice in writing to the Borrower, such notice to be delivered to the Borrower at least ten (10) Business Days prior to the date on which the Directed Advance referred to therein is made and the related conversion into Conversion Shares takes place. The Lender may make a Directed Advance at any time during the Conversion Period if the Borrower has repaid all or any portion of the Loan during the Conversion Period, and this Agreement shall remain in force and effect in accordance with its terms until the Scheduled Maturity Date for purposes of exercise of a Directed Advance, notwithstanding full and final payment and performance of the other Obligations. Any Loan received by the Borrower pursuant to a Directed Advance shall be immediately converted into Conversion Shares pursuant to the Conversion Provisions and such Loan shall be deemed repaid upon delivery to the Lender of the appropriate number of Conversion Shares in satisfaction of such Directed Advance, as calculated in accordance with the Conversion Provisions.

        3.6    Increased Costs.

          (a)    Increased Costs Generally.     If any Change in Law shall:

              (i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

             (ii)  subject the Lender to any Taxes and Other Taxes payable by the Lender (other than Excluded Taxes) with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof; or

            (iii)  impose on the Lender any other condition, cost or expense affecting this Agreement or Loan made by the Lender;

  and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered. The Lender agrees to use reasonable efforts to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 3.6, at the cost and expense of the Borrower.

          (b)    Certificates for Reimbursement.     A certificate of an authorized officer of the Lender setting forth the amount or amounts necessary to compensate the Lender or the Lender's Affiliate, as the case may be, as specified in paragraph (a) of this Section 3.6 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Contemporaneously with such certificate the Lender shall provide the Borrower with reasonable supporting evidence of the amounts claimed to be due from the Borrower to the Lender and the steps Lender took to minimize such amounts.

          (c)    Delay in Requests.     Failure or delay on the part of the Lender to demand compensation pursuant to this Section 3.6 shall not constitute a waiver of the Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.6 for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

        3.7    Taxes.

          (a)    General.     Any and all payments and the delivery of any and all certificates, Shares, securities or other property or consideration by the Borrower or any other Credit Party hereunder shall be made in full, free and clear of and without deduction or withholding for any and all present or future taxes, levies, duties, imposts, assessments, deductions, charges, withholdings or other similar amounts, and all liabilities with respect thereto imposed on the Borrower or any Credit Party, other than Excluded Taxes (all such non-excluded taxes, levies, duties, imposts, assessments, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower or any other Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any such payment, certificate, Share, security or other property or consideration payable or deliverable hereunder to the Lender, (i) the sum payable and the certificates, Shares, securities and other property or consideration so deliverable shall, subject to applicable law, be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums, certificates, Shares, securities and other property or consideration payable or deliverable under this Section 3.7) the Lender receives an amount and certificates, Shares, securities and other property or consideration as the case may be equal to the amount and certificates, Shares, securities and other property or consideration it would have received had no such deductions or withholdings been made, (ii) the Borrower or the Credit Party shall make such deductions or withholdings and (iii) the Borrower or other Credit Party shall pay the full amount required to be deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and within the time for payment prescribed by applicable law. If the Lender receives a credit against Excluded Taxes for any amounts deducted or withheld, the Lender shall deliver to the Borrower the amount of such credit.

          (b)    Other Taxes.     In addition, the Borrower agrees to pay any present or future stamp, sales, use or documentary taxes or any other excise or property taxes, charges, duties or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any of the Loan Documents, or any Instrument contemplated thereby (hereinafter referred to as "Other Taxes"), other than Excluded Taxes.

          (c)    Tax Indemnity.     The Borrower hereby indemnifies the Lender for, and agrees to hold the Lender harmless from, the full amount of all Taxes and Other Taxes payable by the Lender (other than Excluded Taxes) and any liability, cost or amount (including penalties, interest and expenses) arising therefrom or with respect thereto.

          (d)    Payment of Taxes.     Within thirty (30) days after the date required for payment of any Taxes or Other Taxes required to be deducted or withheld by the Borrower in respect of any payment or delivery to the Lender, the Borrower will furnish to the Lender a form of evidence of payment thereof acceptable to the Lender in its sole discretion, acting reasonably.

          (e)    Survival.     Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3.7 shall survive the payment in full of the Loan, interest thereon and any other amounts due hereunder.

          (f)    Further Assurances.     After receipt from the Borrower of each payment made pursuant to this Section 3.7, the Lender shall, if reasonably requested by the Borrower and at the Borrower's cost and expense, submit and pursue any necessary applications to obtain any refund, credit, allowance, remission or deduction from income otherwise determined or tax otherwise payable, to which the Lender may be entitled from the taxation authorities of any relevant taxing jurisdictions in respect of any payment of Taxes or Other Taxes referred to in this Section 3.7. If any such refund shall be received or due payment of tax reduced by reason of such refund, credit, allowance, remission or deduction, the Lender shall, to the extent that it can do so without prejudice to its ability to retain the amount of such refund, credit, allowance, remission or deduction, promptly notify the Borrower thereof and account to the Borrower for an amount equal to the refund received or credit, allowance, remission or deduction given.

        3.8    Usury.     If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of "interest" at a "criminal rate" or a "usurious rate", then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of "interest" at a "criminal rate" or a "usurious rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (a) first, by reducing the amount or rate of interest; and (b) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Lender which would constitute interest under applicable Governmental Requirements.

ARTICLE 4

COLLATERAL SECURITY

        4.1    Security Documents.     As security for the due, prompt and complete repayment of the Loan and the payment of all other amounts due hereunder, and for the prompt and complete performance of all other Obligations, the Credit Parties shall execute and deliver to the Lender the Security Documents to which each of them is a party, in each case as and when contemplated by this Agreement or any other Loan Document.

        4.2    Recordings and Filings of Security Documents.     The Lender will record, register or file with or deliver to appropriate Governmental Authorities, account debtors or other Persons, the Security Documents, as necessary or appropriate, at the Borrower's expense, together with all other Instruments necessary to establish, attach, protect, maintain or perfect the Liens of the Lender, each with the Agreed Priority over all other security interest holders and mortgages.

        4.3    Protection of Security Document Liens.     Each Credit Party hereby authorizes the Lender to file such financing statements and other agreements, documents, registrations, filings or Instruments with such Governmental Authorities in such jurisdictions as it reasonably determines to be desirable and to take such other actions as the Lender determines to be necessary or desirable to legalize, authenticate, protect, perfect and maintain the perfection of the Liens in the Collateral identified in the Security Documents. The Credit Parties agree to cooperate with the Lender in delivering all share certificates and other certificates (together with stock transfers, transfer powers of attorney, or other appropriate Instruments, in each case executed in blank), if any, of Equity Interests pledged pursuant to a Security Document and in undertaking and completing all recordings, filings, registrations and other actions required in connection with the Security Documents, and the Credit Parties further agree to promptly take all such other actions as the Lender may reasonably determine to be necessary or appropriate to confirm, perfect, maintain and protect the perfection of the Liens granted by the Security Documents.

        4.4    Security Documents.     Each Credit Party hereby agrees that notwithstanding any provision of any other Loan Document to the contrary, the Liens created pursuant to the Security Documents shall secure all Obligations. The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, or will be perfected security interests and Liens in accordance with the requirements specified in such Security Documents or elsewhere in this Agreement, each with the Agreed Priority.

        4.5    Right of Set-off.     Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower or any other Credit Party (any such notice being expressly waived by the Borrower and the other Credit Parties), to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of any Credit Party against any and all of the Obligations of any Credit Party now or hereafter existing, although such Obligations may be contingent and unmatured. The Lender agrees promptly to notify the Borrower and the appropriate Credit Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 4.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

        4.6    Subordination of Certain Liens.     The Lender agrees to subordinate its Liens on the Collateral on terms and conditions acceptable to the Lender to be contained in a written subordination agreement reasonably acceptable to the Lender, and which terms will specifically not include any agreement on the part of the Lender to forego, delay or postpone payments due to the Lender (whether for principal, interest or other amounts), to Liens in favor of a third Person or Persons providing bona fide Debt Financing to a Credit Party to the extent reasonably necessary for the development and operation of a Project. The provisions of this Section 4.6 pertain only to subordination by the Lender of its Liens with respect to the Collateral pertaining to a Project and the priority thereof and do not obligate the Lender to subordinate its rights to receive payments of principal, interest, fees and other amounts due hereunder as and when such amounts are or become due or to otherwise demand and obtain full performance of the Obligations.

ARTICLE 5

CONDITIONS PRECEDENT

        5.1    Conditions Precedent to this Agreement and the Tranche One Initial Advance Commitment.     The obligation of the Lender with respect to the advance of the Tranche One Initial Advance Commitment during the Tranche One Availability Period is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent:

          (a)   The Lender or its counsel shall have received the following, with each Instrument dated on or no more than three (3) days prior to the date of the proposed advance of a Loan (or as otherwise specified herein or agreed by the Lender), and in form and substance as shall be satisfactory to the Lender:

              (i)  this Agreement, duly executed by the Borrower and the applicable Credit Parties;

             (ii)  the Promissory Note, duly executed by the Borrower, payable to the order of the Lender;

            (iii)  each of the Security Documents, each duly executed by the applicable Credit Party, together with any financing statements, filings or other Instruments for filing or registration, notarizations thereof, notices with respect thereto or other Instruments, including applicable estoppel letters, determined by the Lender, acting reasonably, to be necessary or desirable to establish, maintain and perfect the Liens established pursuant to the Security Documents;

            (iv)  to the extent not specifically referenced, each other Loan Document, duly executed by the applicable Credit Party or its Subsidiaries, as appropriate;

             (v)  an Omnibus Certificate for each Credit Party, duly executed by an officer thereof, substantially in the form of Exhibit A hereto;

            (vi)  a Notice of Borrowing, duly executed by an officer of the Borrower, substantially in the form of Exhibit B hereto;

           (vii)  a certificate for each Credit Party from (A) its jurisdiction of incorporation or organization and (B) each other jurisdiction identified on Schedule 5.1(a)(vii), confirming the due organization and good standing of such Credit Party in such jurisdiction, as applicable;

          (viii)  an opinion of legal counsel to the Credit Parties, in form and substance acceptable to the Lender, acting reasonably;

            (ix)  security legal opinions from legal counsel to each Credit Party, in form and substance acceptable to the Lender, pertaining to the validity of the Security Documents and the security interests granted thereby and the perfection of such security interests;

             (x)  certificates of issuing insurance companies or brokers, confirming compliance by the Credit Parties with the insurance requirements set forth in Section 7.5;

            (xi)  accurate and complete copies of the financial statements of the Credit Parties referred to in Section 6.1(g); and

           (xii)  all such other approvals, opinions, documents or Instruments as the Lender may reasonably request.

          (b)   all representations and warranties made by the Credit Parties herein and in any other Loan Document shall be true and correct;

          (c)   all approvals, consents and authorizations of Governmental Authorities or other Persons required in connection with this Agreement and the other Loan Documents, if any, shall have been obtained and remain in effect;

          (d)   there shall be no pending or threatened (in writing) action or proceeding before any Governmental Authority against or affecting any Credit Party or any Project which could reasonably be expected to have a Material Adverse Effect on any Credit Party;

          (e)   the Borrower shall have delivered to the Lender a copy of the current Work Program and Budget, which has been approved by the Board of Directors of the Borrower and is in form and substance reasonably satisfactory to the Lender;

          (f)    since December 31, 2012, except as previously disclosed in writing to the Lender, there shall have been no change, event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect on the Borrower or on any Material Project;

          (g)   the Lender shall have received, in form and substance satisfactory to the Lender, search results from all relevant jurisdictions wherein a Credit Party conducts business or owns property, pertaining to all Lien filings, registrations and records appearing in such jurisdiction, together with copies of any documents, filings and Instruments on file in such jurisdictions;

          (h)   all data, reports, maps, surveys, financial statements, Instruments and other information requested by the Lender for its due diligence shall have been provided, and the Lender shall have completed its due diligence investigation of the Credit Parties and the Projects in scope, and with results, satisfactory to the Lender;

          (i)    the Lender shall have received all internal investment committee approvals necessary to consummate the transactions contemplated by this Agreement;

          (j)    the Lender shall be satisfied with the form of the Loan Documents;

          (k)   the Credit Parties shall have made all public disclosures (including all information material to the Credit Parties and the Projects) and submitted all applications, reports and information, and taken all other actions necessary, to comply fully with applicable Securities Laws, and the Lender shall have confirmed such compliance to its satisfaction;

          (l)    each Credit Party shall have performed and complied with all agreements and conditions herein and in the other Loan Documents required to be performed and complied with on or prior to the date of the proposed Loan, except those agreements and conditions waived by the Lender;

          (m)  no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan;

          (n)   except for litigation disclosed on Schedule 6.1(f), there shall not exist any litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or its Subsidiaries, or any Project, which has had, or could reasonably be expected to have, a Material Adverse Effect, or which could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Loan Document, that has not been settled, dismissed, vacated, discharged or terminated; and

          (o)   the Lender shall have received all such other approvals, opinions, certificates, documents or Instruments as the Lender may reasonably request.

The Borrower's tender of a Notice of Borrowing shall be deemed to constitute a representation and warranty by the Borrower as of the date of the Loan that the conditions precedent in paragraphs (a) through (o) of this Section 5.1 have been, and remain, satisfied.

        5.2    Conditions Precedent to the Tranche One Post-Approval Commitment.     The obligation of the Lender to advance the Tranche One Post-Approval Commitment during the Tranche One Availability Period is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent:

          (a)   The Lender or its counsel shall have received each of the Loan Documents to be executed and delivered by a Credit Party together with all such other approvals, opinions, documents or Instruments as the Lenders may reasonably request;

          (b)   The Shareholder Approval shall have been obtained by no later than the Shareholder Approval Outside Date, and the Credit Parties shall have otherwise provided evidence satisfactory to the Lender that all Shares issuable pursuant to this Agreement have been duly and validly authorized, and that such issuance of Shares shall comply with all applicable Governmental Requirements, including applicable Securities Laws;

          (c)   All interest, Fees and other amounts due and payable prior to the proposed Borrowing Date shall have been timely paid in full;

          (d)   All conditions set forth in Section 2.1 and Section 2.2, including delivery of an executed Notice of Borrowing, shall have been satisfied, and all of the conditions set forth in Section 5.1 shall have been, and shall remain, satisfied; and

          (e)   The Tranche One Initial Advance Commitment shall have been advanced to the Borrower.

        5.3    Conditions Precedent to the Tranche Two Commitment.     The obligation of the Lender to advance the Tranche Two Commitment during the Tranche Two Availability Period is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent:

          (a)   The Lender or its counsel shall have received each of the Loan Documents to be executed and delivered by a Credit Party together with all such other approvals, opinions, documents or Instruments as the Lenders may reasonably request;

          (b)   If, at any time, the Uranium Realized Price is less than $50 per pound, then the Credit Parties shall defer and not undertake any plans, activities, obligations or expenditures related to start-up activities or recommencing the extraction or production of Metals from any Project located in Texas until either (i) the Uranium Realized Price exceeds an average of $50 per pound for a period of not less than three (3) Months, or (ii) the profit margin on the Full Cost of Production associated with the extraction, production, marketing and sale of uranium by the Credit Parties from all Projects in production equals or exceeds ten percent (10%) for a period of not less than three (3) Months; and the Credit Parties shall have provided evidence satisfactory to the Lender, including by delivery of a written certificate signed by the Credit Parties, that all such plans, activities, obligations and expenditures have been deferred, and will not be undertaken, until such time as the foregoing conditions have been satisfied to the satisfaction of the Lender; provided, however, that if commenced in compliance with the foregoing conditions in this Section 5.3(b), any such plans, activities, obligations or expenditures related to start-up activities or recommencing of extraction or production of Metals from any Project located in Texas shall be permitted to continue if ceasing such activities would result in further economic loss to the Credit Parties as compared to continuing such activities;

          (c)   All interest, Fees and other amounts due and payable prior to the proposed Borrowing Date shall have been timely paid in full;

          (d)   All conditions set forth in Section 2.1 and Section 2.2, including delivery of an executed Notice of Borrowing, shall have been satisfied, and all of the conditions set forth in Section 5.1 shall have been, and shall remain, satisfied; and

          (e)   The Tranche One Post-Approval Commitment shall have been advanced to the Borrower.

        5.4    Conditions Precedent to the Tranche Three Commitment.     The obligation of the Lender to advance the Tranche Three Commitment during the Tranche Three Availability Period is subject to satisfaction (or waiver by each Lender in its sole discretion) of each of the following conditions precedent:

          (a)   The Lender or its counsel shall have received each of the Loan Documents to be executed and delivered by a Credit Party together with all such other approvals, opinions, documents or Instruments as the Lenders may reasonably request;

          (b)   If, at any time, the Uranium Realized Price is less than $50 per pound and the profit margin on the Full Cost of Production associated with the extraction, production, marketing and sale of uranium by the Credit Parties from all Projects in production is less than ten percent (10%), then the Credit Parties shall revise and amend the Work Program and Budget to reduce all costs and expenditures so that the Tranche Three Commitment will demonstrably cover all financial obligations and commitments of the Credit Parties through March 2015; and such amended Work Program and Budget shall be approved and adopted by the Board of Directors of the Borrower and shall be approved by the Lender;

          (c)   All interest, Fees and other amounts due and payable prior to the proposed Borrowing Date shall have been timely paid in full;

          (d)   All conditions set forth in Section 2.1 and Section 2.2, including delivery of an executed Notice of Borrowing, shall have been satisfied, and all of the conditions set forth in Section 5.1 shall have been, and shall remain, satisfied; and

          (e)   The Tranche Two Commitment shall have been advanced to the Borrower.

        5.5    Conditions Precedent to All Loans.     The obligation of the Lender to advance any Tranche hereunder is subject to the satisfaction (or waiver by the Lender in its sole discretion) of the following conditions precedent on the date of making such Loan:

          (a)   The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Loan as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date;

          (b)   No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Loan;

          (c)   Immediately after giving effect to the making of any Tranche of the Loan (and the application of the proceeds thereof), the aggregate sum of all outstanding Tranches shall not exceed the respective Commitments;

          (d)   Except for litigation disclosed on Schedule 6.1(f), there shall not exist any litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, or any Project, which has had, or could reasonably be expected to have, a Material Adverse Effect, or which could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Loan Document, that has not been settled, dismissed, vacated, discharged or terminated;

          (e)   No Borrower, Credit Party or Material Project shall have suffered a Material Adverse Effect; and

          (f)    All conditions set forth in Section 2.1 and Section 2.2, including delivery of an executed Notice of Borrowing, shall have been satisfied, and with respect to each Tranche, all of the specific conditions with respect to such Tranche shall have been, and shall remain, satisfied; the Borrower shall have certified the satisfaction of all such conditions precedent by its delivery of a Notice of Borrowing.

Each request for a Loan shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Borrowing Date that the conditions precedent applicable thereto have been, and remain, satisfied.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

        6.1    Representations and Warranties of the Credit Parties.     Each of the Credit Parties, for itself and on behalf of each of its Subsidiaries, hereby represents and warrants to the Lender as follows:

          (a)    Qualification and Organization.     It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. It is otherwise duly qualified to do business as a foreign corporation or other applicable entity in each jurisdiction where the nature of its business or properties requires such qualification, except where the failure to obtain such qualification could not reasonably be expected to result in a Material Adverse Effect. It is a corporation, partnership or a limited liability company, duly incorporated or organized (respectively), validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable.

          (b)    Subsidiaries.     Except as disclosed in Schedule 6.1(b), the Credit Parties do not have any direct or indirect Subsidiaries. Schedule 6.1(b) sets forth a true and complete description of the capital structure of each direct or indirect Subsidiary of each Credit Party.

          (c)    Authorization; No Conflict.     The execution, delivery and performance by it of this Agreement and of the other Loan Documents to which it is a party have been duly authorized by all necessary shareholder, manager, partner, member and corporate action on the part of such Credit Party or Subsidiary thereof (except for the Shareholder Approval, which will be obtained in accordance with the terms of this Agreement) and do not and will not (i) contravene the articles of incorporation, articles, charter or by-laws, operating agreement, notice of articles or similar constituent documents of such Credit Party or Subsidiary thereof; (ii) violate any provision of any Governmental Requirement, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Credit Party or Subsidiary thereof; (iii) result in a breach of or constitute a default under, or, except as set forth on Schedule 6.1(c), require the consent of any Person pursuant to, any Material Agreement to which any Credit Party or Subsidiary thereof is a party or by which any such Credit Party, any Subsidiary thereof or any of their respective properties may be bound or affected; (iv) trigger the application of any change of control or anti-assignment provisions in any Material Agreement to which any Credit Party or Subsidiary thereof is a party or by which any such Credit Party, any Subsidiary thereof or any of their respective properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Liens arising under the Security Documents) upon or with respect to any of the properties now owned by any Credit Party or any Subsidiary thereof and, to the knowledge of each Credit Party, no Credit Party or Subsidiary thereof is in default in any material respect under any such Governmental Requirement, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

          (d)    Governmental and Other Consents and Approvals.     Except as set forth on Schedule 6.1(d), no authorization or approval or other action by or consent of, and no notice to or filing or registration with, any Governmental Authority or any other Person is required (i) for the due execution and delivery of the Loan Documents, and the incurrence and due performance of, the financial obligations of the Credit Parties or any Subsidiary thereof under this Agreement or any other Loan Document, or (ii) except for ongoing filings obtained in the ordinary course of the Credit Parties' business, for the due performance of all other Obligations of the Credit Parties or any Subsidiary thereof under this Agreement or any other Loan Document, except for such authorizations, approvals or other actions as have been obtained or notices or filings as have been made.

          (e)    Binding Obligations.     This Agreement and each of the other Loan Documents constitutes a legal, valid and binding obligation of each of the Credit Parties and/or each Subsidiary thereof that is a party thereto, enforceable against such Credit Party or Subsidiary thereof that is a party thereto in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors' rights generally at the time in effect).

          (f)    Litigation.     Except as set forth on Schedule 6.1(f), there is no claim, action, lawsuit, proceeding, arbitration or investigation pending or, to the knowledge of the Credit Parties, threatened in writing against or involving any Credit Party or any Subsidiary thereof or any Project or any portion thereof, which alleges the violation of any Governmental Requirement, or which questions the validity of this Agreement or any of the other Loan Documents or any action taken or to be taken pursuant to this Agreement or any of the Loan Documents, which involves any Material Agreement, or which could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect on a Credit Party.

          (g)    Financial Statements; No Material Adverse Change.     The audited consolidated balance sheet of the Borrower as of December 31, 2012, and the related unaudited consolidated statements of operations and deficits of the Borrower for the period then ended, and the unaudited consolidated balance sheet of the Borrower as of September 30, 2013 and the related unaudited statement of operations and deficits of the Borrower for the period then ended, copies of which have been furnished to the Lender and are attached hereto as Schedule 6.1(g), fairly present the consolidated financial condition in all material respects of the Borrower and the other Credit Parties as of such dates and the consolidated results of the operations of the Borrower and the other Credit Parties for the period ended on such dates, all in accordance with GAAP consistently applied. Neither the Borrower nor any other Credit Party has any material Contingent Liability or liability for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in such financial statements. Since December 31, 2012, except as previously disclosed in writing to the Lender, neither the business, operations or prospects of the Borrower or any other Credit Party, nor any of its properties or assets, have been affected by any occurrence or development (whether or not insured against) which could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect on the Borrower or any Credit Party.

          (h)    Other Agreements.     No Credit Party nor any Subsidiary thereof is a party to any indenture, loan or credit agreement or any lease or other agreement or Instrument (other than the Material Agreements) or subject to any charter or other corporate restriction which could reasonably be expected, upon a default thereunder or otherwise, to result in a Material Adverse Effect on a Credit Party.

          (i)    Information Accurate.     All reports, certificates, status updates and other information delivered to the Lender are true, accurate and complete in all material respects. None of the written information delivered to the Lender by any Credit Party or Subsidiary thereof in connection with this Agreement or the transactions contemplated hereby or in connection with the business of the Credit Parties or the Projects contains any material misstatement of fact or omits to state a material fact, and all projections contained in any such information, exhibits or reports, were based on information which, when delivered, was, to the knowledge of the Credit Parties, true and correct in all material respects as of the date thereof, and to the knowledge of the Credit Parties all calculations contained in such projections were accurate in all material respects, and such projections presented the then-current estimate of the future business, operations and affairs of such Credit Party or Subsidiary thereof and, since the date of the delivery of such projections, to the knowledge of the Credit Parties, except as disclosed in the financial statements delivered pursuant to Section 6.1(g), there has been no change in the assumptions underlying such projections, or the basis therefor or the accuracy thereof which has had or could reasonably be expected to result in a Material Adverse Effect; provided, that with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. With respect to any information delivered to the Lender which was prepared by a third party, the Credit Parties only represent that the Credit Parties do not have knowledge that such information is inaccurate or incomplete in any material respect.

          (j)    Title; Liens.

              (i)  Schedule 1.1(e) completely and accurately describes all mineral interests, mining concessions, mining tenements or other mineral rights owned by or subject to any license, option or similar agreement in favour of each Credit Party that is part of the Projects;

             (ii)  Each Credit Party and each Subsidiary thereof has good and marketable title to its owned real property and has valid rights to its leased property, including, in each case, the Properties, free and clear of Liens, except for Permitted Liens. Schedule 1.1(e) describes each

    Credit Party's ownership in, to and of each Property and identifies any joint venturers, partners or other Persons that own an interest in any Property. Except as described in Schedule 1.1(e), a Credit Party owns an undivided one hundred percent (100%) of the beneficial and legal interest in each Property, free and clear of all Liens (subject only to Permitted Liens), royalties, production payments and other rights and interests of third parties, and the Credit Parties have good and marketable title thereto;

            (iii)  Except as set forth on Schedule 1.1(e), there are no Royalties (of any kind or nature whatsoever, howsoever designated), production payments or other non-cost bearing interests in or to any Property or any Project;

            (iv)  All taxes, charges, rates, levies and assessments that, if unpaid, would create a Lien or charge on any Project or any other property of the Borrower, have been paid in full and will be paid in full, in each case prior to delinquency;

             (v)  All contractors, subcontractors, agents and other Persons providing services, materials or labor on or for the benefit of any Project have been paid in a timely manner for all work performed or services, goods or labor provided, on or with respect thereto, except where such payments are subject to a bona fide dispute, which is being diligently pursued by a Credit Party pursuant to appropriate procedures;

            (vi)  Each Credit Party and each Subsidiary thereof has delivered or made available to the Lender all requested surveys, reports, core sample information, data and other information concerning the Projects and all assets, property and interests associated therewith, including the nature of the rights and interests thereto and therein owned by each Credit Party and each Subsidiary thereof, which is in the possession or control of any Credit Party or Subsidiary thereof or to which a Credit Party or Subsidiary thereof has access; and

           (vii)  The Security Documents create valid and effective Liens in and on the Collateral purported to be covered thereby, which Liens are currently (or will be upon the filing of appropriate Instruments with appropriate Governmental Authorities) perfected Liens with the Agreed Priority.

          (k)    Capital Structure.     Each Credit Party and each Subsidiary thereof has the number of Equity Interests specified in Schedule 6.1(k). All Equity Interests identified in such Schedule are duly and validly issued and are fully paid and non-assessable. The Borrower has duly authorized sufficient Shares to permit the satisfaction of any obligation to issue Shares to the Lender as described herein (including with respect to the issuance of Shares with respect to the Interest Shares). Except for such Shares, and as indicated in Schedule 6.1(k), neither the Borrower nor any Credit Party has any outstanding warrants, options, preferential rights or other obligations to issue additional shares or other Equity Interests, including any stock or securities convertible into or exercisable or exchangeable for any shares of its capital stock or any rights or options to purchase any of the foregoing, or to convert any existing Indebtedness to Equity Interests in a Credit Party. Except as set forth on Schedule 6.1(k) , no Credit Party or Subsidiary is a party to or subject to a shareholders agreement, voting agreement, proxy agreement, lock-up or other similar agreement with respect to the ownership or control of Equity Interests of a Credit Party or a Subsidiary of a Credit Party.

          (l)    Material Agreements; Absence of Default.     The Material Agreements identified in Schedule 1.1(d) hereto include all of the contracts, agreements, leases, Instruments and other binding commitments and undertakings of each Credit Party and each Subsidiary thereof, the performance or breach of which could reasonably be expected to have a Material Adverse Effect on a Credit Party or any Subsidiary thereof, and the Borrower has provided the Lender with copies of each such Material Agreement. No Credit Party nor any Subsidiary thereof is in material default under any of the Material Agreements, none of them has received any written notice of an asserted default thereunder from any other Person, and none of them has knowledge of a material breach by any counterparty thereto or the inability of any counterparty thereto to perform its obligations thereunder.

          (m)    Taxes and Other Payments.     Except for matters which could not reasonably be expected to have a Material Adverse Effect, each Credit Party and each Subsidiary thereof has filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges thereby shown to be owing and all claims for sums due for labor, material, supplies, personal property and services of every kind and character provided with respect to, or used in connection with its respective properties and no claim for the same exists except as permitted hereunder, except any such Taxes, charges or amounts which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Credit Party or such Subsidiary, as applicable.

          (n)    Environmental Laws.     Except as set forth in Schedule 6.1(n) hereto:

              (i)  to the knowledge of each Credit Party, each Project has been owned, developed, operated, leased and utilized in material compliance with all applicable Governmental Requirements, including Environmental Laws;

             (ii)  there are no currently outstanding or, to the knowledge of any Credit Party pending, consent decrees, clean-up orders, mitigation orders, compliance orders, remediation orders or other material orders, decrees, judgments or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Project or any other property owned or held by any Credit Party;

            (iii)  no Credit Party or any Subsidiary thereof has received any written notice of material violation, alleged material violation, material non-compliance, material notice of investigation, liability or potential material liability or request for information with respect to Environmental Laws or other environmental matters with regard to any Project or any other property owned or held by a Credit Party, nor does any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened; and

            (iv)  to the knowledge of each Credit Party, with respect to each Project or any other property owned or held by the Borrower, there have been no past (which have been adversely determined), and there are no pending or threatened, lawsuits, claims, complaints, injunctions or any other governmental or judicial actions or proceedings with respect to any alleged material violation of any Governmental Requirements, including Environmental Law.

          (o)    Indebtedness.     Except as disclosed in Schedule 6.1(o) hereto or specifically identified in the financial statements identified in Section 6.1(g), no Credit Party or any Subsidiary thereof has any existing intercompany Indebtedness in excess of $100,000, any Indebtedness for borrowed money, or any other Indebtedness.

          (p)    Compliance with Laws, Etc.     Except as disclosed in Schedule 6.1(p) , each Credit Party and each Subsidiary thereof is in compliance in all material respects with all Governmental Requirements, including Environmental Laws and Securities Laws, as applicable. Except as disclosed in Schedule 6.1(p), each Project is in compliance in all material respect with all Governmental Requirements.

          (q)    Operation of Projects.     The Credit Parties have heretofore made available to the Lender all feasibility studies and geological, reserve, resource, metallurgical, engineering and financial data and evaluations of the Projects prepared by or for the benefit of any Credit Party or otherwise in the possession of any Credit Party. Except as set forth on Schedule 6.1(q), the Credit Parties are not aware of any inaccuracy or omission in such information which has had or could reasonably be expected to result in a Material Adverse Effect. The Work Program and Budget has been developed by the Credit Parties in a prudent manner in accordance with standard industry practice, and the Credit Parties have no knowledge of any fact or state of affairs related thereto, or any defect or deficiency therein, which would cause it to be unable to undertake and complete the Work Program and Budget during the period and at the costs specified therein.

          (r)    Foreign Corrupt Practices.     No Credit Party or, to the knowledge of any Credit Party, any Affiliate of a Credit Party or any Representative acting on behalf of a Credit Party or any of its Subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or other similar Governmental Requirements applicable to any Credit Party; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          (s)    Project Permits.     Except for permits, licenses, approvals, authorizations and consents which are to be obtained by a Credit Party or Subsidiary thereof from time to time in the ordinary course of business and the absence or delay of which has not had and could not reasonably be expected to have a Material Adverse Effect on the development or operation of any Material Project, all permits, licenses, approvals, authorizations and consents of Governmental Authorities which are necessary to undertake and conduct the business of the Credit Parties or any Subsidiary thereof as it is currently being conducted are identified in Schedule 6.1(s) hereto (collectively, the "Project Permits"). All Project Permits necessary to undertake and conduct the activities contemplated by the Work Program and Budget have been obtained and are in full force and effect in accordance with their terms, free of material defaults, and no written notice alleging a breach or default under any of the Project Permits or challenging or questioning the validity of such Project Permit has been delivered, except to the extent disclosed to the Lender in Schedule 6.1(s).

          (t)    Shares and Securities Representations.

              (i)  The Shares to be issued to the Lender pursuant hereto and the issuance thereof have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable. The Shares are, and will be, issued free and clear of any Lien, and the issuance of the Shares will not be subject to any preemptive or other similar right.

             (ii)  The Borrower has received all necessary approvals and acceptances under applicable Securities Laws with respect to the Borrower entering into this Agreement and performing its obligations hereunder.

            (iii)  The Borrower and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares or affect the price at which the Shares may be issued or resold.

            (iv)  The Shares are being offered and sold pursuant to the registration exemption provided by Section 4(a)(2) of the Securities Act as a transaction not involving a public offering and the requirements of any other applicable state securities laws and the respective rules and regulations thereunder. The Borrower and its Affiliates have not taken nor will it take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the offerings hereunder, the exemption(s) from registration available pursuant to Regulation D or Section 4(a)(2) of the Securities Act and knows of no reason why any such exemption would be otherwise unavailable to it. Neither the Borrower, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Shares pursuant to this Agreement to be integrated with prior offerings by the Borrower for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under any applicable listing rules and regulations which would impair the exemptions relied upon in the offerings hereunder or the Borrower's ability to timely comply with its obligations hereunder, nor will the Borrower nor any of its Affiliates take any action or steps that would cause the offer or issuance of the Shares to be integrated with other offerings which would impair the exemptions relied upon in the offerings hereunder or the Borrower's ability to timely comply with its obligations hereunder. The Borrower will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Shares, which would impair the exemptions relied upon in the offerings hereunder or the Borrower's ability to timely comply with its obligations hereunder. The Borrower's executive officers and directors understand the nature of the Shares being sold hereby and recognize that the issuance of the Shares will have a potential dilutive effect on the equity holdings of other holders of the Borrower's equity or rights to receive equity of the Borrower. The board of directors of the Borrower has concluded in its good faith business judgment that the issuance of the Shares is in the best interests of the Borrower. The Borrower specifically acknowledges that its obligation to issue the Shares, is binding upon the Borrower and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Borrower or parties entitled to receive equity of the Borrower.

             (v)  There are no material disagreements of any kind presently existing, or reasonably anticipated by the Borrower to arise between the Borrower and the accountants and lawyers presently employed by the Borrower, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the closing of the offerings hereunder.

            (vi)  All Shares issued to the Lender pursuant to this Agreement and the transactions contemplated hereby will be subject to the Registration Rights Agreement and such Shares constitute "Registrable Securities" as defined therein.

           (vii)  Neither the Borrower nor any other Credit Party has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finder's fees or agent's commissions or any similar charges or fees in connection with this Agreement or the issuance of any Shares contemplated hereby.

          (u)    Solvency.     As of the Closing Date, and after giving effect to the transactions contemplated hereby, the Credit Parties and their Subsidiaries: (i) are and will be solvent, (ii) have sufficient capital to carry on their business and transactions, and all business and transactions in which they are about to engage, and to pay their debts as they become due, (iii) do not believe that they will incur debts or liabilities beyond their ability to pay such debts or liabilities as they mature, and (iv) own property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay their probable liabilities (including contingent liabilities).

        6.2    Representations and Warranties of the Lender.     The Lender hereby represents and warrants to the Borrower that the following are true and correct as of the date of this Agreement and will be true and correct as of the date of the issuance of any Shares as provided hereunder as though made as of such date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

          (a)    Risk of Loss.     The Lender recognizes that: (i) the acquisition of the Shares involves a high degree of risk, is speculative and only investors who can afford the loss of their entire investment should consider investing in the Borrower and/or the Shares; (ii) the Lender may not be able to liquidate its investment; (iii) transferability of the Shares is limited; and (iv) in the event of a disposition of the Shares, the Lender could sustain the loss of its entire investment.

          (b)    Accredited Investor.     The Lender is an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Lender agrees to furnish any additional information requested by the Borrower to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Shares.

          (c)    Evaluation.

              (i)  The Lender has such knowledge, skill and experience in business, financial and investment matters that the Lender is capable of evaluating the merits and risks of an investment in the Shares. With the assistance of the Lender's own professional advisors, to the extent that the Lender has deemed appropriate, the Lender has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Shares and the consequences of this Agreement. The Lender has considered the suitability of the Shares as an investment in light of its own circumstances and financial condition and the Lender is able to bear the risks associated with an investment in the Shares.

             (ii)  The Lender represents and warrants that the Lender has been furnished by the Borrower with all information regarding the Borrower and its Subsidiaries which the Lender, as well as its investment advisor, attorney and/or accountant, has requested or desired to know, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Borrower concerning the terms and conditions of the offering of the Shares hereunder, and has received any additional information which the Lender has requested concerning the terms and conditions of the offerings, the Borrower and its Subsidiaries.

            (iii)  The Lender has relied solely upon the information provided by the Borrower in making its decision to invest in the Shares and has not relied upon any other representation or other information (whether oral or written) from any other third party.

          (d)    No General Solicitation.     The Lender represents that no Shares were offered or sold to it by means of any form of general solicitation or general advertising, and in connection therewith the Lender did not: (A) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available; or (B) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

          (e)    Shares Not Registered.     The Lender understands that the Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon the Lender's investment intention. In this connection, the Lender hereby represents that the Lender is acquiring the Shares for its own account for investment purposes only and not with a view toward the resale or distribution to others and has no contract, undertaking, agreement or other arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the Shares to any other Person.

 ARTICLE 7

AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES

        Until full and final payment and performance of the Obligations (other than contingent indemnification Obligations for which no claim has been made and Obligations related to any unexercised right to make a Directed Advance), each of the Credit Parties shall, unless the Lender otherwise consents in writing (which consent the Lender may grant or withhold in its sole discretion), perform all covenants in this Article 7.

        7.1    Compliance with Laws, Etc.     Except as set forth in Schedule 7.1 with respect to past compliance (so long as the applicable Credit Party or Subsidiary thereof diligently disputes the alleged non-compliance in good faith and pursuant to appropriate procedures), each Credit Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all applicable Governmental Requirements, including Environmental Laws, and each Credit Party shall own, operate and manage, and shall cause each of its Subsidiaries to own, operate and manage, the Projects in compliance in all material respects with all applicable Governmental Requirements, including Environmental Laws. Each Credit Party shall pay, and shall cause each Credit Party and each Subsidiary thereof to pay, all Taxes, assessments, and governmental charges imposed upon them or their respective property before the same become delinquent, except to the extent contested in good faith and adequately reserved for in accordance with GAAP to such Credit Party or Subsidiary thereof.

        7.2    Project Permits.     Each Credit Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Project Permits. Each Credit Party shall own, operate and use, and shall cause each of its Subsidiaries to own, operate and use, each Material Project in compliance with the Project Permits in all material respects. Each Credit Party shall use commercially reasonable efforts, and shall cause each of its Subsidiaries to use commercially reasonable efforts, to obtain all Project Permits, and the Credit Parties shall maintain, and shall cause each of its Subsidiaries to maintain, all Project Permits in full force and effect.

        7.3    Reporting Requirements.     The Credit Parties shall deliver to the Lender the reports, information, notices and certificates set forth below:

          (a)    Monthly Reports.     As soon as practicable, but in any event no later than twenty-one (21) days after the end of each Month, the Credit Parties shall submit to the Lender a report with respect to the Credit Parties and the Projects during the preceding Month, in form and content satisfactory to the Lender, to include a summary description of actions taken with respect to the Projects during the prior Month, a description of actual expenditures (as compared to the Work Program and Budget) and such other data and information reasonably requested by the Lender.

          (b)    Quarterly Financial Information.     As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of the Borrower (other than the fourth fiscal quarter in any fiscal year), the Borrower shall deliver to the Lender a consolidated unaudited balance sheet of the Borrower, each as of the end of such quarter and unaudited statements of consolidated income, cash flow and retained earnings of the Borrower for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter.

          (c)    Annual Financial Information.     As soon as available and in any event within ninety (90) days after the end of each fiscal year, a consolidated balance sheet of the Borrower as of the end of such year and consolidated statements of income, cash flow and retained earnings of the Borrower for such year audited by Hein & Associates LLP or other independent registered accountants reasonably acceptable to the Lender, acting reasonably.

          (d)    Litigation; Claims.     Promptly after initiation thereof or receipt of notice with respect thereto, notice of any claims, proceedings, litigation or material disputes by, against, or otherwise involving any Credit Party or any Subsidiary thereof, or any Project, or other litigation which could reasonably be expected to have a Material Adverse Effect on any Credit Party or any Subsidiary thereof, together with copies of the court filings or other documents associated therewith.

          (e)    Securities Law and Exchange Filings.     All annual information forms, proxy circulars, material change reports, prospectuses and other filings by the Borrower or any other Credit Party with Governmental Authorities in respect of securities matters and compliance with Securities Laws, and all material filings with any public stock exchange upon which the Shares are traded.

          (f)    Material Agreements.     Promptly after receipt thereof, copies of any notices of default or claims of material breach received or sent by any Credit Party or any Subsidiary thereof, pertaining to any of the Material Agreements or any Project, and, promptly after receipt thereof, copies of all Material Agreements entered into by the Borrower after the date of this Agreement.

          (g)    Environmental Matters.     Promptly after the filing or receipt thereof, copies of (i) all new Project Permits, together with a description thereof and (ii) all claims by and notices with or from any Governmental Authority or any other Person alleging material noncompliance with or violation of Environmental Laws or Project Permits and any correspondence in response thereto.

          (h)    New Subsidiaries.     Prior to the organization or acquisition of any new Subsidiary of the Borrower, the Borrower shall provide the Lender with written notice thereof and an updated Schedule 6.1(b) to replace the Schedule 6.1(b) provided to the Lender on the date of this Agreement and each such Subsidiary of the Borrower shall accede to the terms of this Agreement by entering into a Guarantee.

          (i)    Changes in Capital Structure.     The Credit Parties shall promptly provide the Lender with prior written notice of any change in the number and ownership of Equity Interests of each Credit Party (other than the Borrower), including an updated Schedule 6.1(k) to replace the Schedule 6.1(k) provided to the Lender on the date of this Agreement.

          (j)    Other Information; Updated Schedules.     Such other certificates, reports, data, and information respecting the condition or operations, financial or otherwise, of any Credit Party or any Subsidiary thereof or the Projects as the Lender may from time to time reasonably request. Revised and updated Schedules prepared and provided by the Borrower on behalf of the Credit Parties pursuant to this Section 7.3 shall be in form and content reasonably acceptable to the Lender.

        7.4    Inspection.     At any reasonable time during normal business hours and from time to time, on reasonable notice, each Credit Party shall permit, and shall cause each of its Subsidiaries to permit, the Lender and its Representatives to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of, each Credit Party and each Subsidiary thereof (including the Projects) and to discuss the affairs, finances and accounts of each Credit Party or any Subsidiary thereof with any Representative of a Credit Party or any Subsidiary thereof. If no Default or Event of Default has occurred and is continuing, the Lender may visit and inspect the Projects once per year at the expense of the Credit Parties. If no Default or Event of Default has occurred and is continuing, the cost and expense of visits and inspections by the Lender and its Representatives, other than as stated herein, shall be for the account of the Lender. At any time when a Default or Event of Default has occurred and is continuing, the cost and expense of all site visits and inspections by the Lender or its Representatives shall be for the account of the Credit Parties. No Credit Party will be responsible for injuries to or damages suffered by Representatives of the Lender while visiting the properties of a Credit Party or a Subsidiary thereof (including the Projects) if such injuries or damages are caused by or directly result from the gross negligence or willful misconduct of the Lender or its Representatives.

        7.5    Maintenance of Insurance.     Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, with respect to its assets and business generally and with respect to the Projects, insurance with responsible and reputable insurance companies or associations that covers liabilities, property damage or loss and other risks in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations engaged in the same or similar businesses. Each of the Borrower's insurance policies, excluding the Borrower's director and officer insurance policies, shall name the Lender as loss payee or additional insured, as appropriate, and shall contain an endorsement providing that such insurance cannot be terminated or amended without at least thirty (30) days prior notice to the Lender, and the Borrower shall have provided certificates of issuing insurance companies or brokers, confirming compliance by the Credit Parties with the insurance requirements set forth in this Section 7.5.

        7.6    Keeping of Records and Books of Account.     Each Credit Party shall keep, and shall cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries shall be made reflecting all financial transactions of each Credit Party and each Subsidiary thereof, and with respect to each Credit Party and each Subsidiary thereof on a consolidated basis, the foregoing shall be in accordance with GAAP to each Credit Party and each Subsidiary thereof at such point in time, and in each case, consistently applied.

        7.7    Preservation of Existence, Etc.     Each Credit Party shall preserve and maintain, and shall cause each of its Subsidiaries to preserve and maintain, its respective corporate existence, rights, franchises and privileges in the jurisdiction of their incorporation or formation; and, each Credit Party will qualify and remain qualified, and will cause each of its Subsidiaries to qualify and remain qualified, as a foreign entity in each jurisdiction in which such qualification is necessary in view of their business and operations or the ownership of their properties. Each Credit Party will comply in all material respects, and will cause each of its Subsidiaries to comply in all material respects, with all applicable Governmental Requirements and all Securities Laws, concerning disclosure of matters relevant to such Persons and their properties; and, each Credit Party will timely file, and will cause each of its Subsidiaries to timely file, full and complete reports concerning their business and operations as required by such Governmental Requirements and Securities Laws.

        7.8    Conduct of Business.     Each Credit Party shall engage solely, and will cause each Credit Party and each of its Subsidiaries to engage solely, in the business of developing and operating the Projects, and other activities incident thereto, in accordance with generally accepted industry practices. Each Credit Party shall use commercially reasonable efforts, and shall cause each of its Subsidiaries to use commercially reasonable efforts, to develop, manage, operate and use the Projects in accordance with prudent industry practices and with the Work Program and Budget.

        7.9    Notice of Default.     The Borrower shall furnish to the Lender as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Default or Default continuing on the date of such statement, a statement of the president or chief financial officer of the Borrower, setting forth the details of such Event of Default or Default, and the action which the Borrower proposes to take with respect thereto.

        7.10    Defense of Title and Rights.     Each Credit Party shall preserve and defend, and shall cause each of its Subsidiaries to preserve and defend, its respective ownership of all right, title and interest in and to the Properties and the Projects, and its other material assets, property and rights as such title is represented and warranted in Section 6.1(j). Each Credit Party shall defend, and shall cause each other Credit Party and each Subsidiary thereof to defend, the Liens in favor of the Lender under the Security Documents, and the Credit Parties shall maintain and preserve, and shall cause the other Credit Parties and each Subsidiary thereof to maintain and preserve, such Liens as perfected Liens with their Agreed Priority. Each Credit Party shall ensure that the Security Documents shall at all times cover and extend to all assets, properties, rights and interests of each Credit Party or Subsidiary.

        7.11    Material Agreements.     Each Credit Party shall comply with, and shall cause each other Credit Party and each Subsidiary thereof to comply with, the terms and conditions of each of the Material Agreements except where any non-compliance could not reasonably be expected to cause a material default under such Material Agreement or to have a Material Adverse Effect.

        7.12    Maintenance of Unissued Shares; Compliance with Securities Laws; NASDAQ Listing and Compliance.

          (a)   The Borrower shall, and shall cause the other Credit Parties to, comply in all material respects with all applicable Securities Laws. Forthwith after the issuance of Shares pursuant to this Agreement, the Company shall file such forms, documents and Instruments, and to take such actions, in each case in compliance with the Registration Rights Agreement, as may be required by Securities Laws and NASDAQ relating to the issuance or registration of any Tradable Shares.

          (b)   The Borrower shall, and shall cause the other Credit Parties to, comply with all applicable NASDAQ rules and policies, including NASDAQ quantitative and qualitative continued listing requirements, and the Borrower shall maintain its listing on NASDAQ in good standing.

          (c)   The Borrower will at all times maintain sufficient authorized but unissued Shares to meet its obligations hereunder, and all Shares issued to the Lender hereunder shall be Tradable Shares.

        7.13    Participation on the Borrower's Board of Directors.     At all times while any Obligation (other than contingent indemnification Obligations for which no claim has been made) remains outstanding and this Agreement remains in effect, the Lender will be entitled to nominate a total of two (2) qualified individuals to serve on the Board of Directors of the Borrower, one of whom will be an independent director, meaning that such person will not have been employed by the Lender during the prior two (2) years. For the avoidance of doubt, all qualified individuals nominated by the Lender to serve on the Board of Directors (each, a "Lender Nominee") shall be selected exclusively by the Lender without consultation with or approval by the Borrower. The Borrower, the other Credit Parties, and the management and directors of the Borrower will, subject to Governmental Requirements and Securities Laws, use best efforts to cause each Lender Nominee to be elected to the Board of Directors as soon as practicable after such nomination is received by the Borrower, including recommending such nominee to fill any vacancy and having such nominee be part of the management's or the governance committee's recommended slate of directors for election to the Board of Directors of the Borrower. The right of the Lender to have representation on the Board of Directors of the Borrower may be exercised at any time and from time to time.

        7.14    Authorized Disclosure of Confidential Information; Restrictions.     The Lender will keep all Confidential Information confidential and not disclose it to any third Person, except that Confidential Information may be disclosed (i) to a Lender Nominee or any Representatives or Affiliate of the Lender (each, a "Permitted Third Party") (it being understood that the Permitted Third Party to whom such disclosure is made will first be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (ii) to the extent required by any Governmental Authority or any Governmental Requirement; (iii) in connection with the exercise of any rights or remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (iv) subject to an agreement containing provisions substantially the same as those of this Section 7.14, to any assignee or any prospective assignee of the Lender to which the Lender may assign any of its rights or obligations under this Agreement; or (v) with the prior written consent of the Borrower. "Confidential Information" means all information received from any Credit Party (regardless of whether such information was received before or after the Closing Date), relating to any Credit Party or its business, whether disclosed verbally or in writing, learned thereby, including confidential, proprietary and material non-public information. "Confidential Information" shall not include any information that (x) is in the possession of the Lender or a Permitted Third Party prior to disclosure by a Credit Party; (y) is in the public domain prior to disclosure to the Lender or a Permitted Third Party; or (z) lawfully enters the public domain through no violation of this Section 7.14 after disclosure to the Lender or any Permitted Third Party. The Lender acknowledges and agrees that it is aware, and it shall advise each Permitted Third Party who is informed as to the matters which are the subject of this Agreement, that it is receiving information of the Credit Parties that may include material non-public information and that applicable Securities Laws may impose restrictions on trading securities when in possession of such information and on communicating such information to any other person. Any Lender Nominee or any Representative of the Lender who attends a meeting of the Board of Directors of the Borrower or any other Credit Party shall be permitted, and each Credit Party hereby acknowledges its authorization, to disclose any Confidential Information to the Lender and any other Permitted Third Party for the purposes of managing the Lender's investment.

        7.15    Public Announcements.     The Credit Parties will consult with the Lender prior to issuing any press release or other public announcement regarding this Agreement, the Lender (or any of its Affiliates) or the transactions contemplated hereby. The Credit Parties shall not make or issue any public announcement, press release, public statement or other public filing or issuance with respect to this Agreement, the transactions contemplated hereby, or the Lender (or any of its Affiliates), without the prior review, comment and approval of the Lender; provided, that if such public announcement, press release, public statement or other public filing or issuance is required by applicable Governmental Requirements, then the Lender shall not unreasonably withhold or delay its consent. The party proposing to make an announcement, press release, public statement or other public filing shall provide a copy of any such proposed public announcement, press release, public statement or other public filing or issuance to the Lender for review and comment, and the party proposing to issue any of the foregoing shall use its commercially reasonable efforts to provide such document to the Lender at least two (2) Business Days prior to release. The Credit Parties agree to incorporate any reasonable comments or changes proposed by the Lender. Any comments provided by the Lender shall not be considered certification by such party as to the accuracy, veracity or completeness of the information contained in such public announcement, press release, public statement or other public filing or issuance, or a confirmation or certification by the Lender that the content of such document complies with Securities Laws or other applicable Governmental Requirements.

        7.16    Maintenance of Borrower's Account.     The Credit Parties shall establish and maintain the Borrower's Account as their primary operating account, in the location and with the bank or financial institution described on Schedule 1.1(a), and shall not change such account without the Lender's prior written consent, not to be unreasonably withheld. The Credit Parties shall ensure that the Borrower's Account remains subject at all times to a Lien in favour of the Lender as established by the applicable Security Documents. The Borrower shall maintain all proceeds of the Loan in the Borrower's Account until such time as amounts are withdrawn and expended as allowed by Section 2.5 in accordance with the Work Program and Budget.

        7.17    Completion of Actions.     The Credit Parties shall promptly and diligently use their best efforts to pursue, obtain, complete and satisfy those actions and undertakings set forth on Schedule 7.17 hereto by the deadlines provided therein; provided, that, if such actions and undertakings are not completed to the reasonable satisfaction of the Lender by the deadlines set forth in Schedule 7.17, then it shall be an Event of Default hereunder.

        7.18    Additional Guarantors.     Each Credit Party shall ensure that on or prior to any Person becoming a Subsidiary of a Credit Party:

              (i)  each such Person shall execute and deliver a Guarantee in favour of the Lender and shall join this Agreement as a Credit Party;

             (ii)  each such Person shall execute and deliver a Security Agreement;

            (iii)  each such Person shall execute and deliver such other Security Documents in favour of the Lender and grant such other security interests in favour of the Lender as the Lender may require;

            (iv)  the Lender shall have received evidence of registration or other perfection of all Security Documents in such jurisdictions as may be necessary or appropriate to ensure that such Security Documents create legal, valid, binding, enforceable security interests with the Agreed Priority;

             (v)  the Lender shall have received all discharges, subordination agreements, waivers, confirmations and estoppels as the Lender may require to ensure that all Obligations are secured by Liens with the Agreed Priority on the property and assets of such Person; and

            (vi)  the Lender shall have received such other documents, certificates and Instruments as the Lender may request;

with each of the foregoing in form and substance satisfactory to the Lender.

        7.19    Shares Delivered to the Lender.     All Shares issued and delivered to the Lender, whether as Interest Shares or otherwise, shall be (a) fully paid, duly issued and non-assessable; (b) issued by the Borrower in original certificates reflecting the Lender (or its designee) as the owner thereof; (c) free and clear of all Liens and other claims of right or interest by any third Person and shall be free and clear of other contractual restrictions or obligations (other than those agreed to and entered into by the Lender); (d) covered by and subject to the Registration Rights Agreement; and (e) upon registration in accordance with the Registration Rights Agreement, such Shares shall be freely transferrable in accordance with Securities Laws on a public stock exchange of recognized standing.

        7.20    Investor Agreements.     The Borrower and the Credit Parties agree to amend the Investor Agreements, in form and substance reasonably acceptable to the Lender, in order to address and incorporate the provisions of this Agreement that will survive the repayment of the Loan (including, for purposes of certainty, those changes to the Board of Director representative rights contemplated by the term sheet as being effective following the repayment and termination of this Agreement) and to cooperate with the Lender in undertaking and completing such amendments.

        7.21    Shareholder Meeting.

          (a)   The Borrower shall use its best efforts to call and hold a Shareholder Meeting by no later than the Shareholder Approval Outside Date for the purpose of obtaining the Shareholder Approval in order to perform the Borrower's obligations under this Agreement with respect to the issuance of Shares to the Lender.

          (b)   The Borrower shall, and the other Credit Parties shall cause the Borrower to: (i) do all things that may be required in order to obtain all consents and approvals that are necessary to perform the Borrower's obligations under this Agreement, including the issuance of Shares to the Lender, and (ii) use its best efforts to pursue and obtain Shareholder Approval, if required by Securities Laws, for the issuance of Tradable Shares to the Lender pursuant to this Agreement and the transactions contemplated hereby.

          (c)   In the case of any Shareholder Approval, such best efforts shall include the following: (i) preparing and dispatching a proxy, notice of meeting and explanatory information or similar communication to shareholders in accordance with Securities Laws (collectively, the "Meeting Materials") and using its best efforts to ensure that the Borrower's Board of Directors (other than any director nominated by the Lender) unanimously recommends the approval and adoption of the Shareholder Approval and that such recommendation is included in the Meeting Materials; (ii) including in the Meeting Materials for the Shareholder Approval an approval for the issuance of Shares to the Lender; (iii) giving the Lender a reasonable opportunity to review and comment on an advanced draft of the Meeting Materials and consult in good faith with the Lender in relation to any comments the Lender may have on the Meeting Materials, provided that all information relating solely to the Lender included in the Meeting Materials must be in a form satisfactory to the Lender; (iv) taking all lawful actions to solicit and encourage Shareholder Approval; (v) pursuing and obtaining voting agreements, proxies or other similar Instruments from the management and directors of the Borrower (other than any director nominated by the Lender) with respect to supporting the adoption and approval of the Shareholder Approval and voting their Shares (and all Shares owned or controlled by an Affiliate of such director) in favour of the resolution for the Shareholder Approval; (vi) including a statement in the Meeting Materials stating that the directors (other than any director nominated by the Lender) intend to vote their Shares (and all Shares owned or controlled by an Affiliate of such director) in favour of the resolution for the Shareholder Approval; and (vii) calling and holding a Shareholder Meeting, including Shareholder Approval on the agenda for the Shareholder Meeting, and taking all lawful actions to encourage adoption of the Shareholder Approval at such Shareholder Meeting.

          (d)   The Borrower shall use its best efforts to resolve the Existing Regulatory Inquiry as promptly as possible consistent with the disclosure by the Borrower in its Quarterly Report on Form 10-Q filed October 28, 2013 under Part II, Item 1A, "Risk Factors—We have received Comment Letters from the Staff of the SEC which may require us to restate our historical financial statements", and in any event, the Borrower shall have either (i) cleared the Existing Regulatory Inquiry with the staff of the Securities and Exchange Commission, or (ii) publicly announced its intention to restate its historical financial statements, by no later than the date on which the Borrower transmits the Meeting Materials to the shareholders of the Borrower.

        7.22    Compliance with Conditions Precedent.     Each Credit Party will comply with the covenant restrictions described in, and imposed by, Section 5.3(b) and Section 5.4(b).

ARTICLE 8

NEGATIVE COVENANTS OF THE CREDIT PARTIES

        Until the full and final payment and performance of the Obligations (other than contingent indemnification Obligations for which no claim has been made and Obligations related to any unexercised right to make a Directed Advance), each of the Credit Parties shall, unless the Lender otherwise consents in writing (which consent the Lender may grant or withhold in its sole discretion), perform all covenants in this Article 8.

        8.1    Indebtedness.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, directly or indirectly, create, incur, assume, agree to or suffer to exist, any Indebtedness, except (a) Indebtedness hereunder; (b) Indebtedness secured by Liens permitted by Section 8.2, so long as the principal amount of such Indebtedness shall not increase from the amount in existence on the Closing Date; (c) Indebtedness existing on the date hereof disclosed to the Lender on Schedule 6.1(o) hereto, so long as the principal amount of such Indebtedness shall not increase from the amount in existence on the Closing Date; (d) unsecured account trade payables, bank overdrafts and other similar unsecured Indebtedness incurred in the ordinary course of business, so long as such amounts are not overdue or delinquent; (e) Debt Financing provided by a third Person to a Credit Party to the extent necessary to develop and operate a Project related thereto in accordance with the Work Program and Budget, to the extent that the terms, conditions and amount of such Debt Financing are acceptable to the Lender, acting reasonably, and in compliance with the Work Program and Budget, subject to the requirements of Section 4.6, and (f) unsecured Indebtedness of a Credit Party owing to any other Credit Party (provided that such intercompany Indebtedness is subordinated and postponed to the payment in full of the Obligations).

        8.2    Liens, Etc.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, directly or indirectly, create, grant, incur, assume, agree to or suffer to exist any Lien upon or with respect to any of its properties or assets, including any portion of the Properties or its interest in the Projects or any other real or personal property or assets of any Credit Party or any Subsidiary of a Credit Party, now owned or hereafter acquired, or assign or otherwise convey any right to receive the production, proceeds or income therefrom (other than with respect to the sale of mineral production from the Projects), except:

          (a)   Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

          (b)   Liens imposed by law, such as carriers, warehousemen and mechanics' liens and other similar liens arising in the ordinary course of business associated with amounts not yet due and payable, or which are being diligently disputed by any Credit Party in good faith and pursuant to appropriate procedures;

          (c)   operating leases of personal property entered into in the ordinary course of business and having a term (including renewals) of greater than one year that are deemed to be Liens under applicable law;

          (d)   Liens of purchase money mortgages and other security interests on equipment acquired, leased or held by any Credit Party (including equipment held by any such Person as lessee under leveraged leases) in the ordinary course of business to secure the purchase price of or rental payments with respect to such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition (including acquisition as lessee under leveraged leases), construction or improvement of any such equipment to be subject to such mortgages or security interests, or mortgages or other security interests existing on any such equipment at the time of such acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any equipment other than the equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or security interest being extended, renewed or replaced;

          (e)   Liens outstanding on the date hereof and described in Schedule 6.1(j) hereto;

          (f)    Liens arising under the Security Documents;

          (g)   cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure workmen's compensation, unemployment insurance, surety or appeal bonds, reclamation bonds, costs of litigation (when required by law), public and statutory obligations;

          (h)   Liens given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Borrower; and

          (i)    Liens securing third-party financing for the Projects as contemplated and permitted by Section 8.1(e), subject to the satisfaction of the conditions precedent stated therein and in Section 4.6.

Notwithstanding the foregoing, if a Credit Party shall grant or allow a Lien on any of its properties or assets in violation of this Section 8.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such properties or assets to and in favor of the Lender as additional security for the Obligations, to the extent that such a Lien has not already been granted to the Lender.

        8.3    Assumptions, Guarantees, Etc. of Indebtedness of Other Persons.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, directly or indirectly, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any Indebtedness of any other Person, except (a) guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (b) in connection with Indebtedness contemplated by Section 8.1(e).

        8.4    Liquidation; Merger; Change in Ownership.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, liquidate or dissolve, or enter into any consolidation, amalgamation or merger, or enter into any partnership, joint venture or other combination where such combination involves a contribution by such Credit Party or Subsidiary thereof of all or substantially all of its assets, or sell, lease or dispose of its business or assets as a whole or in an amount which constitutes substantially all of such assets, or enter into any agreement with respect to the foregoing or agree to do or undertake any of the foregoing.

        8.5    Restrictive and Inconsistent Agreements.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, enter into any agreement or undertaking or incur or suffer any obligation prohibiting or inconsistent with the performance by any Credit Party of its Obligations under the Loan Documents or any Material Agreement.

        8.6    Burdens on Production.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, grant, sell, transfer, assign or convey, directly or indirectly, to any Person any Royalty (of any kind or nature whatsoever, howsoever designated), production payment or other non-cost bearing interests in or to any Property or any Project, other than the Royalties listed in Schedule 6.1(j).

        8.7    Investments in Other Persons.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, directly or indirectly: (a) make any loan or advance of credit (other than as contemplated by the Work Program and Budget, or approved capital expenditures and exploration expenses, or from the Borrower to a Credit Party) to any Person utilizing the Loan proceeds or (b) purchase or otherwise acquire the capital stock, indebtedness, obligations of, or any interest in, any Person (other than readily marketable direct obligations of the United States of America and certificates of time deposit issued by a commercial bank of recognized standing operating in the United States of America, or other investment grade instruments reasonably approved by the Lender).

        8.8    Sale of Project Assets.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, directly or indirectly, sell, transfer, assign or otherwise dispose of any of their respective material assets or properties (or any material portion thereof), including any assets or properties related to any Project, except for sales of Metals in the ordinary course of business pursuant to (a) sales agreements in existence as of the Closing Date and disclosed on Schedule 1.1(d), and (b) sales agreements approved by the Lender. No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, directly or indirectly, enter into or agree to any Streaming Transaction, offtake agreement, supply agreement, sales agreement or other Instrument relating to the sale, conveyance, transfer or grant of an interest in Metals produced at or from any Project, without the prior written approval of the Lender, except for sales of Metals in the ordinary course of business pursuant to (a) sales agreements in existence as of the Closing Date and disclosed on Schedule 1.1(d), and (b) sales agreements approved by the Lender in accordance with the foregoing.

        8.9    Acquisitions.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, purchase or acquire any Equity Interests of any Person, or purchase or acquire all or substantially all the assets of any Person, or purchase or acquire a division or business of any Person.

        8.10    Dividends; Reduction in Capital.     The Borrower shall not (a) declare, accrue or pay any dividends, whether in cash or in Equity Interests, or (b) buy back any of its Shares or otherwise reduce its capital, while any Loan or any other amount hereunder remains outstanding and unpaid.

        8.11    Limitation on the Issuance of Shares.     No Credit Party (other than the Borrower) shall sell, transfer or issue, and the Credit Parties shall not cause or permit any Subsidiary to sell, transfer or issue, any Equity Interest of such Credit Party or Subsidiary, except for the sale, transfer or issuance of Equity Interests to another Credit Party, which are subject to an Equity Interest Pledge Agreement in favour of the Lender upon the sale, transfer or issuance of such Equity Interests to such Credit Party.

        8.12    Work Program and Budget.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, materially amend, modify, supplement or revise the Work Program and Budget without the prior consent of the Borrower's Board of Directors and, if such consent is obtained, then by the Lender. For the purposes of the foregoing, a material amendment, modification, supplement or revision requiring consent of the Borrower's Board of Directors and the Lender shall not include an anticipated or actual negative variance in the Work Program and Budget (a) created solely by a change in the timing of when a Credit Party makes an expenditure or (b) that relates solely to an expenditure that the Credit Parties, to their knowledge and in accordance with generally accepted industry practices, reasonably expect to offset against other savings within the period of time covered by such Work Program and Budget. No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, make, agree to make, accrue or incur any expenditure of any nature whatsoever, or any commitment therefor, in excess of $50,000 individually, or $250,000 in the aggregate, unless such expenditure is included and described in the Work Program and Budget or unless such expenditure receives prior approval by the Borrower's Board of Directors and, if such approval is obtained, then by the Lender.

        8.13    Material Agreements.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, (a) enter into or agree to enter into any Material Agreement, or (b) modify, amend or knowingly waive any material rights with respect to any Material Agreement to which any such Person is a party, in each case without the prior written consent of the Lender, not to be unreasonably withheld, conditioned or delayed.

        8.14    Limitation on Hedging.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, enter into any Hedge Contract without the prior written consent of the Lender, not to be unreasonably withheld.

        8.15    Transactions with Affiliates.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, sell, lease, assign or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with or make any payments to, any Affiliate or any officer or employee of a Credit Party or a Subsidiary of a Credit Party; provided, however that a Credit Party or Subsidiary may engage in such a transaction so long as (a) it is entered into and completed in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or Subsidiary than could be obtained on an arm's-length basis from unrelated parties, (b) it does not remove any property or asset from the coverage of any Security Document in favour of the Lender or otherwise have a material adverse effect on any Collateral or any Security Document, and (c) the Credit Parties have provided written notice thereof to the Lender.

        8.16    New Subsidiaries.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, organize or acquire any Subsidiary. In the event the Lender consents to the organization or acquisition of a Subsidiary by a Credit Party, (a) the Borrower shall provide the Lender with written notice thereof and an updated Schedule 6.1(b) to replace the Schedule 6.1(b) provided to the Lender on the date of this Agreement; and (b) each Credit Party and each new Subsidiary of a Credit Party shall execute and deliver such Security Documents and other Instruments reasonably requested by the Lender.

        8.17    Use of Loan Proceeds.     No Credit Party shall, and each Credit Party shall cause its Subsidiaries to not, use the proceeds of any Loan, or any portion thereof, for any purpose other than as expressly set forth in Section 2.5 hereof.

ARTICLE 9

CONVERSION PROVISIONS

        9.1    Conversion.     As a condition to this Agreement and the Loan to be made hereunder, the Borrower hereby agrees to the conversion of the Loan into Tradable Shares at the option of the Lender in accordance with the terms set forth herein. Beginning on the Conversion Effective Date, the terms and conditions set forth in this Article 9, together with those set forth in Schedule 9, shall apply to the conversion of the Loan, or any portion thereof, together with any outstanding interest thereon, into Tradable Shares (the "Conversion Shares"), from time to time.

        9.2    Conversion; Issuance of Shares.

          (a)    Conversion Rights.     The Borrower hereby irrevocably grants to the Lender the option and right, exercisable from time to time in the Lender's sole discretion during the Conversion Period, and upon three (3) Business Days prior written notice to the Borrower (the "Conversion Notice") to convert all or any portion of the Loan, together with any outstanding interest thereon, into Conversion Shares at the Conversion Price (the "Conversion Rights") whereupon the relevant portion of the Loan shall be deemed permanently repaid upon issuance of the Conversion Shares to the Lender. The Conversion Notice shall be in the form of Attachment I to Schedule 9 and shall specify (i) the principal amount of the Loan to be converted into Conversion Shares (the "Conversion Amount"); (ii) the accrued and unpaid interest due on the Conversion Amount; (iii) the effective date for the conversion and delivery of Conversion Shares to the Lender (the "Conversion Date"); (iv) the Conversion Price; and (v) the number of Conversion Shares to be issued by the Borrower in satisfaction of such conversion. The number of Conversion Shares to be issued by the Borrower to the Lender shall be determined by the Lender by calculating (x) the sum of (A) the Conversion Amount plus (B) the amount of accrued and unpaid interest on the Conversion Amount, divided by (B) the Conversion Price. The Lender may also specify in the Conversion Notice the denominations and number of certificates for the Conversion Shares to be issued by the Borrower in connection with such conversion, the name in which such certificates should be titled and issued and delivery instructions with respect thereto. Each Conversion Notice will be irrevocable when it is effective under the notice provisions of this Agreement. The Borrower shall promptly issue and deliver to the Lender the applicable number of Conversion Shares, and the Conversion Amount will be deemed to have been repaid by the Borrower upon irrevocable delivery of such Conversion Shares, issued in the name of the Lender (or its designee).

          (b)    Payment in Dollars.     Notwithstanding the right of the Lender to exercise its Conversion Rights as set forth in this Article 9, if the Lender does not exercise its Conversion Rights at any time prior to the Scheduled Maturity Date, then the Borrower shall repay the Loan on the Scheduled Maturity Date by delivery of United States Dollars in immediately available funds to the Lender's Account, or such other account designated by the Lender in accordance with Article 3.

          (c)    Directed Advances.     The Borrower hereby acknowledges and confirms the right granted to the Lender to make Directed Advances to the Borrower at any time during the Conversion Period in the amounts and as permitted by Section 3.5, and immediately to exercise the right to convert the amount of any such Directed Advance into Conversion Shares in accordance with Section 9.2(a).

        9.3    Conversion Amount.     The Lender may exercise its Conversion Rights at any time, and from time to time, during the Conversion Period, with respect to all or any portion of the Loan then outstanding of US$500,000 and larger, and with respect to an amount smaller than US$500,000 if such smaller amount represents the entire amount of the Loan outstanding.

        9.4    Fractional Interests.     The Borrower shall not be required to issue fractional Conversion Shares upon conversion. If any fraction of a Conversion Share would, except for the provisions of this Section 9.5, be issuable on a conversion of the Loan, or any portion thereof, together with any outstanding interest thereon, the Borrower shall issue to the Lender one (1) share for a fraction of a Conversion Share greater than or equal to 0.50 and shall issue zero (0) shares for a fraction of a Conversion Share less than 0.50.

        9.5    Transfer of Conversion Provisions to Successors to the Borrower.     If the Borrower is acquired by another Person or another Person becomes the record or beneficial owner of more than seventy-five percent (75%) of the then outstanding voting Equity Interests of the Borrower (and the Lender has provided its prior written consent to such transaction and has waived any Default or Event of Default created thereby), the Borrower shall use its commercially reasonable efforts to cause such Person to extend to the Lender, in a written agreement in form reasonably acceptable to the Lender, rights to convert the Loan into Shares in such Person, on terms substantially equivalent to the Conversion Provisions, with adjustments to such terms as reasonably necessary to reflect the market capitalization or, if not publicly traded, the net asset value, of the Borrower and of such other Person at the time of the acquisition of the Shares of the Borrower by such Person.

ARTICLE 10

EVENTS OF DEFAULT

        10.1    Event of Default.     Each of the following events shall be an "Event of Default" hereunder:

          (a)    Nonpayment.     The Borrower shall fail to repay the Loan as and when due hereunder (whether at stated maturity, by prepayment, on demand or otherwise), or shall fail to pay interest hereunder when due (whether on a payment date, by prepayment, on demand or otherwise), or shall fail to pay any other amount due hereunder when due (whether on the date when due, by prepayment, on demand or otherwise).

          (b)    Specific Defaults.     The Borrower or any other Credit Party shall fail to observe or perform any of its covenants contained in Sections 7.13, 7.15, 7.17, 7.18, 7.19 or 7.21 or Article 8 of this Agreement.

          (c)    Other Defaults.     The Borrower or any other Credit Party shall fail to observe or perform any of its covenants contained in this Agreement or any other Loan Document, other than the covenants referred to in clauses (a) and (b) above, and such Borrower or Credit Party has not remedied such default within ten (10) days after written notice of default has been given by the Lender to the Borrower.

          (d)    Representation or Warranty.     Any representations or warranty made by any Credit Party under or in connection with this Agreement, or the other Loan Documents shall prove to have been incorrect, incomplete or misleading in any material respect when made.

          (e)    Cross-Default.     A default (howsoever characterized) shall occur under (i) any Loan Document, (ii) any Material Agreement (subject to applicable cure periods thereunder, if any), or (iii) any agreement or Instrument pertaining to Indebtedness permitted by Section 8.1 in excess of One Hundred Thousand Dollars ($100,000); or any Credit Party shall fail to pay any Indebtedness in excess of One Hundred Thousand Dollars ($100,000) (or equivalent in other currencies) in principal amount (but excluding Indebtedness included in the Obligations), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such default or failure to pay is not being contested by such Credit Party in good faith; or, any other default under any agreement or Instrument relating to any such Indebtedness or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or Instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, unless such default or event shall be waived by the holders or trustees of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

          (f)    Bankruptcy; Insolvency.     (i) Any Credit Party shall initiate or commence any case, proceeding or other action (A) under any existing or future Bankruptcy Law, or otherwise seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver and manager, trustee, custodian, administrator, conservator, liquidator, controller or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) a receiver, receiver and manager, trustee, custodian, administrator, conservator, liquidator, controller or other similar official is appointed for any Credit Party or for all or any substantial part of its assets or any steps are taken with respect to such appointment; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iv) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (v) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, authorization of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii), or (iv) above; or (vi) any Credit Party generally shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

          (g)    Judgments.     A final judgment or order for the payment of money in excess of (i) One Hundred Thousand Dollars ($100,000) (or equivalent in other currencies) or (ii) the amounts specified in Schedule 10.1(g) with respect to the specific matters disclosed therein, shall be rendered against any Credit Party and, in either case, either; (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (B) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of twenty (20) consecutive days.

          (h)    Security Interest.     Any Security Document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof or the terms hereof, cease to create a valid and perfected Lien having the Agreed Priority with respect to any of the Collateral purported to be covered thereby, or a Credit Party shall so state or claim in writing.

          (i)    Collateral Enforcement.     Creditors of the Borrower or any Credit Party having a Lien against or in respect of the property and assets thereof, or any part thereof, realize upon or enforce any such security against such property and assets or any part thereof having an aggregate fair market value in excess of an amount equal to One Hundred Thousand Dollars ($100,000) (or the equivalent thereof in any other currency) and such realization or enforcement shall continue in effect and not be released, discharged or stayed within the lesser of twenty (20) days and the period of time prescribed under applicable laws for the completion of the sale of or realization against the assets subject to such seizure or attachment.

          (j)    Expropriation/Condemnation.     An Expropriation Event shall have occurred.

          (k)    Regulatory Action.     Any Governmental Authority shall take any action with respect to a Credit Party, or with respect to any Material Project or any Collateral subject to the Security Documents, which has had or could reasonably be expected to have a Material Adverse Effect on a Credit Party or a Material Project or the ability of the Borrower to repay the Loan or to meet its other Obligations in a timely manner unless such action is set aside, dismissed or withdrawn within twenty (20) days of its institution or such action is being contested in good faith, its effect is stayed during such contest and the Credit Parties are allowed to continue development of such Material Project during such period in accordance with the Work Program and Budget. A material breach or default under any Project Permit shall occur, or any such Project Permit is voided, rescinded, cancelled, terminated or not reissued, and as a result thereof, the Credit Party is required to cease or delay a material operation in the Material Project affected by such action or such action otherwise has a Material Adverse Effect on such Material Project.

          (l)    Cessation of Project Operations.     Any Material Project, or any material portion thereof, shall be abandoned or terminated, or development or operation of any Material Project shall be terminated or reduced materially from the level of exploration, development, operation and use contemplated by the Work Program and Budget.

          (m)    Material Adverse Change.     A change in the business, financial condition or prospects of any Credit Party or any Material Project occurs, which has had, or could be reasonably expected to have, a Material Adverse Effect.

          (n)    Change of Control.     A Change of Control shall have occurred.

          (o)    Delisting; Suspension.     The Borrower's Shares shall be suspended or delisted from NASDAQ.

          (p)    Event of Default Under Investor Agreements.     A default, event of default or breach on the part of the Borrower or any Credit Party shall have occurred under any Investor Agreement.

        10.2    Remedies Upon Event of Default.

          (a)    Termination of Obligations.     Upon the occurrence of an Event of Default specified in Section 10.1(f) of this Agreement, all obligations of the Lender hereunder shall terminate, but such termination shall not limit any rights or remedies of the Lender hereunder. In the case of any Event of Default specified in Section 10.1 (other than Section 10.1(f)), upon notice by the Lender to the Borrower of the Lender's election to declare the Borrower in default, then the obligations of the Lender hereunder shall terminate, but such termination shall not limit any rights or remedies of the Lender hereunder. The date on which such notice is sent or, in the case of an Event of Default specified in Section 10.1(f) of this Agreement, the date of such Event of Default, shall be the "Date of Default."

          (b)    Acceleration upon Notice.     Upon the Date of Default and upon notice from the Lender of an Event of Default specified in Section 10.1 (other than Section 10.1(f)), the Loan, together with all interest thereon and all other amounts owed by the Borrower hereunder to the Lender, shall be accelerated and become immediately due and payable in full.

          (c)    Acceleration without Notice.     Immediately and automatically upon the occurrence of an Event of Default specified in Section 10.1(f), without delivery of any notice by the Lender, the Loan and all amounts owed by the Borrower hereunder shall be automatically accelerated and immediately due and payable on the Date of Default.

          (d)    Availability of Rights and Remedies.     Upon the occurrence of an Event of Default, all of the rights and remedies provided to the Lender in this Agreement, each of the Security Documents, and each other Loan Document shall immediately become available to the Lender, and the Lender shall have all other rights and remedies available at law or in equity.

          (e)    Cumulative Rights and Remedies.     All rights and remedies of the Lender set out in this Agreement, the Security Documents, the other Loan Documents and otherwise available at law or in equity are cumulative, and no right or remedy contained herein or therein is intended to be exclusive; each such right or remedy is in addition to every other right and remedy contained in this Agreement, the Security Documents and the other Loan Documents, or in any existing or future agreement, or now or in the future existing at law, in equity, by statute or otherwise.

          (f)    Waiver of Presentment.     Except as expressly provided above in this Section 10.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived. From and after the Date of Default, interest on the Loan shall accrue at the Default Rate and shall be payable on demand.

          (g)    Specific Performance; Special Remedies.     The Credit Parties acknowledge and agree that any failure of the Credit Parties to comply with this Agreement will cause irreparable harm and injury and that the remedy at law for any breach or threatened breach of any such provision will be inadequate and, accordingly, the Lender shall, in addition to all other rights and remedies that the Lender may have, be entitled, with or without notice to the Credit Parties to the fullest extent permitted by applicable law, to seek an injunction or temporary restraining order to prevent such breach or threatened breach and to enforce specifically the terms and provisions of this Agreement. Injunctive relief, temporary restraining orders and specific performance may be imposed and enforced judicially or by arbitrators. Such remedies are cumulative and not exclusive and are in addition to all other remedies available to the Lender under this Agreement, the other Loan Documents or otherwise.

ARTICLE 11

MISCELLANEOUS

        11.1    Amendments, Etc.     Except as otherwise expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement, nor consent to any departure by any Credit Party or the Lender therefrom, shall in any event be effective unless the same shall be in writing and signed by the other party, and, in the case of any amendment, by the Credit Parties and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        11.2    Notices; Etc.     All notices, requests, demands and other communications provided for hereunder shall be in writing (including facsimile communication) and transmitted to the following address or facsimile:

if to the Borrower or Guarantors:
Uranium Resources, Inc.
6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Attention:	Jeffrey L. Vigil
Phone:	(303) 531-0473
Facsimile:	(303) 531-0519
E-Mail:	jvigil@uraniumresources.com
and if to the Lender:
Resource Capital Fund V L.P.
1400 Sixteenth Street, Suite 200
Denver, Colorado 80202
Attention:	Cassie Boggs
Facsimile:	(720) 946-1450
E-Mail:	cjb@rcflp.com

or, as to each Party, at such other address or number as shall be designated by such Party in a written notice to the other. All notices, requests, demands or other communications to or upon the respective Parties hereto shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made: (a) when delivered by hand, upon receipt; (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, upon transmission; (c) the Business Day immediately following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid; or (e) when delivered by e-mail, upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), provided that if such notice, request, demand or communication transmitted by e-mail is not sent during the normal business hours of the recipient, such notice, request or demand shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notices delivered to the Lender pursuant to Articles 2 or 3 hereof shall not be effective until actually received by the Lender. Each Credit Party agrees that any notice, request, demand or communication delivered to the Borrower in accordance with the terms of this Section 11.2 shall constitute and be deemed delivery of such notice, request, demand or communication to each Credit Party.

        11.3    No Waiver; Remedies.     No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder, or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        11.4    Costs, Expenses and Taxes.     The Borrower and the other Credit Parties agree to pay on demand all reasonable costs and expenses of the Lender in connection with the negotiation, preparation, execution, delivery, and performance of this Agreement, the other Loan Documents and the other documents and Instruments to be delivered hereunder, including, without limitation the reasonable fees and expenses of all legal counsel and independent consultants to the Lender and all other out-of-pocket expenses of the Lender. The Borrower and the other Credit Parties agree to pay on demand all actual, out of pocket reasonable costs and expenses of the Lender in connection with the administration of this Agreement and the other Loan Documents, including the reasonable costs and expenses incurred by the Lender in connection with one (1) annual site visit by the Lender to the Projects per year, and all reasonable costs and expenses, if any, in connection with any amendments, waivers or consents and the protection of the Lender's rights with respect to and the enforcement of this Agreement, the other Loan Documents and the other documents to be delivered hereunder (whether incurred before, during or after commencement of any bankruptcy, reorganization or insolvency actions pertaining to a Credit Party). All such expenses will be itemized in reasonable detail. In addition, the Borrower and the other Credit Parties agree to pay any and all stamp, mortgage recording and other Taxes, filing fees, duties or charges payable or determined to be payable in connection with the execution and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, and the Borrower and the other Credit Parties agree to indemnify and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes, filing fees or charges. The Borrower and the other Credit Parties acknowledge that they shall pay all aforementioned costs, expenses and taxes regardless of whether any Loan is advanced.

        11.5    Indemnification.     The Borrower and each other Credit Party jointly and severally agree to indemnify the Lender and each of the Lender's Affiliates and their respective directors, partners, managers, members, owners, principals, shareholders, officers, employees, agents, consultants and Representatives (each, an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against, and to defend and hold each of the Indemnified Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, fines, suits, costs, assessments, charges, claims, Taxes and Other Taxes (other than Excluded Taxes), expenses, payments or disbursements of any kind whatsoever, including attorneys' fees and expenses (collectively "Losses") which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred or suffered by or asserted against any Indemnified Party in any way relating to or arising out of (a) this Agreement or any other Loan Document or any Instrument contemplated by or referred to herein or therein, the transactions contemplated hereby or thereby, or the use of the Loan, or (b) a breach or default (whether or not constituting a Default or Event of Default) by any Credit Party, or (c) any action or proceeding brought by or against an Indemnified Person due to its entering into or being a party to any Loan Document or by reason of its exercising or performing, or causing the exercise or performance of, any right, power, remedy, obligation or action under any Loan Document, whether or not related to the enforcement of any Loan Document, or (d) any act or omission of a Credit Party, or (e) the business or operations of any Credit Party or the ownership, management, administration or operation of the Projects, any Property or any other property of any Credit Party, or the condition thereof, or (f) any other matter whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Document, except, in each case, with respect to Losses arising entirely out of the gross negligence or willful misconduct of the Lender or such Indemnified Party. This Section 11.5 shall survive the repayment of the Obligations, the repayment of the Promissory Note and the termination of this Agreement.

        11.6    Binding Effect; Assignment.     This Agreement shall be binding upon and inure to the benefit of the Borrower, the Credit Parties, the Lender and their respective permitted successors and assigns. The Borrower shall not have the right to assign any of its rights or obligations hereunder or any interest herein or in any other Loan Document without the prior written consent of the Lender. Subject to Governmental Requirements, the Lender may, at any time, without the consent of the Borrower, assign to its respective successors and Affiliates, or may grant participation to one or more banks, financial institutions or other Persons, in or to all or any part of, and may assign to one or more banks, financial institutions or other Persons, all or any part of, this Agreement, the other Loan Documents and the Loan, and, to the extent of such assignment, such assignee shall have the same obligations, rights and benefits with respect to the Borrower as it would have had if it were a lender hereunder.

        11.7    Governing Law.     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE STATED THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, NOT INCLUDING THE CONFLICTS OF LAW AND CHOICE OF LAW PROVISIONS THEREOF.

        11.8    Dispute Resolution; Arbitration.     Each Party hereby waives the right to trial by jury with respect to any Dispute between or among the Parties or their Subsidiaries with respect to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, and each Party agrees to pursue and resolve any such Dispute in accordance with the terms and provisions set forth in Schedule 11.8, including resolution by binding arbitration as described in Schedule 11.8. Interim, provisional and other judicial measures and remedies shall be available to the Parties as described in Schedule 11.8.

        11.9    Execution in Counterparts; Facsimile Signatures.     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and a signature by facsimile, portable document format (.pdf) or other electronic transmission shall be as effective and binding as delivery of a manually executed original signature.

        11.10    Inconsistent Provisions.     In the event of any conflict between this Agreement and any of the other Loan Documents, the provisions of this Agreement shall govern and be controlling.

        11.11    Severability.     If any provision hereof is determined to be ineffective or unenforceable for any reason, the remaining provisions hereof shall remain in effect, binding on the parties and enforceable at the election of the Lender in its sole discretion.

        11.12    Governing Language.     For all purposes, this English language version of this Agreement shall be the original, governing instrument and understanding of the parties. In the event of any conflict between this English language version of the Agreement and any subsequent translation into any other language, this English language version shall govern and control.

        11.13    Survival of Representations and Warranties.     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of any Loan. Such representations and warranties have been and will be relied upon by the Lender, regardless of any investigation made by the Lender or on behalf of the Lender and notwithstanding that the Lender may have had actual or constructive notice or knowledge of (a) any inaccuracy or incompleteness of any representation and warranty, whenever made, or (b) of the existence of a Default, whether at the Closing Date or at the time of any advance of a Loan, and such representations and warranties shall continue in full force and effect as long as any Loan or any other Obligation has not been paid or performed in full.

        11.14    Entire Agreement; Schedules and Exhibits.     The Schedules to this Agreement and the Exhibits to this Agreement form an integral part of this Agreement and are incorporated herein by reference and expressly made a part hereof. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings, oral or written, relating to such subject matter, including all term sheets and commitment letters.

        11.15    Further Assurances.     Each Credit Party shall execute, acknowledge and deliver to the Lender such other and further documents, certificates and Instruments and do or cause to be done such other acts as the Lender reasonably determines to be necessary or desirable to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Lender hereunder, promptly upon request of the Lender, including the execution and delivery of any and all documents, certificates and Instruments which are necessary or advisable to create, protect, maintain or perfect in favor of the Lender, Liens on all Collateral of the Credit Parties.

        11.16    Credit Party Joint and Several Liability.

          (a)   The Borrower and the other Credit Parties are engaged in related businesses and are integrated to such an extent that the financial strength and flexibility of each Credit Party has a direct, tangible and immediate impact on the success of the other Credit Parties. Each Guarantor will derive substantial direct and indirect benefit from the extension of the Loan to the Borrower hereunder. Each Guarantor waives any right to revoke, terminate or suspend its Guarantee and acknowledges that it entered into such Guarantee in contemplation of the benefits that it would receive by this Agreement.

          (b)   Each of the Credit Parties is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each of the Credit Parties and in consideration of the undertakings of each of the Credit Parties to accept joint and several liability for the obligations of each of them. Each of the Credit Parties jointly and severally hereby irrevocably and unconditionally accepts joint, several and primary liability with the other Credit Parties with respect to the payment and performance of all of the Obligations. To the extent that any of the Credit

  Parties shall fail to make any payment or performance with respect to any of the Obligations, then the other Credit Parties will do so, when and as due.

          (c)   Each Guarantor agrees that its obligation with respect to the full, prompt and complete payment and performance when due of the Loan and the Obligations is as a primary obligor and not merely as a surety. In furtherance of the foregoing, each Guarantor hereby irrevocably and unconditionally agrees to pay, indemnify, save and hold harmless, and defend the Lender, its successors and assigns, and each of its respective directors, officers, partners, managers, members, shareholders, owners, employees, affiliates, representatives and advisors from and against any and all claims, damages, losses, penalties, liabilities, judgments, suits, proceedings, taxes, costs and expenses (including, without limitation, fees and disbursements of counsel) which may at any time (including, without limitation, at any time following the payment of the Obligations or any Loan Document) be imposed on, incurred by or asserted against any such indemnified person, in any way relating to, in connection with or arising out of this Agreement, any other Loan Document and the transactions contemplated hereby and thereby and any claim, investigation, subpoena, litigation, proceeding or otherwise related to or arising out of this Agreement or any other Loan Document or any transaction contemplated hereby or thereby (but in any case excluding any such claims, damages, losses, liabilities, costs or expenses incurred by reason of the gross negligence or willful misconduct of any indemnitee), including with respect to the repayment of the Loan, all interest thereon, all fees associated therewith and all other amounts due under this Agreement and the Promissory Note, in each case in compliance with the terms and conditions of this Agreement and the Promissory Note. The indemnification obligations of each Guarantor under this paragraph shall survive the payment in full of the Agreement and the other Loan Documents and the termination and release of its Guarantee and this Agreement.

        11.17    Acknowledgements.     Each of the parties hereto hereby acknowledges that: it has been advised by its own legal counsel in the negotiation, preparation, execution and delivery of this Agreement and each other Loan Document;

          (a)   this Agreement and the other Loan Documents shall not be construed against any party or more favourably in favor of any party based upon which party drafted the same, it being agreed and acknowledged that all parties contributed substantially to the negotiation and preparation of this Agreement and the other Loan Documents;

          (b)   the Lender has no fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement or any other agreement, arrangement, Instrument or investment, and the relationship between the Lender, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor;

          (c)   neither this Agreement nor any other Loan Document to which any Credit Party and the Lender is a party (nor any other agreement, arrangement, Instrument or investment, between the Lender, on one hand, and the Borrower and the other Credit Parties, on the other hand) creates a joint venture, partnership, agency relationship or fiduciary duty, and no joint venture, partnership, agency relationship or fiduciary duty shall be deemed to exist, between the Lender and the Borrower or between the Lender and any other Credit Party;

          (d)   the Lender is and has been acting solely as a principal and the Lender has not been, is not, and will not be, acting as an advisor, agent or fiduciary for the Borrower or any Credit Party;

          (e)   the Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Credit Parties and their Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower, the Credit Parties or their Affiliates; and

          (f)    no Credit Party will claim that any Lender has rendered advisory services of any nature or with respect to, or owes a fiduciary or similar duty to, any Credit Party in connection with this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the process leading thereto.

        11.18    Submission to Jurisdiction; Venue; Service.

          (b)   Each Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Colorado and of the United States District Court sitting in the State of Colorado, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

          (c)   Each Credit Party irrevocably and unconditionally waives to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.18(a) hereof. Each Credit Party hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d)   Each Credit Party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.2 hereof. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

        11.19    Termination of Covenants.     Upon (i) the complete and irrevocable payment in full of the Loan and all accrued interest thereon, together with all other fees, expenses and other amounts due hereunder and under each other Loan Document, and (ii) the complete and irrevocable payment and performance of all other Obligations (other than any unexercised right of the Lender to advance a Directed Advance prior to the Scheduled Maturity Date and any contingent indemnification Obligation for which no claim has been made), then all covenants of the Borrower and the other Credit Parties contained in Articles 4, 5, 7 and 8 hereof will terminate (other than with respect to those that expressly survive repayment). For purposes of certainty, the right and option of the Lender to make Directed Advances to the Borrower and to convert such Directed Advance into Shares in accordance with the Conversion Provisions shall not terminate, and may not be terminated by the Borrower, prior to the Scheduled Maturity Date, and this Agreement shall remain in full force and effect for such purpose.

remainder of this page intentionally blank

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:
URANIUM RESOURCES, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer
GUARANTORS:
URI, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer
HYDRO RESOURCES, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer
URI MINERALS, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer

Signature Pages to Loan Agreement

BELT LINE RESOURCES, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer
URANCO INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer
HRI-CHURCHROCK, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer
URI NEUTRON HOLDINGS I, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer
URI NEUTRON HOLDINGS II, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer

Signature Pages to Loan Agreement

HYDRO RESTORATION CORPORATION
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer
NEUTRON ENERGY, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer
CIBOLA RESOURCES LLC
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President-Finance and Chief Financial Officer

LENDER:
RESOURCE CAPITAL FUND V L.P.
By:	Resource Capital Associates V L.P., General Partner
By:	RCA V GP Ltd., General Partner
By:	/s/ RYAN T. BENNETT Ryan T. Bennett, Senior Partner

Signature Pages to Loan Agreement

 Schedule 2.10
Anti-Dilution Provisions

        Subject to the limitations and exceptions set forth in Section 2.10 of the Agreement, in the event that Borrower shall at any time after the date of the Agreement (A) issue, for a period of one (1) year following the Closing Date, any Equity Interests of the Borrower at a price per Share less than the Conversion Price, (B) declare a dividend on the Shares payable in Shares, (C) subdivide or split the outstanding Shares, (D) combine or consolidate the outstanding Shares into a smaller number of Shares through a reverse stock split or otherwise, or (E) issue any shares of its capital stock in a reclassification of the Shares (including any such reclassification in connection with a consolidation or merger in which the Borrower is the continuing or surviving corporation), (1) if the record date for such dividend or the effective date of such subdivision, split, combination, consolidation or reclassification shall occur during the 20 Trading Days preceding any date of determination of Market Price, the VWAP for any Trading Days before such record date or effective date shall be proportionately adjusted as if such dividend, subdivision, split, combination, consolidation or reclassification had occurred before such Trading Day, (2) the number and kind of Shares or capital stock, as the case may be, issuable on the record date for such dividend or the effective date of such subdivision, split, combination, consolidation or reclassification shall be proportionately adjusted so that the Lender after such time shall be entitled to receive the aggregate number and kind of Shares or capital stock, as the case may be, which, if the Shares issuable under the Agreement were issued immediately prior to such date and at a time when the common stock transfer books of the Borrower were open, the Lender would have owned upon such issuance and been entitled to receive by virtue of such dividend, subdivision, split, combination, consolidation or reclassification, and (3) the Conversion Price shall be proportionately adjusted by the Lender on the effective date of such subdivision, split, combination, consolidation, issuance or sale to reflect the effect of such subdivision, split, combination, consolidation, issuance or sale. If any event of the type contemplated by the provisions of this Schedule 2.10 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Lender shall make an appropriate adjustment in the Conversion Price and/or the Market Price, as the case may be, and the number of Shares issuable as Establishment Fee Shares, Commitment Fee Shares, Interest Shares, Conversion Shares or otherwise shall be adjusted so as to protect the rights of the Lender in a manner consistent with the provisions of this Schedule 2.10.

 Schedule 9
Conversion Provisions

        This Schedule and the terms and conditions set forth in Article 9 of the Agreement collectively constitute the Conversion Provisions referred to in the Agreement. This Schedule forms part of and is incorporated into the Agreement.

        1.    Defined terms.     Capitalized terms used and not specifically defined herein shall have the meanings given thereto in the agreement. Any changes from time to time in the defined terms as specified in the agreement shall automatically be effective in this schedule as and when made. In addition, the following terms shall have the indicated meanings:

          "Conversion Election" means an election by the Lender, on one or more occasions during the Conversion Period, to convert a specified portion of the Loan and any accrued and unpaid interest thereon, into Shares, which shall be effective upon delivery of a Conversion Notice to the Borrower.

          "Conversion Notice" means a written notice from the Lender to the Borrower in the form appended hereto as Attachment 1 directing the Borrower to convert the indicated portion of the Loan and accrued and unpaid interest thereon into Conversion Shares.

          "Schedule" means this Schedule 9, as it may be modified, amended, supplemented or altered from time to time in accordance with the provisions of the Agreement.

        2.    Conversion Rate.     For purposes of the Conversion Rights, United States Dollars, Canadian Dollars and any other relevant currency amounts will be converted by the Lender by reference to the Exchange Rate in accordance with Section 1.4 of the Agreement.

        3.    Payment of Taxes.     The Borrower will be responsible for the payment of all stamp taxes, duties and any other Taxes (other than Excluded Taxes), fees or impositions imposed by any Governmental Authority on or otherwise associated with the conversion of any portion of the Loan or any accrued and unpaid interest thereon to Conversion Shares and the issuance of Conversion Shares to the Lender (or its designee).

        4.    Allocation of Shares.     The Borrower will at all times allocate and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Shares to the Lender as described in the Agreement, including upon the conversion of any portion of the Loan or accrued and unpaid interest thereon at any time, the maximum number of Shares which may be deliverable by the Borrower pursuant to the Agreement.

        5.    Adjustment of Conversion Price and Number of Shares Issuable.     The applicable Conversion Price and the number of Conversion Shares issuable on conversion of the Conversion Right as described in Article 9 of the Agreement are subject to adjustment from time to time in accordance with Section 2.10 of the Agreement and Schedule 2.10 to the Agreement.

        6.    Relationship to Agreement.     In the event of any inconsistency or conflict between the provisions of this Schedule and the provisions of the Agreement, the provisions of the Agreement shall prevail.

 Attachment 1

CONVERSION NOTICE

TO:    Uranium Resources, Inc. and each other Credit Party

DATE: [    •    ]

        This Conversion Notice is hereby delivered pursuant to that certain Loan Agreement (as amended, modified, supplemented, extended or restated from time to time, the "Loan Agreement") dated as of November [    •    ], 2013 by and among Uranium Resources Inc., a corporation organized and existing under the laws of the State of Delaware, as the borrower (the "Borrower"), the Subsidiaries of the Borrower from time to time party thereto, as guarantors, and Resource Capital Fund V L.P., a Cayman Islands exempt limited partnership, as the lender (the "Lender"). Capitalized terms used and not specifically defined herein shall have the meanings given thereto in the Loan Agreement.

        The Lender hereby notifies the Borrower and the other Credit Parties that the Lender hereby irrevocably elects to convert:

            (i)  [indicate US Dollar Amount] of the Loan outstanding under the Loan Agreement; and

           (ii)  [indicate US Dollar Amount] of the accrued and unpaid interest due on the Loan under the Loan Agreement into Shares of the Borrower in accordance with the Conversion Provisions set forth in the Loan Agreement.

        Pursuant to such Conversion Provisions, the Lender hereby subscribes for such Shares and directs the Borrower to issue to [specify Lender or designee] [specify number of Shares] Shares of the Borrower by not later than [specify Conversion Date] in one or more share certificates of the following denominations, issued in the name of the following holders: [specify number of certificates/denominations and name of the holder(s)]. Such Shares are to be delivered as follows:

[Insert delivery address and instructions]

        The number of Shares issuable to the Lender or its designee, as designated above, is equal to:

            (i)  [insert the Conversion Amount] plus [insert the amount of accrued and unpaid interest to be converted]; divided by

           (ii)  [insert the Conversion Price]

RESOURCE CAPITAL FUND V L.P.
By:	Resource Capital Associates V L.P., General Partner
By:	RCA V GP Ltd., General Partner
By:
Name:
Title:

Conversion Notice

 SCHEDULE 11.8

Dispute Resolution; Arbitration

        1.    Schedule.    This schedule sets forth the dispute resolution provisions referred to in section 11.8 of the loan agreement (as amended, modified, supplemented, extended or restated, the "loan agreement") dated as of november 13, 2013 by and among uranium resources, inc., as the borrower, the subsidiaries of the borrower from time to time party thereto, as the guarantors, and resource capital fund v l.p., a cayman islands exempt limited partnership, as the lender. This schedule forms part of and is incorporated into the loan agreement. Capitalized terms used and not specifically defined in this schedule 11.8 shall have the meanings given thereto in the loan agreement. Any changes from time to time in the defined terms as specified in the loan agreement shall automatically be effective in this schedule 11.8 as and when made.

        2.    Dispute.    For purposes of this Schedule and the Loan Agreement, the term "Dispute" shall mean any controversy, claim, dispute or disagreement between or among two or more Parties to the Agreement (but excluding any dispute with respect to which all of the Parties thereto are Credit Parties) arising out of, relating to, or otherwise in connection with the Loan Agreement, any other Loan Document or any other ancillary agreement related thereto, whether in tort, contract or otherwise, including any claim, dispute, disagreement or controversy relating to the meaning, interpretation, breach, default, termination, or invalidity of any provision hereof that is not otherwise settled by agreement between the Parties.

        3.    Notification.    A Party that desires to submit a Dispute for resolution shall commence the dispute resolution process by providing written notice of the Dispute ("Notice of Dispute") to the other Parties to the Dispute. The Notice of Dispute shall identify the Parties to the Dispute, contain a brief statement of the nature of the Dispute and the relief requested, and shall request negotiations among Senior Executives of each Party to the Dispute. The submission of a Notice of Dispute shall toll any applicable statute of limitation related to the Dispute, pending the conclusion or abandonment of the dispute resolution process under this Article. Each Notice of Dispute and any other notice pertaining to a Dispute shall be delivered in accordance with Section 11.2 of the Loan Agreement.

        4.    Senior Executive Negotiations.    The Parties to the Dispute shall first seek to resolve any Dispute by negotiation between Senior Executives. A "Senior Executive" means any individual who is an officer of a Party and has authority to negotiate a full and final settlement of the Dispute for a Party. Within twenty (20) days after the date of the receipt by each Party to the Dispute of the Notice of Dispute, the Senior Executives representing the Parties to the Dispute shall meet at a mutually acceptable time and place to exchange and discuss relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other Party's Senior Executive shall be given written notice of such intention at least five (5) Business Days in advance and may also be accompanied by an attorney. The Senior Executives shall have a maximum of ten (10) days from the date of the initial meeting to discuss and resolve the Dispute, unless the Parties all agree in writing to extend such period of time. Unless the period for Senior Executive negotiations is extended by agreement of all of the Parties thereto, any Party may initiate arbitration proceedings concerning such Dispute at any time following the passage of thirty (30) days after receipt of the Notice of Dispute.

        5.    Arbitration.    Any Dispute not finally resolved by Senior Executive negotiations shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad arbitration agreement designed to encompass all possible disputes. Each Party waives the right to trial by jury with respect to any Dispute and agrees to submit such Dispute to binding arbitration in accordance with this Schedule 11.8.

        6.    Rules.    The arbitration shall be conducted in accordance with the International Dispute Resolution Procedures (as then in effect) of the International Centre for Dispute Resolution (the "Rules"), except to the extent the Rules conflict with the provisions of this Schedule 11.8, in which event the provisions of this Schedule 11.8 will control.

        7.    Number of Arbitrators.    If the amount in Dispute is not subject to quantification or is equal to or in excess of One Million United States Dollars (US$1,000,000), the arbitration shall be conducted by three (3) arbitrators, unless all parties to the Dispute agree in writing to a sole arbitrator within thirty (30) days after the filing of the arbitration with the International Centre for Dispute Resolution. If the amount in Dispute is less than One Million United States Dollars (US$1,000,000), the arbitration shall be conducted by one arbitrator.

        8.    Method of Appointment of the Arbitrators.    All arbitrators appointed pursuant to the dispute resolution procedure described in this Schedule 11.8 shall have at least the following qualifications: (1) a lawyer who has practiced in the area of commercial law for at least ten (10) years or a retired judge of the courts of the United States; (ii) a person with at least ten (10) years experience in complex commercial transactions; or (iii) a person with at least ten (10) years experience in the mining industry. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the Parties to the Dispute. If the Parties to the Dispute fail to agree on the arbitrator within thirty (30) days after the filing of the arbitration, then the International Centre for Dispute Resolution shall appoint the arbitrator. If the arbitration is to be conducted by three (3) arbitrators and there are only two (2) Parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two (2) arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the Parties to the Dispute. If a Party to the Dispute fails to appoint its Party-appointed arbitrator or if the two (2) Party-appointed arbitrators cannot reach agreement on the presiding arbitrator within the applicable time period, then the International Centre for Dispute Resolution shall appoint the remainder of the three (3) arbitrators not yet appointed. If the arbitration is to be conducted by three (3) arbitrators and there are more than two (2) Parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one (1) arbitrator and all respondents shall jointly appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two (2) arbitrators has been appointed by the Parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the International Centre for Dispute Resolution shall appoint all three (3) arbitrators.

        9.    Place of Arbitration.    Unless otherwise agreed by all Parties to the Dispute in writing, the place of arbitration shall be in the city of Denver, Colorado. Each Party irrevocably and unconditionally waives any objection that it may now or hereafter have to arbitration in the city of Denver, Colorado and any defense of an inconvenient forum to the maintenance of arbitration in such jurisdiction.

        10.    Language of Arbitration.    The arbitration proceedings shall be conducted in the English language and the arbitrators shall be fluent in the English language.

        11.    Taking of Evidence.    The taking of evidence with respect to the arbitration shall be governed by the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration, as adopted on June 1, 1999.

        12.    Impartiality.    All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties to the Dispute concerning the arbitration or the underlying Dispute.

        13.    Interim Measures.    Any Party to a Dispute, at any time and from time to time, may apply to any court of competent jurisdiction for interim measures and interim relief: (i) upon the occurrence of an Event of Default; (ii) prior to or concurrently with the delivery of a Notice of Dispute, or at any time thereafter; (iii) prior to or concurrently with the constitution of the arbitral tribunal, or at any time thereafter, including as necessary to enforce the arbitral tribunal's rulings; or (iv) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures or interim relief in a given jurisdiction. The Parties agree that seeking and obtaining interim measures and interim relief shall not waive the right to arbitration, and the right to arbitration shall not waive or limit such interim measures and interim relief. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one (1) or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures and interim relief, including injunctions, attachments, protective orders, restraining orders, temporary restraining orders and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order by a court of competent jurisdiction. Hearings on requests for interim measures and interim relief may be held in person, by telephone, by video conference or by other means that permit the Parties to a Dispute to present evidence and arguments.

        14.    Judicial, Non-Judicial and Other Remedies.    Notwithstanding any other provision of the Loan Agreement or any other Loan Document, nothing in the Loan Agreement or in this Schedule 11.8 or in any other Loan Document, nor the exercise of any right to arbitrate hereunder, shall waive, preclude, limit or prejudice the right of any Party hereto, whether judicially, non-judicially or otherwise, at any time and from time to time: (i) to foreclose against any real or personal property collateral, or any portion thereof, by the exercise of the power of sale under a deed of trust, mortgage, security agreement or other document, agreement or instrument or applicable law or the exercise of other foreclosure remedies, whether at law, in equity or otherwise, and to pursue and take all other actions related or ancillary to such foreclosure and sale; (ii) to exercise any and all self-help remedies, including setoff or repossession; (iii) to obtain any and all provisional or ancillary remedies, including replevin, injunctive relief, attachment, protective orders, restraining orders, temporary restraining orders, specific performance or appointment of a receiver, receiver and manager, administrator, trustee, controller, liquidator or other similar person, from a court having jurisdiction; (iv) to take, pursue, exercise or enforce any other right or remedy provided in any Security Document, whether in and before an appropriate court as required by applicable Governmental Requirements, through self-help, non-judicially or otherwise, whether before, during or after the pendency of any arbitration proceeding; or (v) to enforce any judgment or award made by the arbitrators. The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, or exercise of non-judicial and self-help remedies are available to the Parties without limitation and shall not constitute a waiver of the right or obligation of any Party to submit any Dispute to arbitration, including those Disputes arising from exercise of any judicial relief, or pursuit of provisional or ancillary remedies or exercise of non-judicial or self-help remedies. All rights and remedies enumerated herein are cumulative, and no right or remedy contained herein is intended to be exclusive. The enumeration of certain rights and remedies herein is not intended to, and shall not be deemed to, limit, restrict, waive or prejudice any right or remedy set forth in any other Loan Document.

        15.    Consolidation.    If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

        16.    Costs and Attorneys' Fees.    The arbitral tribunal is authorized to award costs and attorneys' fees and to allocate them between the Parties to the Dispute. The costs of the arbitration proceedings, including attorneys' fees, shall be borne in the manner determined by the arbitral tribunal.

        17.    Interest.    The award shall include interest, as determined by the arbitral tribunal, from the date of any Default, Event of Default or other breach of the Loan Agreement until the arbitral award is paid in full. Interest shall be awarded at the Applicable Interest Rate.

        18.    Currency of the Award.    The arbitral award shall be made and payable in United States Dollars, free of any Tax or other deduction.

        19.    Following the Law and Agreement.    The arbitrators have no authority to make any ruling, finding, or award (i) that does not conform to the terms and conditions of any agreement that is the subject of a Dispute hereunder, or (ii) that would result in the application of any law other than the laws of the State of Colorado (or such other governing law expressly provided in any Loan Document), without regard to any choice or conflicts of law provisions or rule that would cause the application of the law of any jurisdiction other than the foregoing.

        20.    Entry of Judgment.    The award of the arbitral tribunal shall be a reasoned written decision and shall be final and binding. Judgment on the award of the arbitration tribunal may be entered and enforced by any court of competent jurisdiction.

        21.    Waiver of Challenge to Decision or Award.    To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties.

        22.    Confidentiality.    All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from a negotiation, an arbitral award, documents exchanged or produced, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants and expert witnesses, except to the extent necessary to enforce any arbitration award, to enforce other rights of a Party, or as required by any Governmental Requirement; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

 URANIUM RESOURCES, INC.
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
To be Held on January 29, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Uranium Resources, Inc. (the "Company" or "URI") hereby constitutes and appoints Christopher M. Jones, Paul K. Willmott, Terence J. Cryan and Marvin K. Kaiser, or any of them acting singly, each with the power of substitution as attorneys and proxies to vote all of the shares which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's offices located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112 on January 29, 2014, at 9:00 a.m., local time, and at any and all adjournments or postponement thereof, with the same force and effect as if the undersigned were personally present, and the undersigned hereby instructs the above-named attorneys and proxies to vote as follows:

        1.    APPROVAL OF THE LOAN AGREEMENT AND THE ISSUANCE OF SHARES THEREUNDER.    To approve the terms of the senior secured loan agreement between the Company and Resource Capital Fund V L.P. and the issuance of approximately 7.5 million shares of URI common stock (subject to adjustment), consisting of approximately 5.8 million shares issuable upon the conversion of amounts drawn under the loan agreement and approximately 1.7 million shares issuable in satisfaction of interest and fees under the loan agreement, as described in the accompanying proxy statement:

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

        2.    APPROVAL OF AN ADJOURNMENT OF THE SPECIAL MEETING.    To approve an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1:

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

        3.    OTHER BUSINESS.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

Signature	Date	Signature	Date

NOTE: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give your full title as such. For a corporation or partnership, please sign in the full corporate name by the President or other authorized officer or the full partnership name by an authorized person, as the case may be.

To vote by mail, please mark, sign, date and return this proxy in the enclosed envelope.

For all other voting methods, please follow the voting instructions which accompany the proxy materials you received.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JANUARY 29, 2014

The notice of special meeting, proxy statement and proxy card are available at http://urre.client.shareholder.com.